As filed with the U.S. Securities and Exchange Commission on September 16, 2022

Registration No. 333- 265965

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YUKAI Health Group Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7350	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

Xinya Building 909, 910, and 911

121 Dongjie Road

Gulou District, Fuzhou

Fujian Province, China 350001

Tel: +86-0591-87517665

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications

sent to agent for service, should be sent to:

Ying Li, Esq.	David E. Danovitch, Esq.
Lisa Forcht, Esq.	Aaron M. Schleicher, Esq.
Hunter Taubman Fischer & Li LLC	Sullivan & Worcester LLP
48 Wall Street, Suite 1100	1633 Broadway
New York, NY 10005	New York, NY 10019
Tel: 212-530-2206	Tel: 212-660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED , 2022

4,000,000 Ordinary Shares

YUKAI Health Group Limited

This is the initial public offering of ordinary shares of YUKAI Health Group Limited, a Cayman Islands exempted holding company with no material operations of our own. Throughout this prospectus, unless the context indicates otherwise, references to “YUKAI” refer to YUKAI Health Group Limited, a holding company and references to “we,” the “Company” or “our company” are to YUKAI and/or its consolidated subsidiaries.

We are offering 4,000,000 ordinary shares, par value $0.0005 per share. We expect the initial public offering price of the shares to be in the range of $4.00 to $6.00 per share. Prior to this offering, there has been no public market for our ordinary shares. We have applied to have our ordinary shares listed on the Nasdaq Capital Market (or Nasdaq) under the symbol “YKAI.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

Investing in our ordinary shares involves significant risks. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company, which has no material operations of its own and conducts substantially all of its operations through the subsidiaries established in the People’s Republic of China (the “PRC”). Fujian Yukai Health Technology Co., Ltd. is our wholly owned subsidiary and currently has no operations (“Fujian Yukai” or “WFOE”). Through our WFOE, we own 100% of the equity interests in Fuzhou Yukai Trading Co., Ltd., (“Fuzhou Yukai”). As of the date of this prospectus, substantially all of our business is conducted through Fuzhou Yukai.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations, as of the date of this prospectus, substantially all of our business is conducted through Fuzhou Yukai in the PRC. This is an offering of the ordinary shares of YUKAI Health Group Limited, the holding company incorporated in the Cayman Islands, instead of shares of our subsidiary, Fuzhou Yukai in the PRC. You may never directly hold any equity interest in Fuzhou Yukai.

The Company and its PRC subsidiaries face various legal and operational risks and uncertainties relating to their operations and structure in the PRC. Although our current corporate structure does not contain any variable interest entity (“VIE”) in mainland China, and neither we nor the PRC subsidiaries have intention establishing any VIEs in mainland China in the future, if in the future our structure were to contain a VIE, the PRC regulatory authorities could disallow the VIE structure, which would likely result in a material adverse change in our operations, and the value of our securities may decline significantly in value or become worthless. While we currently do not have any VIE structure and we believe that the laws and regulations of the PRC applicable in China do not currently have any material impact on our business, financial condition or results of operations, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to VIE structures, data and cyberspace security, and anti-monopoly concerns, would be applicable to a company such as Fuzhou Yukai and FujianYukai. See “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations and interpretations of which may impair our ability to operate profitably.”

In addition, as substantially all of our operations are conducted through Fuzhou Yukai in China, we are subject to legal and operational risks associated with China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, and any Chinese or United States regulations, which risks could result in a material change in Fuzhou Yukai’s operations and/or cause the value of our ordinary shares to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. For example, recently, the PRC government initiated a series of regulatory actions and made several public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On July 6, 2021, General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, the Cyberspace Administration of China, together with 12 other governmental departments of the PRC, jointly promulgated the Measures for Cybersecurity Review (2021 version), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021 version) requires that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the Cyberspace Administration of China if it intends to be listed in foreign countries. As advised by our PRC counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, neither we nor any of our PRC subsidiaries are directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our and Fujian Yukai’s business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. As further advised by our PRC counsel, as of the date of this prospectus, no effective laws or regulations in the PRC explicitly require us or our PRC subsidiaries to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for our overseas listing plan, nor has our company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, the potential impact such modified or new laws and regulations will have on our daily business operation and our ability to accept foreign investments and list on a U.S. exchange is highly uncertain. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implement rules that require our company, or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. See “Risk Factors” beginning on page 19 for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase our ordinary shares. See “Risk Factors — Risks Related to Doing Business in China — The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.” and “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless.”

Furthermore, as more stringent criteria have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading if our auditor cannot be fully inspected by the PCAOB. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditor, TPS Thayer, LLC. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. On August 26, 2022, the PCAOB signed the Statement of Protocol (“SOP”) Agreements with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the Holding Foreign Companies Accountable Act, or the HFCA Act. See “Risk Factors — Risks Related to Doing Business in China — Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

As a holding company, we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. Moreover, under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they become due in the ordinary course of business. None of our subsidiaries has made any dividends or other distributions to our holding company as of the date of this prospectus. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be. As of the date of this prospectus, we have not made any dividends or distributions to U.S. investors. See “Risk Factors — Risks Related to Doing Business in China — We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.”

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets of our business, or of our PRC subsidiaries, is in PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.”

As of the date of this prospectus, there were no cash flows between our Cayman Islands holding company and our subsidiaries. Also, there have been no funds transferred among our PRC subsidiaries, primarily between our WFOE, and Fuzhou Yukai, our WFOE’s wholly owned subsidiary and our main operating subsidiary. In case any funds transfer in the future, the transfer of funds among companies will subject us to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, AllBright Law Offices (Fuzhou), the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. As of the date of this prospectus, the Company has not established cash management policies that dictate how funds are transferred. See “Prospectus Summary — Dividends and Other Distributions.” and the consolidated financial statements contained elsewhere in this prospectus.

Under our current corporate structure, we rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. See “Risk Factors — Risks Related to Doing Business in China — We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.”

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. See “Regulation — Regulations on Dividend Distributions.” and “Prospectus Summary — Dividends and Other Distributions.” However, none of our subsidiaries has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting fee and commissions(1)(2)(3)	$	$
Proceeds to us, before expenses	$	$

(1)	Represents underwriting discount and commissions equal to 7.5% per share (or $ per share).
(2)	In addition to the underwriting discounts listed above, we have agreed to issue, upon closing of this offering, warrants to Univest Securities, LLC, as representative of the several underwriters (the “Representative”), exercisable beginning from six months after the date of issuance and for a five-year period after the date of commencement of sales of ordinary shares in this offering, entitling the representative to purchase 5% of the total number of ordinary shares sold in this offering at a per share price equal to 110% of the public offering price (the “Representative’s Warrants”). The registration statement of which this prospectus is a part also covers the Representative’s Warrants and the ordinary shares issuable upon the exercise thereof.
(3)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting.”

We have granted a 45-day option to the Representative to purchase up to an additional 600,000 ordinary shares, solely to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers against payment therefor on                , 2022.

The date of this prospectus is               , 2022.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Shares and the distribution of this prospectus outside of the United States.

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for ordinary shares are made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the underwriters have taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references, in this prospectus to:

●	“China” or the “PRC”	are to the People’s Republic of China, excluding Taiwan for the purposes of this prospectus only;
●	“Code”	are to the United States Internal Revenue Code of 1986, as amended;
●	“Companies Act”	are to the Companies Act (2022 Revision) of the Cayman Islands, as amended and revised;
●	“Exchange Act”	are to the Securities Exchange Act of 1934, as amended;
●	“Fujian Yukai” or “WFOE”	are to Fujian Yukai Health Technology Co., Ltd., our wholly owned subsidiary, which is a limited liability company incorporated in China;
●	“Fuzhou Yukai”	are to Fuzhou Yukai Trading Co., Ltd., Fujian Yukai’s wholly owned subsidiary, which is a company limited by shares incorporated in China;
●	“Nasdaq”	are to Nasdaq Stock Market LLC;
●	“ordinary shares,” “shares,” or “Shares”	are to our ordinary shares, par value $0.0005 per share;
●	“our company,” “the Company,” “us” or “we”	are to YUKAI Health Group Limited and/or its consolidated subsidiaries, unless the context suggests otherwise;

●	“PCAOB”	are to the Public Company Accounting Oversight Board;
●	“PRC subsidiaries”	are to YUKAI’s wholly owned subsidiary, Fujian Yukai, and Fujian Yukai’s wholly owned subsidiary, Fuzhou Yukai;
●	“RMB” or “Renminbi”	are to the legal currency of China;
●	“SEC”	are to the United States Securities and Exchange Commission;
●	“Securities Act”	are to the Securities Act of 1933, as amended;
●	“U.S.”, “US” or “United States”	are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;
●	“US$,” “U.S. dollars,” “$,” and “dollars”	are to the legal currency of the United States; and
●	“YUKAI,” “we,” the “Company” or “our company”	are to YUKAI Health Group Limited, a Cayman Islands exempted company.

Our reporting currency is the U.S. dollar and our functional currency is the Renminbi. Solely for the convenience of the reader, this prospectus contains translations of some RMB amounts into U.S. dollars, at specified rates. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period, which are RMB6.4474 to US$1.00 and RMB6.8941 to US$1.00 for fiscal year 2021 and 2020, respectively. No representation is made that the RMB amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date, which are RMB6.3757 to US$1.00 and RMB6.5249 to US$1.00, respectively, as published by the Federal Reserve Board on December 31, 2021 and December 31, 2020.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

Except where indicated or where the context otherwise requires, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

We obtained the industry, market and competitive position data in this prospectus from Haiqiao Zhiku (Xiamen) Cultural Development Co., Ltd. (the “Haiqiao Zhiku”). None of the independent industry publications used in this prospectus were prepared on our behalf. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

Fuzhou Yukai has proprietary rights to the trademarks referenced in this prospectus that are important to its business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, Fuzhou Yukai’s rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

PROSPECTUS SUMMARY

Investors are cautioned that you are buying shares of a Cayman Islands holding company with no operations of its own.

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

We are not a Chinese operating company, but rather an exempted company with limited liability incorporated in the Cayman Islands on October 19, 2021. We are a holding company that has no operations ourselves. We operate through our two subsidiaries in China, Fujian Yukai, our WFOE, and Fuzhou Yukai. Fujian Yukai, currently with no business operations, is our wholly foreign-owned subsidiary formed on December 29, 2021 in Fuzhou city, Fujian province. Our WFOE holds 100% of the equity interests in Fuzhou Yukai, which entity was formed on September 28, 2005 in Fuzhou city, Fujian province. As of the date of this prospectus, substantially all of our business is conducted by Fuzhou Yukai.

Fuzhou Yukai used to only sell Class III and Class II medical devices (as defined below) and served as a distributor for many medical device manufacturers in Fujian province, such as Toshiba, RadioMeter, and GE Healthcare China. In 2016, due to the fierce competition and lower profits in the medical equipment resale business, Fuzhou Yukai’s management decided to adjust its development strategy, taking advantage of its medical equipment selling experience, and entered the outsourced medical equipment maintenance market. In providing medical maintenance services to its customers, Fuzhou Yukai received requests to purchase medical equipment from its customers. Accordingly, Fuzhou Yukai also decided to keep its Class II medical devices resale business to meet the requirement of its customers, although the medical equipment resale business was not Fuzhou Yukai’s main business and primary source of income since 2016.

Class I, II, and III medical devices are defined by the National Medical Products Administration of China according to their risk levels under the Regulation on the Supervision and Administration of Medical Devices (2021 Revision), Article 6 of which sets out as follows:

●	“Class I medical devices” means the medical devices with low risks, whose safety and effectiveness can be ensured through routine administration. For example, scalpels are Class I medical devices. As of the date of this prospectus, we and Fuzhou Yukai do not sell Class I medical devices.

●	“Class II medical devices” means the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and effectiveness. For example, the infusion pumps and nutrition pumps that Fuzhou Yukai currently may sell are Class II medical devices. Fuzhou Yukai, since June 1, 2021, has only sold Class II medical devices.

●	“Class III medical devices” means the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and effectiveness. For example, the ultrasound diagnostic instruments Fuzhou Yukai sold in January 2021 are Class III medical devices. Since June 1, 2021, Fuzhou Yukai ceased selling Class III medical devices. Fuzhou Yukai has no current intention of selling Class III medical devices in the future.

As of the date of this prospectus, Fuzhou Yukai has received from the PRC authorities all requisite licenses, permissions or approvals needed to engage in the medical equipment maintenance businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include business licenses, and a Class II Medical Device Selling Record Certificate (as defined below). Chinese companies need to obtain a business license before conducting any business activities. Fuzhou Yukai and Fujian Yukai’s business licenses were issued by the Fuzhou Municipal Bureau of Market Supervision. Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, operators engaged in the resale of Class II medical devices are subject to filing administration and will receive a Class II medical device selling record certificate upon satisfaction of filing requirement and no pre-approval of the authorities is needed (the “Class II Medical Device Selling Record Certificate”). Operators engaged in the resale or distribution of Class III medical devices are subject to pre-approval licensing administration and will a receive medical device operation license upon the authorities’ approval (the “Class III Medical Device Operation License”). A Class III Medical Device Operation License is valid for five years and may be renewed six months prior to its expiration date. A Class II Medical Device Selling Record Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. Fuzhou Yukai obtained a Class III Medical Device Operation License, and such license expired on June 1, 2021. Fuzhou Yukai has no current intention of selling Class III medical devices in the future. Fuzhou Yukai obtained a Class II Medical Device Selling Record Certificate on May 13, 2014. Fuzhou Yukai has only sold Class II medical devices since June 1, 2021.

Fuzhou Yukai obtained a Class II Medical Device Selling Record Certificate on May 13, 2014. Such Class II Medical Device Selling Record Certificate will remain effective for the long term, i.e., until Fuzhou Yukai has been determined by such department to have failed to ensure the safety and effective of the medical devices it sells. Although as of the date of this prospectus, no event which could cause this Class II Medical Device Selling Record Certificate to be revoked has occurred, we cannot assure you that such Class II Medical Device Selling Record Certificate will not be revoked in the future. See “Risk Factors — Risks Related to Our Business and Industry — If Fujian Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business license, it could adversely affect our reputation, financial conditions and results of operations.”

We believe we and Fuzhou Yukai are experts in managing and maintaining mission-critical, regulated, reusable medical devices. Through Fuzhou Yukai, we offer healthcare providers comprehensive medical equipment services that are designed to reduce capital and operating expenses, optimize medical equipment utilization, reduce waste, enhance staff productivity and bolster patient safety. Fuzhou Yukai’s outsourcing services include maintenance and the provision of spare equipment during maintenance. Fuzhou Yukai generally maintains all of the customers’ medical equipment, including life-supporting medical devices, diagnostic equipment, basic treatment equipment, and supporting equipment, in accordance with relevant contract terms.

During the fiscal years ended December 31, 2021 and 2020, our revenues were $9,650,305 and $8,094,290 respectively, and net income was $935,824 and $7,743, respectively.

Customers

Fuzhou Yukai’s customer base includes 1) hospital customers and 2) business partner customers. Fuzhou Yukai obtains its hospital customers through the public bidding process. Fuzhou Yukai enters into contracts directly with its hospital customers after winning the bids. In addition to bidding, Fuzhou Yukai also wins business by cooperating with its business partners. Such cooperation with the business partners includes two different models: a) a joint bidding model, and b) a subcontracting model. In the joint bidding model, Fuzhou Yukai submits bidding documents together with its business partner. After winning the bids, Fuzhou Yukai, its business partner, and the hospital will enter into a tripartite agreement which, among other things, will stipulate that the hospital will pay the business partner directly. Fuzhou Yukai and the business partner will also enter into a separate agreement which, among other things, will provide that Fuzhou Yukai receives payment from its business partner. The subcontracting model works in two steps: first, the business partners obtain hospital customers through the bidding process or their sales teams; and second, after business partners win contracts from hospital customers, they then subcontract the projects to Fuzhou Yukai. In these cooperation models, Fuzhou Yukai provides maintenance services to the hospitals and receive compensation from its business partners.

In both the joint bidding model and the subcontracting model, Fuzhou Yukai receives payments for its performance from the business partners. Accordingly, Fuzhou Yukai and we believe that we can identify the business partners as Fuzhou Yukai’s customers.

As of December 31, 2021, and 2020, Fuzhou Yukai had a total of 19 and 23 customers, respectively. Among the 19 customers, as of December 31, 2021, (i) 12 customers were hospitals with which Fuzhou Yukai directly entered into medical equipment maintenance service agreements, (ii) one of which was a hospital customer to which Fuzhou Yukai only sells Class II medical devices, and (iii) six of which were business partners. Through such six business partners, Fuzhou Yukai provides medical equipment maintenance services to eight hospitals. Among the 23 customers, as of December 31, 2020, (i) 20 customers were hospitals with which Fuzhou Yukai directly entered into medical equipment maintenance service agreements, and (ii) three of which were business partners. Through such three business partners, Fuzhou Yukai provided medical equipment maintenance services to five hospitals. Fuzhou Yukai also sold Class II medical devices to some of those business partners during such periods.

Development Trend

We believe that the following trends support the essential nature of our work:

●

Improved patient safety and outcomes. Hospitals across Fujian province and China focus on improving patient safety and outcomes. Fuzhou Yukai assists hospitals in maintaining their equipment, to ensure such equipment is available when and where it is needed for patient care, thereby improving patient safety and optimizing patient outcomes.

●	Increased capital and operating expense pressures. Hospitals are restricted by capital and operating budgets while facing the increasing costs and complexity of medical equipment. The increasing complexity of medical equipment necessitates more recordkeeping and more communications with third-party maintenance providers in the use of such equipment. Fuzhou Yukai provides outsourced maintenance services to hospitals, in order to save such hospital’s capital and operating expenses and improve their operational efficiencies.

Competitive Strengths

We believe that the following strengths contribute to Fuzhou Yukai’s growth and differentiate Fuzhou Yukai from its competitors:

●

24/7 Quick Response. Fuzhou Yukai’s 13 service centers provide 24/7, year-round services, which we believe enables Fuzhou Yukai to compete effectively and grow its business regionally and locally. We and Fuzhou Yukai plan to gradually expand the operations to surrounding areas and the whole PRC market.

●

Strong Management and Professional Team. Our senior management team, led by our chief executive officer and chairman, Mr. Zhenyu Zheng, is comprised of highly skilled and dedicated professionals with significant experience in the healthcare industry. Fuzhou Yukai also employs a number of technical specialists. As of December 31, 2021, Fuzhou Yukai had 68 technicians comprised of 60 field-based technicians and 8 technicians in the headquarters. We believe that our management and professional teams constitutes a unique competitive advantage.

●	Commitment to quality control. Independent third-party service providers like Fuzhou Yukai are not required to register with the National Medical Products Administration of China (the “NMPA”). However, we and Fuzhou Yukai are committed to managing quality based on the internationally recognized quality standard for medical devices: ISO 13485:2016.

●	Superior customer service. We believe Fuzhou Yukai has a long-standing reputation among its customers for outstanding services. This reputation is largely attributable to Fuzhou Yukai’s focus on customer service and its investments in hiring and training employees. We believe that Fuzhou Yukai’s focus on customer service helps it achieve high customer satisfaction ratings, as evidenced by the “Five Star” certificate certified by Yicheng Certification Ltd., according to the after-sales service management system GB/T 27922-2011 standard. The GB/T 27922-2011 standard was drafted by the Chinese Chamber of Commerce Business Standard Center, and was released on December 30, 2011, effective on February 1, 2012. GB/T 27922-2011 is a standard of evaluation that takes into consideration the following factors of a company: the company’s structure, numbers of employees providing after-sale services, resource allocation, specification requirements, supervision systems, improvements based on market feedback, and service culture.

Key Elements of our Growth Strategy

We intend to grow Fuzhou Yukai’s business using the following key strategies:

●

Growing our customer base among customers that presently outsource. We believe there is a significant opportunity to grow our business by winning new contracts from customers that outsource medical equipment maintenance in Fujian province. We believe we are poised to grow our customer base among customers that outsource.

●	Growing our serviceable market by converting potential customers that presently insource. We believe there is a significant opportunity to grow our customer base by converting potential customers that currently insource. As of December 31, 2021, we estimate that in Fujian province, approximately 661 hospitals’ medical equipment maintenance is done in-house. We believe we can demonstrate the value of our services to potential customers that insource medical equipment maintenance and contract with them. As of the date of this prospectus, seven customers that insource medical equipment maintenance have been converted to customers of Fuzhou Yukai.

●

Expanding beyond Fujian Province by investing in joint ventures or through acquisitions. We recognize a vast market for outsourced medical equipment maintenance services in the PRC and the demand for local technical personnel. We believe that we may be able to expand beyond Fujian province by investing in joint ventures or through acquiring targets that fit our strategic objectives, although we have not identified or engaged in any such discussions as of the date of this prospectus. In the event that we invest in or acquire such businesses, the local companies may hire and manage local technicians and we will provide training and technical support.

Our Corporate History and Structure

Fuzhou Yukai was formed as a limited liability company in Fuzhou, Fujian province, China, on September 28, 2005. In connection with this offering, we and Fuzhou Yukai have undertaken a re-organization of our corporate structure (the “Re-organization”) in the following steps:

●	on October 19, 2021, Fuzhou Yukai’s nine individual then shareholders (the “Then Shareholders”) incorporated our Company, YUKAI Health Group Limited, under the laws of the Cayman Islands;

●	on December 29, 2021, we incorporated Fujian Yukai, our WFOE, as a wholly owned subsidiary of our Company; and

●

on April 24, 2022, our WFOE entered into a securities purchase agreement (the “SPA”) with Fuzhou Yukai’s Then Shareholders, and according to the SPA, Fujian Yukai acquired all of the shares of Fuzhou Yukai from Fujian Yukai’s Then Shareholders; accordingly, Fuzhou Yukai became a wholly-owned subsidiary of our WFOE.

As of the date of this prospectus, substantially all of our business is conducted by Fuzhou Yukai.

For more details regarding our corporate structure and related changes, see “Corporate History and Structure.”

Our WFOE’s wholly owned subsidiary, Fuzhou Yukai, contributed 100% of our consolidated revenue and accounted for 100% of our consolidated total assets and liabilities for the fiscal years ended December 31, 2021 and 2020, and there was no reconciliation performed among the financial position, cash flows and results of operations of Fuzhou Yukai, our WFOE and us. The following financial information of Fujian Yukai and Fuzhou Yukai was included in the consolidated financial statements. For more information, see our consolidated financial statements and related notes from page F-1 to page F-29 that appear in this prospectus.

	As of December 31,
	2021	2020
Total Assets	$4,268,935	$7,712,155
Total Liabilities	$2,191,281	$7,830,731

	Fiscal Years Ended December 31,
	2021	2020
Revenue	$9,650,305	$8,094,290
Net profit	$935,824	$7,743

	Fiscal Years Ended December 31,
	2021	2020
Net cash provided by (used in) operating activities	$3,087,585	$(1,069,389)
Net cash (used in) provided by investing activities	(327,748)	7,863
Net cash (used in) provided by financing activities	(2,152,963)	1,058,914
Effects of foreign currency translation	13,593	44,660
Net increase in cash and cash equivalents	$620,467	$42,048

Fuzhou Yukai does not operate in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, AllBright Law Offices (Fuzhou), other than those requisite for a domestic company in China to engage in businesses similar to ours, neither we nor Fuzhou Yukai are required to obtain any permission from Chinese authorities, including the CSRC, the Cyberspace Administration of China, or any other governmental agency that is required to approve our and Fuzhou Yukai’s operations. However, if we or Fuzhou Yukai do not receive or maintain the approvals, when, as, or if required, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we and Fuzhou Yukai are required to obtain approval in the future, we or Fuzhou Yukai may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our or Fuzhou Yukai’s relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and any of these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, we and Fuzhou Yukai have received from the PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include business licenses, and a Class II Medical Device Selling Record Certificate. Chinese companies need to obtain a business license before conducting any business activities. Fuzhou Yukai and Fujian Yukai’s business licenses were issued by the Fuzhou Municipal Bureau of Market Supervision. Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, promulgated on July 30, 2014 and came into effect on October 1, 2014, amended on March 10, 2022, and which amendment came into effect on May 1, 2022, operators engaged in the resale of Class II medical devices are subject to filing administration and will receive a Class II Medical Device Selling Record Certificate upon satisfaction of the filing requirement and no pre-approval of authorities is needed. In contrast, operators engaged in the resale of Class III medical devices are required to obtain Class III Medical Device Operation Licenses and are subject to pre-approval licensing administration.

The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Company	License/Permission	Issuing Authority	Validity
Fujian Yukai Health Technology Co., Ltd.	Business License	Fuzhou Gulou District Market Supervision Bureau	Long-term*

Fuzhou Yukai Trading Co., Ltd.	Business License	Fuzhou Gulou District Market Supervision Bureau	Long-term*
	Class II Medical Device Selling Record Certificate	Fuzhou Gulou District Market Supervision Bureau	Long-term*

*As advised by our PRC counsel, AllBright Law Offices (Fuzhou), the “long-term” licenses and certificate will remain effective indefinitely and will not need to be renewed until Fuzhou Yukai or Fujian Fujian has been determined by such authorities to have failed to meet certain requirements to obtain such licenses and certificate. For example, if Fuzhou Yukai or Fujian Yukai commits criminal or illegal business activities, Fuzhou Yukai’s or Fujian Yukai’s licenses or certificate will be revoked or canceled by the authorities, as applicable. Although, as of the date of this prospectus, no event which could cause any of Fuzhou Yukai or Fujian Yukai’s licenses or certificate to be revoked or canceled has occurred, we cannot assure you that such licenses or certificates will not be revoked or canceled in the future. See “Risk Factors — Risks Related to Our Business and Industry — If Fujian Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business license, it could adversely affect our reputation, financial conditions and results of operations.”

As advised by our PRC counsel, AllBright Law Offices (Fuzhou), neither we nor any of our subsidiaries is currently required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, the Cyberspace Administration of China, or any other relevant Chinese regulatory agencies that is required to approve Fuzhou Yukai and Fujian Yukai’s operations. However, the PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China” on page 24.

As advised by our PRC counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, neither we nor our PRC subsidiaries are required to obtain any permission from any PRC governmental authorities to offer securities to foreign investors. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, neither we nor any of our PRC subsidiaries have received any inquiry, notice, warning, sanction or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CSRC, the Cyberspace Administration of China or any other regulatory authority is required for this offering, we and our PRC subsidiaries may face sanctions by the CSRC, the Cyberspace Administration of China or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on Fuzhou Yukai’s operations in China, limit our ability to pay dividends outside of China, limit Fuzhou Yukai’s operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our and Fuzhou Yukai’s business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the Cyberspace Administration of China or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the Cyberspace Administration of China or other regulatory PRC agencies later promulgate new rules requiring that we or our PRC subsidiaries obtain their approvals for this offering, we or our PRC subsidiaries may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless” on page 22.

Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB recently, our securities may be prohibited from trading if our auditor cannot be fully inspected by the PCAOB. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditor, TPS Thayer, LLC. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. Moreover, the SOP Agreements established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, and the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act. See “Risk Factors — Risks Related to Doing Business in China — Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

The chart below summarizes our corporate structure as of the date of this prospectus:

Dividends and Other Distributions

We are a holding company with no material operations of our own and do not generate any revenue. Our current corporate structure does not contain any VIE structures in the PRC and neither we nor the PRC subsidiaries have intention establishing any VIEs in the PRC in the future. Although currently we do not have any VIE structure and we believe that the laws and regulations of the PRC applicable in China do not currently have any material impact on our business, financial condition or results of operations, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to VIE structures, data and cyberspace security, and anti-monopoly concerns, would be applicable to a company such as Fuzhou Yukai and Fujian Yukai. See “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations and interpretations of which may impair our ability to operate profitably.”

We currently conduct substantially all of our operations through Fuzhou Yukai, our indirectly wholly owned subsidiary. We are permitted under PRC laws and regulations to provide funding to PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 29. There are no restrictions or limitation on the Company’s ability to distribute earnings from its businesses, including subsidiaries, to the U.S. investors.

Under our current corporate structure, we rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

As of the date of this prospectus, there were no cash flows and no funds transferred among the Company and our subsidiaries. As of the date of this prospectus, there have been no funds transferred among our PRC subsidiaries, primarily between our WFOE, and Fuzhou Yukai, our WFOE’s wholly owned subsidiary and our main operating subsidiary. In case any funds transfer in the future, the transfer of funds among companies will subject us to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, AllBright Law Offices (Fuzhou), the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. As of the date of this prospectus, we have not been notified of any other restriction which could limit our PRC subsidiaries’ abilities to transfer cash between subsidiaries.

As of December 31, 2021, there were no funds transferred among our PRC subsidiaries and our Company or between our PRC subsidiaries. As of the date of this prospectus, the Company has not established cash management policies that dictate how funds are transferred.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. See “Regulation — Regulations on Dividend Distributions.” However, none of our subsidiaries has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Risk Factors — Risks Related to Doing Business in China — We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities” on page 30.

As of the date of this prospectus, none of our subsidiaries have ever issued any dividends or made other distributions to us or their respective holding companies nor have we or any of our subsidiaries ever paid dividends or made other distributions to U.S. investors. We intend to retain all of our available funds and any future earnings after this offering and cash proceeds from overseas financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of China, and pay dividends in foreign currencies to our shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues effectively” on page 32.

A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, which, in the case of dividends, will be withheld at source if such gain is regarded as income derived from sources within the PRC. See also “Risk Factors — Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax” on page 31.

Summary of Risks Affecting Our Company

Investing in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ordinary shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Doing Business in China

We are subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

●	Substantially all of our operations are conducted in Fujian province, PRC, and all of our revenue is generated from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies (See “Risk Factors — Risks Related to Doing Business in China — Changes in the political and economic policies of the PRC government or in relations between China and the United States or other governments may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 19 of this prospectus);

●	All of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities. (See “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” on page 20 of this prospectus);

●

We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if our holding company or any of our PRC subsidiaries are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges, or continue to offer securities to investors, and it may materially affect the interest of the investors and cause significantly depreciation of our price of ordinary shares. Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we believe we are currently not required to obtain permission from any of the PRC national or local government regulatory entities to obtain such permission and have not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Recent statements by the Chinese government indicate an intent, and the PRC government may take actions, to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, could, if implemented, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless. (See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless ” on page 22 of this prospectus);

●

On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which had a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing provide the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas Listing on a timely basis, or at all. Any failure to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. (See “Risk Factors — Risks Related to Doing Business in China — The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless” on page 22 of this prospectus);

●	The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over the counter trading market in the U.S. Our auditor, TPS Thayer, LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect in September 2020, and it is currently subject to PCAOB inspections. The PCAOB currently has access to inspect the working papers of our auditor. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. On August 26, 2022, the PCAOB signed the SOP Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreements established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, and the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act. (See “Risk Factors — Risks Related to Doing Business in China —Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S." on page 33 of this prospectus);

●	The transfer of funds and assets among the Company and its PRC subsidiaries is subject to restrictions. The PRC government imposes controls on the conversion of the RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. As a result of the above, to the extent cash or assets of our business, or of our PRC subsidiaries, is in the PRC, such funds or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.(See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets of our business, or of our PRC subsidiaries, is in PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets" on page 34 of this prospectus); and

●

Although we have direct ownership of our PRC subsidiaries and currently do not have or intend to have any contractual arrangement to establish a VIE structure with any entity in the PRC, we are still subject to certain legal and operational risks associated with our PRC subsidiaries. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of Fujian Yukai’s arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. (See “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations and interpretations of which may impair our ability to operate profitably." on page 34 of this prospectus).

Risks Related to Our Business and Industry:

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	Fuzhou Yukai’s revenue and growth depend, in part, on continuing contracts with its customers. Fuzhou Yukai has been able to maintain and renew the majority of such contracts and expand the solutions it offers under such contracts. If Fuzhou Yukai is unable to maintain its contracts, or if the existing and potential customers seek to lower the contract prices or adjust other terms, Fuzhou Yukai may lose a portion or all of the existing or potential business with, or revenue from, such existing or potential customers. Some contracts include an annual review clause that entitles the hospital to terminate the contracts based on an evaluation of Fuzhou Yukai’s work performance each year. Although Fuzhou Yukai has not experienced any contract termination due to the evaluation, if such termination occurs, Fuzhou Yukai’s business, results of operations, and financial condition will be adversely impacted. (See “Risk Factors — Risks Related to Our Business and Industry — Fuzhou Yukai may be unable to maintain existing contracts or contract terms or enter into new contracts with its customers." on page 36 of this prospectus);

●	Fuzhou Yukai may be liable for claims related to its maintenance or repair of medical equipment. Any such claims, if made and upheld, could make its business more expensive to operate and therefore less profitable. We and the PRC subsidiaries do not maintain any property insurance, business interruption insurance, or general third-party liability insurance. If we are found liable for any significant claims, our liquidity and operating results could be materially adversely affected. In addition, litigation relating to a claim could adversely affect our existing and potential customer relationships, create adverse public relations and divert management’s time and resources from the operation of the business. (See “Risk Factors — Risks Related to Our Business and Industry —Although Fuzhou Yukai does not manufacture any medical equipment, its business entails the risk of claims related to the medical equipment that it outsources and services. We may not have adequate insurance to cover a claim, and it may be more expensive or difficult for us to obtain adequate insurance in the future." on page 39 of this prospectus);

●	Maintaining existing customers and developing new customers are always essential to our success. For the years ended December 31, 2021 and 2020, the top three customers of Fuzhou Yukai contributed approximately 66.8% and 49.5%, respectively, to our revenue. Fuzhou Yukai’s ability to provide cost-effectively outsourced medical equipment maintenance services to attract new customers and retain existing customers, especially its top customers, is crucial to driving net revenue growth and achieving profitability. There can be no assurance that new customers will stay with Fuzhou Yukai, or the net revenue from new customers it acquires will ultimately exceed the cost of acquiring those customers. In addition, if existing customers, especially the existing top customers, no longer find Fuzhou Yukai’s services appealing, or if its competitors offer more attractive prices or better customer services, the existing customers may lose interest in Fuzhou Yukai and refuse to continue or extend their contracts. If Fuzhou Yukai is unable to retain its existing customers, especially its top customers or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations will be adversely affected. (See “Risk Factors — Risks Related to Our Business and Industry — We are dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected” on page 41 of this prospectus); and

●	Fuzhou Yukai obtained a Class II Medical Device Selling Record Certificate on May 13, 2014. Such Class II Medical Device Selling Record Certificate will remain effective indefinitely, until Fuzhou Yukai is inspected by the local medical administration department and has been determined by such department to have failed to ensure the safety and effectiveness of the medical devices it sells. Although as of the date of this prospectus, no event which could cause this Class II Medical Device Selling Record Certificate to be revoked or cancelled has occurred, we cannot assure you that such Class II Medical Device Selling Record Certificate and business licenses will not be revoked or cancelled in the future. If Fuzhou Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business licenses, it could adversely affect our and Fuzhou Yukai’s reputation, financial conditions and results of operations. (See “Risk Factors — Risks Related to Our Business and Industry — If Fujian Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business license, it could adversely affect our reputation, financial conditions and results of operations." on page 45 of this prospectus).

Risks Related to this Offering and Ownership of our Ordinary Shares

In addition to the risks and uncertainties described above, we are subject to risks relating to ordinary shares and this offering, including, but not limited to, the following:

●	We have applied to list our ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that an active trading market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ordinary shares. (See “Risk Factors — Risks Related to this Offering and Ownership of our Ordinary Shares — An active trading market for our ordinary shares or our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly” on page 46 of this prospectus);

●	In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations. (See “Risk Factors — Risks Related to this Offering and Ownership of our Ordinary Shares — The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors” on page 46 of this prospectus); and

●	Some provisions of our amended and restated articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders to the extent authorized but unissued. Under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose. (See “Risk Factors — Risks Related to this Offering and Ownership of our Ordinary Shares — The amended and restated memorandum and articles of association that we intend to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares” on page 49 of this prospectus).

Recent Regulatory Developments in China

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which took effect in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulations require, among other things, that the State Administration for Market Regulation (“SAMR”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve national security, the examination on the national security shall also be conducted according to the relevant provisions of the SAMR. In addition, the PRC Measures for the Security Review of Foreign Investment which took effect in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law (the “Illegal Securities Opinions”). The Illegal Securities Opinions emphasize the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to address the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Illegal Securities Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued and the interpretation of the Illegal Securities Opinions remains unclear at this stage. See “Risk Factors — Risks Related to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China” on page 24.

In addition, on July 10, 2021, the Cyberspace Administration of China issued the Measures for Cybersecurity Review (Revision Draft for Comments), or the Measures, for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborate on the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also review the potential national security risks from overseas IPOs.

On December 24, 2021, the CSRC, together with other relevant government authorities in China, released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), which had a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing provide the filing regulation arrangements for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The required filing materials for an initial public offering and listing shall include but not limited to: regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable).

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance on filing procedures under the Draft Rules Regarding Overseas Listing on a timely basis, or at all. Any failure to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

As advised by our PRC counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, no effective laws or regulations in the PRC explicitly require us to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing plan, nor has our company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. exchange. The SCNPC or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that may require our company, or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. See “Risk Factors” beginning on page 19 for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase our ordinary shares.

Implications of Being an Emerging Growth Company

We had less than $1.07 billion in revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;
●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.07 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Exchange Act, as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;
●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;
●	the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and
●	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Corporate Information

Our principal executive offices are located at Xinya Building, Room 909, 910, and 911, 121 Dongjie Road, Gulou District, Fuzhou, Fujian Province, China 350001, and our telephone number is +86-0591-87517665. Our website is yukaigroup.cn. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the offices of Tricor Services (Cayman Islands) Limited, Second Floor, Century Yard, Cricket Square, P.O. Box 902, Grand Cayman, KY1-1103, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., which is located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

The Offering

Securities being offered:	4,000,000 ordinary shares on a firm commitment basis.

Initial offering price:	We estimate the initial public offering price for the ordinary shares will be in the range of $4.00 to $6.00 per ordinary share.
Number of ordinary shares outstanding before the offering:	12,000,000 ordinary shares.

Number of ordinary shares outstanding after the offering:

16,000,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option, and excluding the ordinary shares underlying the Representative’s Warrants.

16,600,000 ordinary shares, assuming full exercise of the underwriters’ over-allotment option and excluding the ordinary shares underlying the Representative’s Warrants.

Use of proceeds:

We intend to use the net proceeds of this offering for (i) purchasing spare equipment, (ii) further developing our software system, (iii) purchasing properties for our offices and headquarters, and (iv) working capital and other general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds” on page 54.

Lock-up agreements

All of our directors and officers and shareholders holding 5% or more ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six months from the effective date of the registration statement of which this prospectus forms a part. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed Nasdaq symbol:	We have applied to have our ordinary shares listed on the Nasdaq under the symbol “YKAI.”
Transfer agent and registrar	Transhare Corporation

Risk factors:	Investing in our ordinary shares involves significant risks. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 19.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our ordinary shares if you can bear the risk of loss of your entire investment.

Risks Related to Doing Business in China

Changes in the political and economic policies of the PRC government or in relations between China and the United States or other governments may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in Fujian province, PRC, and all of our revenue is generated from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, regulating financial services and institutions, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activities.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China, including through variable interest entity, or VIE, arrangements. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China-based companies could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with our operations, and the market price of our ordinary shares may also be adversely affected.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

All of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Illegal Securities Opinions, which were made available to the public on July 6, 2021. The Illegal Securities Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to address with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Illegal Securities Opinions remain unclear on how the law will be interpreted, amended and implemented by the relevant PRC governmental authorities, but the Illegal Securities Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future.

On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure,” or a CIIO, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities.

On November 14, 2021, the Cyberspace Administration of China released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As advised by our PRC counsel, AllBright Law Offices (Fuzhou), we are not the “operator of critical information infrastructure” or “online platform operators” as mentioned above.

The Company, through our WFOE and its operating subsidiary, Fuzhou Yukai, is an outsourced medical equipment maintenance service provider, and neither the Company nor its subsidiaries engage in data activities as defined under the Personal Information Protection Law of the People’s Republic of China (the “Personal Information Protection Law”), which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. In addition, neither the Company nor its subsidiaries are operators of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. As of the date of this prospectus, neither the Company nor any of its PRC subsidiaries has received any notice from any authorities identifying the Company or any of its PRC subsidiaries as a CIIO or requiring the Company or any of its PRC subsidiaries to undertake a cybersecurity review, nor otherwise been involved in any investigations on cybersecurity review initiated by the Cyberspace Administration of China. However, the Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and the Illegal Securities Opinions remain unclear on how such measures will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remain uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. If we inadvertently conclude that the Measures for Cybersecurity Review (2021 version) do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review (2021 version) become applicable to us, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review (2021 version), which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review (2021 version), our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments), both of which had a comment period that expired on January 23, 2022, and if enacted, may subject us to additional compliance requirement in the future. See “Risk Factors — Risks Related to Doing Business in China — The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.”

Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence Fuzhou Yukai’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our ordinary shares or impair our ability to raise money.

The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless.

We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if our holding company or any of our PRC subsidiaries are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges, or continue to offer securities to investors, and it may materially affect the interest of the investors and cause significantly depreciation of our price of ordinary shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, our business segments may be subject to various government and regulatory interference in the regions in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we believe we are currently not required to obtain permission from any of the PRC national or local government regulatory entities to obtain such permission and have not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Recent statements by the Chinese government indicate an intent, and the PRC government may take actions, to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, could, if implemented, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.

On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which had a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing provide the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend business operations for rectification, revoke relevant business permits or operational license.

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas Listing on a timely basis, or at all. Any failure of u to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, the majority of our senior executive officers reside within China and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which took effect in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “Risk Factors —Risks Relating to Our Ordinary Shares and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce (the “MOFCOM”), the State-Owned Assets Supervision and Administration Commission (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration of Industry and Commerce (the “SAIC”), the CSRC, and the SAFE, jointly adopted the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, AllBright Law Offices (Fuzhou), that the CSRC approval is not required in the context of this offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (ii) we established our PRC subsidiary, Fujian Yukai, by means of direct investment rather than by merger with or acquisition of PRC domestic companies. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. See “Regulation — Regulations Relating to Overseas Listing and M&A.”

In addition, the security review rules issued by the MOFCOM that took effect in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, AllBright Law Offices (Fuzhou), other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from Chinese authorities including the CSRC, Cyberspace Administration of China or any other governmental agency that is required to approve our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include a business license, and Class II Medical Device Selling Record Certificate. As advised by our PRC counsel, AllBright Law Offices (Fuzhou), neither we nor any of our subsidiaries are required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, the Cyberspace Administration of China, or any other relevant Chinese regulatory agencies that is required to approve our operations in China. However, the PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless.

In the future, we may grow our business by acquiring businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

In addition, on July 6, 2021, the relevant PRC government authorities made public the Illegal Securities Opinions. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to address the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Illegal Securities Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued yet and the interpretation of these opinions remains unclear at this stage.

On July 10, 2021, the Cyberspace Administration of China issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which proposes to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users.

On November 14, 2021, the Cyberspace Administration of China issued the Regulations on Network Data Security (draft for public comments) which set forth cyber data security compliance requirements in greater detail.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As advised by our PRC counsel, AllBright Law Offices (Fuzhou), we are not among the “operators of critical information infrastructure” or “online platform operators” as mentioned above. The Company, through our WFOE and its operating subsidiary, Fuzhou Yukai, is an outsourced medical equipment maintenance service provider, and neither the Company nor its subsidiaries is engaged in data activities as defined under the Personal Information Protection Law, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. In addition, neither the Company nor its subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. However, the Measures for Cybersecurity Review were recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) are in the process of being formulated and the Illegal Securities Opinions remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remain uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. If we inadvertently conclude that the Measures for Cybersecurity Review do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review become applicable to us, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review, which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments), both of which had a comment period that expired on January 23, 2022, and, if enacted, may subject us to additional compliance requirement in the future. See “Risk Factors — Risks Related to Doing Business in China — The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.” Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals or to fulfill any record-filing requirements. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their prior approvals or ex-post record-filing for this offering and any follow-on offering, we may be unable to obtain such approvals or record-filing which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

As advised by our PRC counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, we are not required to obtain any permission from any PRC governmental authorities to offer securities to foreign investors. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering and offering securities to foreign investors. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CSRC, the Cyberspace Administration of China or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the Cyberspace Administration of China or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the Cyberspace Administration of China or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the Cyberspace Administration of China or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify the State Administration for Market Regulation, or the SAMR, in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target, while under the M&A Rules, the approval of MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. As a result, the transactions, if any, we may undertake could be subject to SAMR merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the SAMR, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. If the practice of SAMR and MOFCOM remains unchanged, our ability to carry out our acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether we will be able to complete large acquisitions in the future in a timely manner or at all.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as the “SAFE Circular 75” promulgated by the SAFE on October 21, 2005. The SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in the SAFE Circular 37 as a “special purpose vehicle.” The SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required the SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various registration requirements with the SAFE described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation, and all substantial beneficial owners have completed the necessary registration with the local SAFE branch or qualified banks as required by the SAFE Circular 37. However, we may not at all times be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with the SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to the SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since it is unclear how the SAFE Circular 37, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategies. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any share incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of share options and the purchase or sale of shares and interests. In the event we adopt an equity incentive plan, our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under the equity incentive plan will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

PRC regulations of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to our PRC subsidiaries subject to the approval from governmental authorities and limitations on borrowed amounts, or we may make additional capital contributions to our subsidiaries in China.

Any loans to our WFOE in China, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our WFOE in China to finance its activities cannot exceed statutory limits and must be registered with the local counterparts of the SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprise or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. Although the SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in China in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or the SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in the SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of the SAFE Circular 19 and the SAFE Circular 16 could result in administrative penalties. The SAFE Circular 19 and the SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our WFOE, which may adversely affect our liquidity and our ability to fund and expand our business in China.

On October 23, 2019, the SAFE issued the Circular on Further Promoting Cross-border Trade and Investment Facilitation, or the SAFE Circular 28, which took effect on the same day. The SAFE Circular 28, subject to certain conditions, allows foreign-invested enterprises whose business scope does not include investment, or non-investment foreign-invested enterprises, to use their capital funds to make equity investments in China. Since the SAFE Circular 28 was issued only recently, its interpretation and implementation in practice are still subject to substantial uncertainties.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to PRC subsidiaries in or future capital contributions by us to our WFOE in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to transfer cash out of China and/or make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. The laws, rules and regulations applicable to our PRC subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up for previous years’ accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such fund reaches 50% of its registered capital. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. As of December 31, 2021 and 2020, no amounts of retained earnings or net income were restricted, as no net income after taxation was allocated to the statutory reserve, due to the cumulative prior years’ losses. As of December 31, 2021 and 2020, the balances of restricted net assets were $ 3,018,120 and $1,771,192, respectively. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

Limitations on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008 and were last amended on December 29, 2018, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by individuals or foreign enterprises, the determining criteria set forth in SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income, and our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”.

Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation—Regulations Relating to Taxation.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares by such investors are subject to PRC tax, the value of your investment in our ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, the SAT Circular 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. The SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is deemed an “Indirect Transfer” pursuant to SAT Circular 7 and SAT Circular 37, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under the SAT Circular 7 and/or the SAT Circular 37. For transfer of shares in our company that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under the SAT Circular 7 and/or the SAT Circular 37. As a result, we may be required to expend valuable resources to comply with the SAT Circular 7 and/or the SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

All of our revenues are denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the SAFE’s approval by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since we expect a significant portion of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC and/or transfer cash out of China to pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. In addition, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policies adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the Renminbi appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the Renminbi depreciated by approximately 5.7% against the U.S. dollar. From the end of 2018 through the end of December 2020, the value of the Renminbi appreciated by approximately 5.10% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policies, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange Company market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected. We may not be able to pay dividends in foreign currencies to our shareholders. Appreciation of RMB to U.S dollar will result in exchange loss, while depreciation of RMB to U.S dollar will result in exchange gain.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment.

According to our PRC legal counsel, the PRC subsidiaries have signed labor contracts with all of their employees. However, our PRC subsidiaries did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. According to the Social Insurance Law and Interim Regulation on the Collection and Payment of Social Insurance Premiums, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and relevant management in charge or other directly responsible personnel may be fined from RMB1,000 to RMB10,000 for the non-compliance. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it be may be subject to a fine ranging from RMB10,000 or RMB50,000 and an application may be made to a local court for compulsory enforcement.

As of the date of this prospectus, no administrative actions, fines or penalties have been imposed by the relevant PRC government authorities with respect to such non-compliance, nor has any order been received by our PRC subsidiaries to settle the outstanding amount of social insurance contributions and housing provident fund contributions. Such fees and fines, if and when imposed, could adversely affect our financial condition and results of operations.

The recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. Our auditor, TPS Thayer, LLC, is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ordinary shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our auditor, TPS Thayer, LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect in September 2020, and it is currently subject to PCAOB inspections. The PCAOB currently has access to inspect the working papers of our auditor. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspections. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspections, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted and prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. Moreover, on August 26, 2022, the PCAOB signed the SOP Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreements established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, and the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

Furthermore, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our ordinary shares on Nasdaq, which could materially impair the market for and market price of our ordinary shares.

To the extent cash or assets of our business, or of our PRC subsidiaries, is in PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.

The transfer of funds and assets among the Company and its PRC subsidiaries is subject to restrictions. The PRC government imposes controls on the conversion of the RMB into foreign currencies and the remittance of currencies out of the PRC. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. See “Risk Factors — Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax.” As a result of the above, to the extent cash or assets of our business, or of our PRC subsidiaries, is in the PRC, such funds or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.

PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations and interpretations of which may impair our ability to operate profitably.

Although we have direct ownership of our PRC subsidiaries and currently do not have or intend to have any contractual arrangement to establish a VIE structure with any entity in the PRC, we are still subject to certain legal and operational risks associated with our PRC subsidiaries. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations related to our business and the enforcement and performance of Fujian Yukai’s contracts. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our and Fuzhou Yukai’s business may be affected if we and Fuzhou Yukai rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the business of our PRC subsidiaries.

The uncertainties regarding the enforcement of laws and the fact that rules and regulations in mainland China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence Fujian Yukai’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment could result in a material change in our operations, financial performance and/or the value of our ordinary shares or impair our ability to raise money.

Risks Related to Our Business and Industry

Fuzhou Yukai’s operating history may not be indicative of its future growth or financial results and it may not be able to sustain its historical growth rates.

Fuzhou Yukai’s operating history may not be indicative of its future growth or financial results. There is no assurance that Fuzhou Yukai will be able to grow its revenue in the future. Fuzhou Yukai’s growth rate may decline for any number of possible reasons, and some of them are beyond Fuzhou Yukai’s control, including decreasing customer demand, increasing competition, declining growth of the healthcare industry in general, emergence of alternative business models, changes in government policies, or general economic conditions. Fuzhou Yukai will continue to expand its business scope to serve its customers and increase its customer base. However, the execution of Fuzhou Yukai’s expansion plan is subject to uncertainties and the customer base may not grow at the rate Fuzhou Yukai expects for the reasons stated above. If Fuzhou Yukai’s growth rates decline, investors’ perceptions of its business and prospects may be adversely affected and the market price of our ordinary shares could decline accordingly.

The COVID-19 pandemic could materially and adversely affect Fuzhou Yukai’s business, operating results, financial condition and prospects.

We and our PRC subsidiaries are closely monitoring the COVID-19 pandemic (and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks, “COVID-19”). COVID-19 has spread to many countries and has been declared by the World Health Organization to be a pandemic, resulting in actions from national and local governments that have significantly affected virtually all facets of the PRC and global economies. The PRC government has implemented enhanced screenings, quarantine requirements and travel restrictions in connection with the COVID-19 outbreak.

As of the date of this prospectus, Fuzhou Yukai’s business has not been materially adversely affected by the COVID-19 pandemic but may be more adversely impacted in the future. Fuzhou Yukai sources equipment parts from China and other parts of the world. If COVID-19 adversely affects any of Fuzhou Yukai’s significant suppliers, it could disrupt Fuzhou Yukai’s supply chain. While the spread of COVID-19 was substantially controlled in 2021, due to the availability of vaccinations, several types of COVID-19 variants emerged in different parts of the world and restrictions were re-imposed from time to time in certain cities to combat sporadic outbreaks. For example, in early 2022, the Omicron variant of COVID-19 spread in China, especially in Jilin province, Shenzhen and Shanghai, where strict lockdowns were imposed. Given the significant economic uncertainty and volatility created by the COVID-19 pandemic, it is difficult to predict the nature and extent of impacts.

The extent of the impact of COVID-19 on Fuzhou Yukai’s operational and financial performance will depend on future developments, including, but not limited to, the duration and spread of the pandemic and related travel advisories and restrictions, all of which are highly uncertain and cannot be predicted. Government shutdown orders may result in a closure of operations for an uncertain duration impacting Fuzhou Yukai’s business results. Preventing the effects from and responding to this market disruption or any other public health threat, related or otherwise, may further increase Fuzhou Yukai’s costs of doing business and may have a material adverse effect on its business, financial condition and results of operations.

While Fuzhou Yukai has taken steps to minimize the COVID-19 exposure in the workplace, a COVID-19 outbreak within the workplace may occur and significantly disrupt operations. Any COVID-19 outbreak in Fujian province and other locations in which Fuzhou Yukai operates may disrupt Fuzhou Yukai’s operations at a greater rate than we currently experience.

The spread of COVID-19 has caused Fuzhou Yukai to modify its business practices, including reducing travel and conducting virtual meetings, events and conferences, and adopting social distancing measures, and Fuzhou Yukai may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, and suppliers. Work-from-home and other measures, if taken by Fuzhou Yukai, will introduce additional operational risks, including cybersecurity risks, which could have an adverse effect on Fuzhou Yukai’s operations. In addition, even if such measures are undertaken by Fuzhou Yukai, there is no assurance that such measures will be sufficient to mitigate the risks posed by COVID-19, and illness and workforce disruptions could lead to unavailability of key personnel and harm Fuzhou Yukai’s ability to perform critical functions.

The severity, magnitude and duration of the COVID-19 pandemic is uncertain and depends on events beyond our knowledge or control. These and other impacts of the COVID-19 pandemic could heighten many of the other risks described in this “Risk Factors” section, such as those relating to Fuzhou Yukai’s reputation, sales, results of operations or financial condition. We and Fuzhou Yukai might not be able to predict or respond on a timely basis to prevent near- or long-term adverse impacts of COVID-19, which could have a material adverse effect on Fuzhou Yukai’s business, results of operations, financial condition and cash flows.

Fuzhou Yukai may be unable to maintain existing contracts or contract terms or enter into new contracts with its customers.

Fuzhou Yukai’s revenue and growth depend, in part, on continuing contracts with customers. Fuzhou Yukai has been able to maintain and renew the majority of such contracts and expand the solutions it offers under such contracts. If Fuzhou Yukai is unable to maintain its contracts, or if the existing and potential customers seek to lower the contract prices or adjust other terms, Fuzhou Yukai may lose a portion or all of the existing or potential business with, or revenue from, such existing or potential customers. Some contracts include an annual review clause that entitles the hospital to terminate the contracts based on an evaluation of Fuzhou Yukai’s work performance each year. Although Fuzhou Yukai has not experienced contract termination due to the evaluation, if such termination occurs, Fuzhou Yukai’s business, results of operations, and financial condition will be adversely impacted.

In addition, certain of Fuzhou Yukai’s customers account for a large portion of its revenue. From time to time, a single customer may account for 10% or more of Fuzhou Yukai’s total revenue. For example, Xiamen C&D Hitek Co., Ltd., Fuzhou No. 2 Hospital, and China Resources (Fuzhou) Medical Equipment Co., Ltd. accounted for 10% or more of revenue, as of the fiscal year ended December 31, 2021. China Resources (Fuzhou) Medical Equipment Co., Ltd., Fuzhou No. 2 Hospital, and Xiamen C&D Hitek Co., Ltd. accounted for 10% or more of revenue as of the fiscal year ended December 31, 2020. As a result, a single customer’s actions can expose Fuzhou Yukai’s business and operating results to great volatility.

Fuzhou Yukai has little bargaining power over the terms of the contracts with its hospital customers. If the hospitals lower their budgets, such actions could decrease the amount of revenue Fuzhou Yukai generates, thereby adversely impacting Fuzhou Yukai’s business, results of operations, and financial condition.

Fuzhou Yukai obtains its hospital customers through the public bidding process. After winning the bid, Fuzhou Yukai will enter into contracts with such customers. In general, such contracts are based on a conventional government procurement contract template. Fuzhou Yukai has little bargaining power over the terms of the contracts with its hospital customers. Therefore, if the hospitals lower their overall budgets and their budgets for medical device maintenance also decreases, the hospitals will likely decrease the contract price with Fuzhou Yukai. Accordingly, this will decrease the amount of revenue Fuzhou Yukai generates, thereby adversely impacting Fuzhou Yukai’s business, results of operations, and financial condition.

If our PRC subsidiaries fail to maintain their reputation, including by adequately protecting their intellectual property, their sales and operating results may decline.

We believe the PRC subsidiaries’ continued success depends on their ability to maintain and grow the value of their brand. Brand value is based in large part on perceptions of subjective qualities. Even isolated incidents can erode the trust and confidence of the PRC subsidiaries’ customers and damage the strength of their brand, if such incidents result in adverse publicity or litigation. Challenges or reactions to action (or inaction) or perceived action (or inaction), by the PRC subsidiaries on issues such as social policies, compliance related to social, product, labor and environmental standards or other sensitive topics, and any perceived lack of transparency about such matters, could harm the PRC subsidiaries’ reputation. The increasing use of social media platforms and online forums may increase the chance that an adverse event could negatively affect the reputation of the PRC subsidiaries’ brands. The online dissemination of negative information about the PRC subsidiaries’ brand, including inaccurate information, could harm their reputation, business, competitive advantage and goodwill. Damage to the PRC subsidiaries’ reputation could result in declines in customer loyalty and sales, relationships with the PRC subsidiaries’ suppliers, business development opportunities, divert attention and resources from management, including by requiring responses to inquiries or additional regulatory scrutiny, and otherwise materially adversely affect the PRC subsidiaries’ results. Any failure to offer and maintain high-quality customer support, or a market perception that the PRC subsidiaries do not maintain high-quality customer support, could similarly adversely affect the PRC subsidiaries’ reputations, their ability to sell their services, and, in turn, their business, financial condition and results of operations.

Furthermore, the PRC subsidiaries’ ability to protect their brand depends in part on their ability to protect their confidential information, including unpatented know-how, technology and other proprietary information, maintaining, defending and enforcing their intellectual non-disclosure and confidentiality agreements with employees and third parties, and their trademarks and copyrights to protect their intellectual property rights. However, any of these parties may breach such agreements and disclose the PRC subsidiaries’ proprietary information, and the PRC subsidiaries may not be able to obtain adequate remedies for such breaches. In addition, third parties may allege that products and services, or the conduct of the PRC subsidiaries business, infringe, misappropriate or otherwise violate such third party’s intellectual property rights. Moreover, although the PRC subsidiaries try to ensure that their employees do not use the proprietary information or know-how of others in their work for the PRC subsidiaries, the PRC subsidiaries may be subject to claims that they or these employees have used or disclosed intellectual property of any third parties, including such individual’s former employer. If the PRC subsidiaries fail in defending any such claims, in addition to paying monetary damages, the PRC subsidiaries may lose valuable intellectual property rights or personnel. Even if the PRC subsidiaries are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management. Furthermore, any of the PRC subsidiaries’ trademarks may be challenged, opposed, infringed, cancelled, circumvented or declared generic, or determined to be infringing on other marks. The PRC subsidiaries may not be able to protect their rights to these trademarks, which they need in order to maintain name recognition by potential collaborators or clients in their markets of interest.

A global economic downturn could adversely affect Fuzhou Yukai’s customers and suppliers or have new, additional adverse effects on them, which could have further adverse effects on Fuzhou Yukai’s operating results and financial position.

Although a substantial amount of Fuzhou Yukai’s end customers are currently hospitals in Fuzhou Province, we believe that it is possible that Fuzhou Yukai’s customers could be adversely affected by a global economic downturn, which may result in, among other things, fewer patients at any time (which we refer to as “patient census”), less demand for non-essential patient services, more uncompensated care, more bad debt, increasing difficulty in obtaining financing on favorable terms, and tighter capital and operating budgets. If economic conditions worsen, the customers may seek to reduce their costs and may be unable to pay for the outsourced services, and Fuzhou Yukai may experience fewer orders, slower payment cycles, and more bad debt.

Fuzhou Yukai’s suppliers also may be negatively impacted by an economic downturn and tighter capital and credit markets. If Fuzhou Yukai’s key suppliers experience financial difficulty and are unable to deliver parts or technical support, Fuzhou Yukai may be forced to seek alternative sources of parts or technical support or to purchase parts or technical support on less favorable terms, or Fuzhou Yukai may be unable to fulfill its obligations. A delay in procuring parts or technical support or an increase in the costs to purchase parts or technical support could limit Fuzhou Yukai’s ability to provide maintenance to customers on a timely and cost-effective basis. Any of these occurrences are beyond our control and could have a material adverse effect on our financial condition.

Fuzhou Yukai’s competitors may engage in significant competitive practices, which could cause Fuzhou Yukai to lose market share, reduce prices or increase expenditures.

Fuzhou Yukai’s competitors may engage in competitive practices that could cause Fuzhou Yukai to lose market share, reduce its prices, or increase its expenditures. For example, competitors may offer prices at much lower gross margins to obtain customers. If Fuzhou Yukai is unable to offer a comparable price, it may experience reduced demand for its service. If Fuzhou Yukai is forced to lower the price, its ability to maintain its gross margins will be impacted. Any actions Fuzhou Yukai may be required to take as a result of increased competitive pressure, including decreasing prices, renegotiating contracts with customers on less favorable terms or increasing its sales and marketing expenses, could have a material adverse effect on Fuzhou Yukai’s business, financial condition and results of operations.

Fuzhou Yukai has relationships with certain key repair parts and technical support suppliers, and adverse developments concerning these parts and technical support suppliers could delay Fuzhou Yukai’s ability to procure parts or provide certain services or increase its costs of purchasing parts and technical support.

Fuzhou Yukai purchases repair parts and technical support from its parts and technical support suppliers. Adverse developments concerning key suppliers or relationships with suppliers could force Fuzhou Yukai to seek alternative sources for its repair parts or technical support or purchase repair parts or technical support on less favorable terms. A delay in procuring repair parts or technical support or an increase in Fuzhou Yukai’s costs to purchase repair parts or technical support could limit Fuzhou Yukai’s ability to provide services to its customers on a timely and cost-effective basis. In addition, if Fuzhou Yukai does not have access to certain parts, or if manufacturers do not provide access to the appropriate equipment manuals or training, Fuzhou Yukai may not be able to provide certain maintenance services.

Fuzhou Yukai relies on one supplier for a significant proportion of its total purchases.

For the fiscal year ended December 31, 2021, Fuzhou Yukai relied on one supplier for a significant proportion of its total purchases. For the fiscal year ended December 31, 2021, Fuzhou Yukai purchased 42.4% of its total purchases from Guangzhou Zhiheng Medical Devices Repairing Service Co., Ltd. While Fuzhou Yukai works closely with this supplier, Fuzhou Yukai has no minimum purchase requirements with such supplier. Fuzhou Yukai orders services from this supplier based on brief purchase-order-based purchase agreements. Although we believe Fuzhou Yukai has other alternative suppliers, and Fuzhou Yukai has never experienced any disruptions due to this reliance, if this supplier is unwilling or unable to supply to Fuzhou Yukai the services or products it requires, Fuzhou Yukai may not be able to obtain alternative services or products from other suppliers on acceptable terms, or in a timely manner, and Fuzhou Yukai’s business may be materially and adversely impacted.

If Fuzhou Yukai is unable to change the manner in which hospitals traditionally procure medical equipment maintenance, Fuzhou Yukai may not be able to achieve significant revenue growth.

We believe the outsourced medical equipment maintenance services significantly increase the repair efficiency of hospital equipment. Many hospitals view medical equipment maintenance service primarily as a means of meeting short-term or supplemental needs, rather than as a long-term, effective and cost-efficient choice. Many hospitals may continue to maintain their medical equipment on their own in-house staff. If Fuzhou Yukai is unable to influence these hospitals to switch to outsourced medical equipment services, its ability to achieve significant revenue growth will be materially impaired.

We may be unable to make attractive acquisitions, successfully integrate acquired businesses or find local partners to establish new companies, and any inability to do so may disrupt our business and hinder our ability to grow.

As one of our growth strategies, we may expand our business beyond Fujian Province. Although as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding any potential target, we may seek acquisition candidates, local partners or other strategic relationships within the healthcare industry that may fit our business strategies in the future. However, there is no guarantee we will be able to identify attractive acquisition opportunities or find a local partner to establish new companies. In the event we are able to identify attractive acquisition opportunities or find local partners, we may not be able to develop markets outside Fujian province or do so on commercially acceptable terms. Additionally, we may not be successful in acquiring businesses, and the businesses we do acquire may not ultimately produce returns that justify our related investment.

Acquisitions may involve numerous risks, including:

•	difficulties assimilating personnel and integrating distinct business cultures;
•	diversion of management’s time and resources from existing operations;
•	potential loss of key employees or customers of acquired companies;
•	exposure to unforeseen liabilities of acquired companies;
•	liabilities that may exceed indemnification thresholds provided in acquisition agreements; and
•	anticipated synergies may not be realized as a result of an acquisition.

Fuzhou Yukai may be unable to successfully convert potential customers to Fuzhou Yukai’s customers.

One of our growth strategies is that we plan to grow our serviceable market by converting potential customers that are presently insourcing. We believe there is a significant opportunity to grow Fuzhou Yukai’s customer base by converting potential customers that currently insource and as of the date of this prospectus, seven customers that used to insource medical equipment maintenance have been converted to customers of Fuzhou Yukai. We believe we can demonstrate the value of Fuzhou Yukai’s services to potential customers that insource medical equipment maintenance and contract with them. However, we cannot assure you that Fuzhou Yukai can successfully convert potential customers in the future. In the event that Fuzhou Yukai fails to convert or attract new customers, its ability to achieve significant revenue growth will be materially impaired, and, accordingly, Fuzhou Yukai’s business, financial condition and results of operations can be materially impaired.

Although Fuzhou Yukai does not manufacture any medical equipment, its business entails the risk of claims related to the medical equipment that it maintains and services. We may not have adequate insurance to cover such claims, and it may be expensive or difficult for us to obtain adequate insurance in the future.

Fuzhou Yukai may be liable for claims related to our maintenance or repair of medical equipment. Any such claims, if made and upheld, could make our business more expensive to operate and therefore less profitable. We and the PRC subsidiaries do not maintain any property insurance, business interruption insurance, or general third-party liability insurance. If we are found liable for any significant claims, our liquidity and operating results could be materially adversely affected. In addition, litigation relating to a claim could adversely affect our existing and potential customer relationships, create adverse public relations and divert management’s time and resources from the operation of the business.

Fuzhou Yukai may incur increased costs that it cannot pass through to the customers.

Fuzhou Yukai is fully responsible for maintaining its customers’ medical equipment as required by the contracts in which its services are engaged. Fuzhou Yukai relies on third parties, including repair parts and technical support suppliers, to provide some of the repair parts and technical support it requires, and Fuzhou Yukai does not have fixed pricing contracts with these suppliers. Therefore, Fuzhou Yukai may incur increasing costs that it is unable to pass through to its customers, and accordingly its revenue may decrease.

Any bidding misjudgment could harm our business and operating results.

Fuzhou Yukai obtains its hospital customers through the public bidding process. Fuzhou Yukai is fully responsible for maintaining all of the medical equipment in an outsourced service. Although Fuzhou Yukai carefully evaluates tenders before submitting its bidding documents, it cannot avoid certain business risks. For example, the expenses of maintaining medical equipment may significantly exceed Fuzhou Yukai’s estimates proposed in its bids. Any such misjudgment could harm our business and results of operations.

There are inherent limitations in all internal control systems over financial reporting, and misstatements due to error or fraud may occur and not be detected.

While we have taken actions designed to address compliance with the internal control over financial reporting and disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC implementing these requirements, there are inherent limitations in our ability to control all circumstances. We do not expect that our internal control over financial reporting and disclosure controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as our growth or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

We have not yet completed an evaluation of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.

We will be required to comply with the internal control evaluation by the end of our 2023 fiscal year. We have not yet completed an evaluation as to whether our current internal control over financial reporting is broadly compliant with Section 404. We may not be compliant and may not be able to meet the Section 404 requirements in a timely manner. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. We may also experience higher than anticipated operating expenses during the implementation of these changes, and we may need to hire additional qualified personnel to help us become compliant with Section 404. If we fail, for any reason, to implement these changes effectively or efficiently, or if we conclude that our internal controls are not effective due to the presence of a material weakness, such failure or conclusion could harm our reputation, operations, financial reporting or financial results.

If Fuzhou Yukai does not respond to technological changes, its services could become obsolete, and it could lose customers.

To remain competitive, Fuzhou Yukai must continue to enhance and improve the functionality and features of the technology that forms part of its service. The healthcare industry is rapidly changing, and if competitors introduce new services using new technologies or if new industry standards and practices emerge, Fuzhou Yukai’s existing services may become obsolete. Fuzhou Yukai’s failure to respond to technological change or to adequately maintain, upgrade and develop its services could harm its business, prospects, financial condition and results of operations.

Fuzhou Yukai currently maintains a limited number of customers. The loss of any of the customers could adversely affect our results of operations and financial condition.

Our customer base includes hospital customers and business partner customers. As of December 31, 2021, and 2020, Fuzhou Yukai had a total of 19 and 23 customers, respectively. Among the 19 customers, as of December 31, 2021, (i) 12 customers were hospitals with which Fuzhou Yukai directly entered into medical equipment maintenance service agreements, (ii) one of which was a hospital customer to which Fuzhou Yukai only sells Class II medical devices, and (iii) six of which were business partners. Through such six business partners, Fuzhou Yukai provides medical equipment maintenance services to eight hospitals. Among the 23 customers, as of December 31, 2020, (i) 20 customers were hospitals with which Fuzhou Yukai directly entered into medical equipment maintenance service agreements, and (ii) three of which were business partners. The loss of all, or even a portion of the revenues from these customers, as a result of competition, market conditions or otherwise, could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

We and our PRC subsidiaries may from time to time be subject to litigation, which may be extremely costly to defend, could result in a substantial judgment or settlement costs or subject us to other remedies.

We are currently not a party to any material legal proceedings. From time to time, however, we may be involved in various legal proceedings, including, but not limited to, actions relating to breach of contract, employment proceedings, anti-competition matters and intellectual property infringement, misappropriation or other violations. Claims may be expensive to defend and may divert management’s time away from our operations, regardless of whether they are meritorious or ultimately lead to a judgment against us. We cannot assure you that we will be able to successfully defend or resolve any current or future litigation matters, in which case those litigation matters could have a material and adverse effect on our business, financial condition, operating results, cash flows, and prospects.

Any failure to maintain effective quality control over our services could materially adversely affect our business.

We are committed to providing high quality service to our customers. The quality of our services is critical to the success of our business, and such quality to a large extent depends on the effectiveness of our quality control systems. However, despite our quality control systems, we cannot eliminate the risks of errors, defects or failures. We may fail to detect or cure defects as a result of a number of factors, many of which are outside our control, including, but not limited to:

●	technical or mechanical malfunctions;

●	human error or malfeasance by our technicians;

●	tampering by third parties; and

●	defective raw materials or equipment.

Any failure to maintain effective quality control over our services could result in customer dissatisfaction, or other problems that could seriously harm our reputation and business, expose us to liability, and adversely affect our revenue and profitability.

Fuzhou Yukai does not have long-term contracts with its suppliers and they can reduce order quantities or terminate their sales to Fuhou Yukai at any time.

Fuzhou Yukai does not have long-term contracts with its suppliers. At any time, Fuzhou Yukai’s suppliers can reduce the quantities of repair parts they sell to Fuzhou Yukai, or cease selling parts to Fuzhou Yukai altogether. Such reductions or terminations could have a material adverse impact on our revenue, profits and financial condition.

Overall tightening of the labor market, increases in labor costs or any possible labor unrest may adversely affect our business and results of operations.

Our business requires a substantial number of personnel. Any failure to retain stable and dedicated labor by us may disrupt our business operations. Although we have not experienced any labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits and employee headcount. We compete with other companies in our industry and other labor-intensive industries for labor, and we may not be able to offer competitive remuneration and benefits compared to them. If we are unable to manage and control our labor costs, our business, financial condition and results of operations may be materially and adversely affected.

We are dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

Maintaining existing customers and developing new customers are always essential to our success. Although we are not heavily dependent on one or two customers, we are still dependent on our top customers. For the years ended December 31, 2021 and 2020, the top three customers of Fuzhou Yukai contributed approximately 66.8% and 49.5%, respectively, to our revenue.

As of December 31, 2021, Fuzhou Yukai had two unexpired contracts for medical equipment maintenance services with its main customer, Xiamen C&D Hitek Co., Ltd., and remaining term of such contracts were approximately 21 and 22 months, respectively. As of December 31, 2021, Fuzhou Yukai had an unexpired contract for medical equipment maintenance services with its second largest customer, Fuzhou No. 2 Hospital, which had a remaining service term of approximately 17 months. As of December 31, 2021, Fuzhou Yukai had two unexpired contracts for medical equipment maintenance services with its third largest customer, China Resources (Fuzhou) Medical Equipment Co., Ltd, and the remaining terms of such contracts were approximately two and three months, respectively. As of the date of this prospectus, these two contracts with China Resources (Fuzhou) Medical Equipment Co., Ltd have expired and Fuzhou Yukai did not renew these two contracts.

We cannot assure you that Fuzhou Yukai can retain its existing customers and the loss of any of them will cause our revenues to decrease and our results of operations will be adversely affected. Fuzhou Yukai’s ability to provide cost-effectively outsourced medical equipment maintenance services to attract new customers and retain existing customers, especially its top customers, is crucial to driving net revenue growth and achieving profitability. There can be no assurance that new customers will stay with Fuzhou Yukai, or the net revenue from new customers it acquires will ultimately exceed the cost of acquiring those customers. In addition, if existing customers, especially Fuzhou Yukai’s existing top customers, no longer find Fuzhou Yukai’s services appealing, or if its competitors offer more attractive prices or better customer services, the existing customers may lose interest in Fuzhou Yukai and refuse to continue or extend their contracts. If Fuzhou Yukai is are unable to retain its existing customers, especially its top customers, or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations will be adversely affected.

Our industry is intensely competitive. We may face competition from, and we may be unable to compete successfully against, new entrants and established companies with greater resources.

The healthcare industry is intensely competitive. We will face increasing competitive pressures to grow our business in order to maintain our competitive position, and we may encounter competition from, and lose customers to, other companies with technological capabilities similar to ours. Some of our potential competitors may have greater name recognition, greater operating revenues, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than we have. If we are unsuccessful competing with our competitors for our existing and prospective customers’ business, our financial conditions and results of operation may be adversely affected.

Furthermore, increased competition may reduce our market share and profitability and require us to increase our capital commitment in the future, which could negatively affect our results of operations or force us to incur further losses. Although we have accumulated some and continuously growing our customer base, there is no assurance that we will be able to continue to do so in the future against current or future competitors, and such competitive pressures may have a material adverse effect on our business, financial condition and results of operations.

We rely on the skills, experience, and leadership of our senior management team and other key personnel, the loss of which could adversely affect us.

We believe that our future success depends significantly on the continued services of key members of our management. Our executives’ and senior engineers’ knowledge of the market, the technology, our business, and our Company represents a key strength of our business, which cannot be easily replicated. The success of our business strategy and our future growth also depend on our ability to attract, train, retain and motivate skilled managerial, engineers, sales, administration, development and operating personnel. We benefit from our senior management team, including Mr. Zhenyu Zheng, in successfully growing our operations in Fujian province.

There can be no assurance that our existing personnel will be adequate or qualified to carry out our strategy, or that we will be able to hire or retain experienced, qualified employees to carry out our strategy. The loss of one or more of our key management or technical personnel, or the failure to attract and retain additional key personnel, could have a material adverse effect on our business, financial condition and results of operations. Moreover, if any of these individuals joins a competitor or undertakes a competing business, we may lose crucial business secrets, personal, and other valuable resources, notwithstanding our contractual arrangements designed to mitigate this loss.

If we are unable to collect accounts receivable from our customers, our results of operations and cash flows could be adversely affected.

As of the date of this prospectus, our customers include hospitals and business partners. All of our hospital customers and business partners have established reputations for reliability in making payments when due, therefore, generally, we believe the accounts receivable will be recovered within the contract period. As of December 31, 2021 and 2020, we determined that all accounts receivable were collectible. However, we cannot assure you that we can collect our debts on time in the future. If we are unable to collect our accounts receivable on a timely and consistent basis, our cash flows and access to operating capital could be adversely affected.

Changes to our payment terms with both customers and suppliers may materially adversely affect our operating cash flows.

Although our accounts receivable are generally recovered within the contract period, we cannot assure you that we would not experience pressure from our customers to extend the number of days before paying accounts receivable. In addition, we may also experience pressure from our suppliers to reduce the number of days of our accounts payable. Any failure to manage our accounts payable and accounts receivable may have a material adverse effect on our business, financial condition and results of operations.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We rely on a combination of trademarks, fair trade practice, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We regard our trademarks and similar intellectual property as critical to our success. We may become an attractive target to intellectual property attacks in the future with the increasing recognition of our brand. Any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that (i) all of our intellectual property rights will be adequately protected, or (ii) our intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Intellectual property protection may not be sufficient in China. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in any such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

A cybersecurity attack, or any other interruption in information technology and/or data security, could adversely affect our business and financial condition.

Fuzhou Yukai uses its MEMS Yukai Medical Hospital Asset Information Management System (the “MEMS System”) when analyzing the value and usage of the tendering hospital’s medical equipment. In June 2022, Fuzhou Yukai acquired several software systems to further update its current MEMS System, including an intelligent medical operation and maintenance system, medical equipment asset management system, medical information service file system, intelligent medical heavy asset operation and maintenance ERP system, medical device adverse event management system, and medical equipment maintenance management system (collectively, the “New Managing Systems,” together with the MEMS System, the “Yukai Systems”). Fuzhou Yukai is currently integrating and modifying the New Managing Systems and expects to operate the New Managing Systems by the end of September 2022.

Cybersecurity breaches of the Yukai System may result from circumvention of security systems, denial-of-service attacks or other cyber-attacks, hacking, “phishing” attacks, computer viruses, ransomware, malware, employee or insider error, malfeasance, social engineering, physical breaches or other actions, any of which could expose Fuzhou Yukai to data loss, and reputation and monetary damages. An interruption of Fuzhou Yukai’s access to, or an inability to access, the Yukai System, could impair Fuzhou Yukai’s ability to perform an evaluation or management of its medical equipment maintenance services on a timely basis. Fuzhou Yukai has from time-to-time experienced cybersecurity breaches, such as computer viruses and similar incidents, which, as of the date of this prospectus, have not had a material impact on Fuzhou Yukai’s business. In the future, any material cybersecurity breach could cause Fuzhou Yukai to experience loss of proprietary data and loss of revenue.

We have no business liability or disruption insurance, which could expose us to significant costs and business disruption and we may incur liabilities that are not covered by insurance.

While we seek to maintain appropriate levels of insurance, not all claims are insurable and we may experience major incidents of a nature that are not covered by insurance. We provide social security insurance, including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. We do not carry any key-man life insurance, product liability, professional liability or business liability insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against professional liability claims. We have not purchased any property insurance or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in China. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected. We could, for example, be subject to substantial claims for damages upon the occurrence of several events within one calendar year. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition. In addition, our insurance costs may increase over time in response to any negative development in our claims history or due to material price increases in the insurance market in general.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of products and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We are also vulnerable to natural disasters and other calamities. We cannot assure you that we are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events could adversely affect our business, financial condition, and results of operations.

Failure to keep up with the changes in domestic industry policies or standards could have a material and adverse effect on our reputation, financial condition and results of operations.

As of the date of this prospectus, our customers include hospitals and business partners. As a participator in the heathy industry, we provide our outsourced medical equipment maintenance service to our customers. The related national government authorities have issued a series of regulatory guidelines and industry policies to ensure the healthy development of the industry. In recent years, as China further deepens the reform of its medical and health system, relevant government departments have successively implemented a series of regulations and policies regarding industry standards, bidding, price formation mechanisms, circulation systems and other related fields.

The deepening of the reform of the domestic pharmaceutical industry and the strengthening of supervision may affect our layout and profitability in the domestic market. If we fail to timely adapt to the profound changes in industry policies, it could materially and adversely affect our business, financial condition, and results of operations.

We depend on our professional technology talents and we cannot assure their retention.

Our success partly depends upon the retention of our professional technology talents including our engineers and technicians. As of December 31, 2021, we maintain a professional team comprised of 68 engineers and technicians, who have expertise in medical equipment maintenance and profound industry experience. Among those talents, 54 of them received college and bachelor degree. There can be no assurance that our existing engineers and technicians will be adequate or qualified to carry out our strategy, or that we will be able to hire or retain new engineers and technicians to carry out our strategy. The loss of one or more of our engineers and technicians, or the failure to attract and retain additional engineers and technicians, could have a material adverse effect on our business, financial condition and results of operations.

In addition, if we fail to establish a competitive incentive mechanism in terms of career prospects, salary, benefits and working environment, we may face the risk of instability in our engineers and technicians team, which could adversely affect our long-term development.

Loss of certain procurement bids could have a material and adverse effect on our reputation, financial conditions and results of operations.

One way we obtain our hospital customers is through the public bidding process. The winning bid price of the outsourced service will be made public by the bidding website. If we lose a bid to our competitors due to a disadvantageous price quote contained in a bid or other reason, we will lose hospital customers. If the local procurement platforms do not solicit supplementary bids for a long time or reopen bids, we may not prevail over our competitors, which could have a material and adverse effect on our reputation, financial conditions and results of operations.

If Fujian Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business license, it could adversely affect our reputation, financial conditions and results of operations.

Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, promulgated on July 30, 2014 and came into effect on October 1, 2014, amended on March 10, 2022, and which amendment came into effect on May 1, 2022, filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the operation of Class II medical devices are subject to filing administration and will receive a Class II Medical Device Selling Record Certificate upon satisfaction of the filing requirement and no pre-approval of authorities is needed. While operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will receive a Class III Medical Device Operation License upon the authorities’ approval. A Class III Medical Device Operation License is valid for five years and may be renewed six months prior to its expiration date. The renewed Class III Medical Device Operation License will be valid for five years. A Class II Medical Device Selling Record Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. In addition, Chinese companies also need to apply for and obtain business licenses before conduct any business activities.

Fuzhou Yukai used to only sell Class II and Class III medical devices. Since 2016, it has adjusted its business operations to focus on providing outsourcing services to hospitals. Fuzhou Yukai obtained a Class III Medical Device Operation License, and such license expired on June 1, 2021. Although Fuzhou Yukai no longer sells Class III medical devices, it remains in good relationships with some Class III medical devices manufacturers. In January 2021, prior to the expiration of the medical device operation license, Fuzhou Yukai sold two Class III medical devices to its customers.

Since June 1, 2021, Fuzhou Yukai has not sold Class III medical devices. Fuzhou Yukai has no current intention of selling Class III medical devices in the future. In providing medical maintenance services to its customers, Fuzhou Yukai received requests to purchase medical equipment from its customers. Accordingly, Fuzhou Yukai also decided to keep its Class II medical devices resale business to meet the requirement of its customers, although the medical equipment resale business has not been Fuzhou Yukai’s main business and primary source of income since 2016. Fuzhou Yukai obtained a Class II Medical Device Selling Record Certificate on May 13, 2014. Such Class II Medical Device Selling Record Certificate will remain effective for the long term, i.e., until Fuzhou Yukai is inspected by the local medical administration department and has been determined by such department to have failed to ensure the safety and effective of the medical devices it sells.

Although as of the date of this prospectus, no event which could cause this Class II Medical Device Selling Record Certificate or any of the PRC subsidiaries’ business licenses to be revoked or cancelled has occurred, we cannot assure you that such Class II Medical Device Selling Record Certificate and business licenses will not be revoked or cancelled in the future. If Fuzhou Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business licenses, it could adversely affect our and Fuzhou Yukai’s reputation, financial conditions and results of operations.

Risks Related to this Offering and Ownership of our Ordinary Shares

An active trading market for our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly.

We have applied to list our ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ordinary shares.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performance of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•	regulatory developments affecting us or our industry;

•	actual or anticipated fluctuations in our results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the market for healthcare industry;

•	announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•	additions to or departures of our senior management;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding shares;

•	negative publicity regarding Chinese listed companies; and

•	sales or perceived potential sales of additional ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 16,000,000 ordinary shares outstanding immediately after this offering or 16,600,000 ordinary shares assuming the full exercise of the underwriters’ over-allotment option. In connection with this offering, each of our directors and officers named in the section “Management,” and shareholders of 5% or more ordinary shares of the Company have agreed not to sell any ordinary shares for six months from the effective date of the registration statement of which this prospectus forms a part without the prior written consent of the underwriter, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of $3.74 per share, representing the difference between our net tangible book value per share of $1.26 as of December 31, 2021, after giving effect to this offering and an assumed initial public offering price of $5.00 per share. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for expanding our operations, purchasing spare equipment and properties for our offices and headquarters, and working capital and other general corporate purposes. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

•	At least 75% of our gross income for the year is passive income; or

•	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, because we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association that we intend to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Some provisions of our amended and restated articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders to the extent authorized but unissued. Under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our amended and restated articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our amended and restated articles of association allow one or more of our shareholders who together hold not less than 10% of the rights to vote to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least twenty-one clear days is required for the convening of an annual general meeting and at least fourteen clear days is required for the convening of any other general meeting. A quorum required for a general meeting is one or more holders holding shares that represent not less than one-third of the outstanding shares of the Company carrying the right to vote at such general meeting. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

Newly enacted Economic Substance Legislation in the Cayman Islands may have an impact on the Company.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act, 2018 (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019 will apply in respect of financial years commencing July 1, 2019 onwards. However, it is anticipated that the Company itself may remain out of scope of the legislation or else be subject to more limited substance requirements. Although it is presently anticipated that the Substance Act will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares), in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, the Company, and our PRC subsidiaries on our business, financial condition and results of operations;
•	our dependence on introducing new services on a timely basis;
•	our dependence on growth in the demand for our services;
•	our ability to effectively improve our technology;
•	our ability to compete effectively;
•	our dependence on a small number of customers for a substantial portion of our net revenue;
•	our ability to successfully manage our capacity expansion and allocation in response to changing industry and market conditions;
•	implementation of our expansion plans and our ability to obtain capital resources for our planned growth;
•	our ability to acquire repair parts and technical support services from our suppliers in suitable quantity and quality;
•	our dependence on key personnel;
•	our ability to undertake mergers, acquisitions, investments or divestments;
•	changes in technology and services;
•	general economic and political conditions, including those related to the medical equipment maintenance industry;
•	possible disruptions in commercial activities caused by events such as natural disasters, terrorist activity
•	fluctuations in foreign currency exchange rates; and
•	other factors in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus contains certain data and information that we obtained from Haiqiao Zhiku. Statistical data in these publications also include projections based on a number of assumptions.

In addition, the new and rapidly changing nature of the medical equipment industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $16,954,837, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $5.00 per ordinary share (excluding any exercise of the underwriters’ over-allotment option). A $1 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $2,394,837, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus.

We plan to use the net proceeds from this offering as follows:

•	approximately 10% of the net proceeds from this offering for purchasing spare equipment;
•	approximately 10% of the net proceeds from this offering for further developing the Yukai Systems;
•	approximately 30% of the net proceeds from this offering for purchasing properties for our offices and headquarters;
•	approximately 50% of the net proceeds from this offering for working capital, operating expenses and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to PRC subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

Our board of directors has discretion regarding whether to declare or pay dividends. All dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We currently do not have any plans to pay cash dividends. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business.

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2021:

•	on an actual basis; and

•	on an as adjusted basis, to give effect to the sale of the 4,000,000 shares in this offering at an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and after giving effect to the use of proceeds described herein.

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Actual	As Adjusted
Cash and cash equivalents	$1,213,989	$18,168,826

Short-term bank loans	$423,483	$423,483
Long-term bank loans	$256,642	$256,642

Shareholders’ equity
ordinary shares, $0.0005 par value, 100,000,000 shares authorized; 12,000,000 shares issued and outstanding on an actual basis, and 16,000,000 shares issued and outstanding on an as adjusted basis	$6,000	$8,000
Additional paid-in capital	$3,012,120	$19,968,957
Accumulated deficit	$(1,090,736)	$(1,090,736)
Accumulated other comprehensive loss	$150,270	$150,270
Total shareholders’ equity	$2,077,654	$19,034,491
Total capitalization	$2,757,779	$19,714,616

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary shares and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders at December 31, 2021 was $1,763,791 or approximately $0.15 per ordinary share. Net tangible book value per ordinary share as of December 31, 2021 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

We will have 16,000,000 ordinary shares outstanding upon completion of the offering, or 16,600,000 ordinary shares, assuming the full exercise of the underwriters’ over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering at an assumed initial public offering price of $5.00 per share, but does not take into consideration any other changes in our net tangible book value after December 31, 2021, will be approximately $1.17 per ordinary share. This would result in dilution to investors in this offering of approximately $3.83 per ordinary share, or approximately 76.6% from the assumed offering price of $5.00 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $1.02 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to investors purchasing ordinary shares in the offering.

Offering Without Over- Allotment
Assumed offering price per ordinary share	$5.00
Net tangible book value per ordinary share before the offering	$0.15
Increase per ordinary share attributable to payments by new investors	$4.24
Pro forma net tangible book value per ordinary share after the offering	$1.17
Increase in net tangible book value per share to existing shareholders	$1.02
Dilution per ordinary share to new investors	$3.83

Assuming the underwriters’ over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $2,394,837, assuming, that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our shares and other terms of this offering determined at pricing.

The following table summarizes on the pro forma as adjusted basis described above, as the date of prospectus, the difference between the number of ordinary shares purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by our existing shareholders and new investors in this offering at an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing ordinary shares in this offering will pay an average price per share substantially higher than our existing shareholder paid.

	Share purchased		Total consideration		Average price
	Number	%	amount	%	per share
Existing shareholders	12,000,000	75.00	$50,000	0.25	$0.0042
New investors	4,000,000	25.00	$20,000,000	99.75	$5.0000
Total	16,000,000	100.00	$20,050,000	100.00	$-

If the underwriters exercise their option to purchase additional ordinary shares in full, the percentage of ordinary shares held by existing shareholders will decrease to approximately 72.29 % of the total number of ordinary shares outstanding after this offering, and the number of shares held by new investors will increase to 4,600,000, or approximately 27.71 % of the total number of ordinary shares outstanding after this offering.

The discussion and the tables above exclude ordinary shares issuable upon exercise of warrants to be issued to the underwriter in this offering.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;
•	an effective judicial system;
•	a favorable tax system;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and
•	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, all of our operations are conducted in the PRC, and all of our assets are located in the PRC. Two of our directors, Ms. Yuan Yuan and Mr. George Xu, are citizens of the United States. The majority of our officers and directors, including Mr. Zhenyu Zheng, Ms. Liping Ni and Mr. Shenghao Zeng, are nationals of the PRC and a substantial portion of their assets are located in the PRC. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and AllBright Law Offices (Fuzhou), our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or
•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

We have been advised by our Cayman Islands legal counsel, Ogier, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment or order, without re-examination or re-litigation of the matters adjudicated upon, if the judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of a tax, fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind, the enforcement of which is contrary to public policy in the Cayman Islands.

We have been advised by our PRC counsel, AllBright Law Offices (Fuzhou), that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We are an exempted company with limited liability incorporated in the Cayman Islands on October 19, 2021. We are a holding company that has no operations ourselves.

Fuzhou Yukai began its operations in 2005. Fuzhou Yukai was formed as a limited liability company in Fuzhou, Fujian province, China, on September 28, 2005. In connection with this offering, we and Fuzhou Yukai have undertaken the Re-organization of our corporate structure in the following steps:

•	on October 19, 2021, Fuzhou Yukai’s Then Shareholders incorporated our Company, YUKAI Health Group Limited, under the laws of the Cayman Islands;
•	on December 29, 2021, we incorporated Fujian Yukai, our WFOE, as a wholly owned subsidiary of our Company; and
•

on April 24, 2022, our WFOE entered into a SPA with Fuzhou Yukai’s Then Shareholders, and according to the SPA, Fujian Yukai acquired all of the shares of Fuzhou Yukai from Fujian Yukai’s Then Shareholders; accordingly, Fuzhou Yukai became a wholly-owned subsidiary of our WFOE.

Our current corporate structure does not contain any VIE structures in the PRC and neither we nor the PRC subsidiaries have any current intention establishing any VIEs in the PRC in the future. Although currently we do not have any VIE structure and we believe that the laws and regulations of the PRC applicable in China do not currently have any material impact on our business, financial condition or results of operations, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to VIE structures, data and cyberspace security, and anti-monopoly concerns, would be applicable to a company such as Fuzhou Yukai and Fujian Yukai. See “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations and interpretations of which may impair our ability to operate profitably.”

We operate business through our two subsidiaries in China: Fujian Yukai and Fuzhou Yukai. Fujian Yukai, currently has no business operations, is our wholly foreign-owned subsidiary formed on December 29, 2021 in Fuzhou city, Fujian province. Fujian Yukai holds 100% of the equity interests in Fuzhou Yukai, which was formed on September 28, 2005 in Fuzhou city, Fujian province.

Fuzhou Yukai used to only sell Class II and Class III medical devices and served as a distributor for many medical device manufacturers in Fujian province, such as Toshiba, RadioMeter, and GE Healthcare China. In 2016, Fuzhou Yukai’s management decided to adjust its development strategy, take advantage of its medical equipment selling experience, and enter the outsourced medical equipment maintenance market. In providing medical maintenance services to its customers, Fuzhou Yukai received requests to purchase medical equipment from its customers. Accordingly, Fuzhou Yukai also decided to keep its Class II medical devices resale business to meet the requirement of its customers, although the medical equipment resale business was not Fuzhou Yukai’s main business and primary source of income since 2016.

As of the date of this prospectus, substantially all of our business is conducted by Fuzhou Yukai. We intend to use Fujian Yukai as our holding WFOE.

Corporate Structure

The chart below summarizes our corporate structure as of the date of this prospectus:

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, AllBright Law Offices (Fuzhou), other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from Chinese authorities, including the CSRC, Cyberspace Administration of China or any other governmental agency that is required to approve our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, we and our PRC subsidiaries have received from the PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include business licenses, and a Class II Medical Device Selling Record Certificate. Chinese companies need to obtain a business license before conduct any business activities. Fuzhou Yukai and Fujian Yukai’s business licenses were issued by the Fuzhou Municipal Bureau of Market Supervision. Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, promulgated on July 30, 2014 and came into effect on October 1, 2014, amended on March 10, 2022, and which amendment came into effect on May 1, 2022, operators engaged in the resale of Class II medical devices are subject to filing administration and will receive a Class II Medical Device Selling Record Certificate upon satisfaction of the filing requirement and no pre-approval of authorities is needed. In contrast, operators engaged in the resale of Class III medical devices are required to obtain Class III Medical Device Operation Licenses and are subject to pre-approval licensing administration.

The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Company	License/Permission	Issuing Authority	Validity
Fujian Yukai Health Technology Co., Ltd.	Business License	Fuzhou Gulou District Market Supervision Bureau	Long-term*

Fuzhou Yukai Trading Co., Ltd.	Business License	Fuzhou Gulou District Market Supervision Bureau	Long-term*
	Class II Medical Device Selling Record Certificate	Fuzhou Gulou District Market Supervision Bureau	Long-term*

*As advised by our PRC counsel, AllBright Law Offices (Fuzhou), the “long-term” licenses and certificate will remain effective indefinitely and will not need to be renewed until Fuzhou Yukai or Fujian Fujian has been determined by such authorities to have failed to meet certain requirements to obtain such licenses and certificate. For example, if Fuzhou Yukai or Fujian Yukai commits criminal or illegal business activities, Fuzhou Yukai’s or Fujian Yukai’s licenses or certificate will be revoked or canceled by the authorities, as applicable. Although, as of the date of this prospectus, no event which could cause any of Fuzhou Yukai or Fujian Yukai’s licenses or certificate to be revoked or canceled has occurred, we cannot assure you that such licenses or certificates will not be revoked or canceled in the future. See “Risk Factors — Risks Related to Our Business and Industry — If Fujian Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business license, it could adversely affect our reputation, financial conditions and results of operations.”

As advised by our PRC counsel, AllBright Law Offices (Fuzhou), neither we nor any of our subsidiaries is currently required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, the Cyberspace Administration of China, or any other relevant Chinese regulatory agencies that is required to approve Fuzhou Yukai and our WFOE’s operations. However, the PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless.

Fujian Yukai’s wholly owned subsidiary, Fuzhou Yukai contributed 100% of our consolidated revenue and accounted for 100% of our consolidated total assets and liabilities for the fiscal years ended December 31, 2021 and 2020 and there was no reconciliation performed between the financial position, cash flows and results of operations of Fuzhou Yukai, our WFOE and us. The following financial information of our WFOE and Fuzhou Yukai was included in the consolidated financial statements. For more information, see our consolidated financial statements and related notes from page F-1 to page F- 29 that appear in this prospectus.

	As of December 31,
	2021	2020
Total Assets	$4,268,935	$7,712,155
Total Liabilities	$2,191,281	$7,830,731

	Fiscal Years Ended December 31,
	2021	2020
Revenue	$9,650,305	$8,094,290
Net profit	$935,824	$7,743

	Fiscal Years Ended December 31,
	2021	2020
Net cash provided by (used in) operating activities	$3,087,585	$(1,069,389)
Net cash (used in) provided by investing activities	(327,748)	7,863
Net cash (used in) provided by financing activities	(2,152,963)	1,058,914
Effects of foreign currency translation	13,593	44,660
Net increase in cash and cash equivalents	$620,467	$42,048

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements, the notes to those financial statements and other financial data that appear elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-looking Statements.”

Overview

We are an exempted company with limited liability incorporated in the Cayman Islands on October 19, 2021. We are a holding company that has no operations ourselves. We operate business through our two subsidiaries in China: Fujian Yukai and Fuzhou Yukai. Fujian Yukai, currently with no business operations, is our wholly foreign-owned subsidiary formed on December 29, 2021 in Fuzhou city, Fujian province. Fujian Yukai holds 100% of the equity interests in Fuzhou Yukai, which was formed on September 28, 2005 in Fuzhou city, Fujian province. As of the date of this prospectus, substantially all of our business is conducted by Fuzhou Yukai.

We believe we provide expertise in managing and maintaining mission-critical, regulated, reusable medical devices. Through Fuzhou Yukai, we offer healthcare providers comprehensive medical equipment services that reduce capital and operating expenses, optimize medical equipment utilization, reduce waste, enhance staff productivity and bolster patient safety.

We obtain our hospital customers through the public bidding process and obtain our business partners through our contacts and resources in the industry. Revenue is recognized when the promised services or goods are delivered to customers, in an amount that reflects the consideration allocated to the respective performance obligation. We recorded and recognized revenues from both products and services in one account, which we present as revenues in the accompanying consolidated statements of operations and comprehensive income.

During the fiscal years ended December 31, 2021 and 2020, we derived revenue from the following factors:

Outsourced Medical Equipment Management Service

Our outsourcing services include maintenance and the provision of spare equipment during maintenance. We generally maintain all of our customers’ medical equipment, including life-supporting medical devices, diagnostic equipment, basic treatment equipment, and supporting equipment, in accordance with relevant contract terms.  We provide spare equipment to our customers while their equipment is under repair.

Outsourced medical equipment maintenance service is our major service. Revenue attributable to such service for the years ended December 31, 2021 and 2020 was $9,549,767 and $8,032,639, respectively, representing 99.0% and 99.2% of the total revenue, respectively.

Sales of Medical Equipment

Fuzhou Yukai used to only sell Class II and Class III medical devices, but has adjusted its business operations to focus on providing outsourcing services to hospitals since 2016. Although Fuzhou Yukai has shifted its business focus, it remains in good relationships with some Class III medical device manufactures. Fuzhou Yukai sold a very limited number of Class III medical devices to its customers during fiscal years ended December 31, 2021 and 2020. Our subsidiary, Fuzhou Yukai obtained a Class III Medical Device Operation License, and such license expired on June 1, 2021. Since June 1, 2021, Fuzhou Yukai ceased selling Class III medical equipment. Fuzhou Yukai has no current intention of selling Class III medical devices in the future.

In providing medical maintenance services to its customers, Fuzhou Yukai received requests to purchase medical equipment from its customers. Accordingly, Fuzhou Yukai also decided to keep its Class II medical devices resale business to meet the requirement of its customers, although the medical equipment resale business was not Fuzhou Yukai’s main business and primary source of income since 2016. Fuzhou Yukai obtained a Class II Medical Device Selling Record Certificate on May 13, 2014. Such Class II Medical Device Selling Record Certificate will remain effective for the long term, i.e., until Fuzhou Yukai is inspected by the local medical administration department and has been determined by such department to have failed to ensure the safety and effective of the medical devices it sells. Fuzhou Yukai has only sold Class II medical devices since June 1, 2021.

Revenue attributable to the sales of the medical equipment for the years ended December 31, 2021 and 2020 was $100,538 and $61,651, respectively, representing 1.0% and 0.8% of the total revenue, respectively.

Principal Factors Affecting Our Financial Performance

We believe that our operating results are primarily affected by the following factors:

●	growth in the Chinese economy;
●	industry growth;
●	competition in the medical equipment maintenance service industry;
●	changes to government policies;
●	market conditions and our market position; and
●	our ability to develop competitive services.

Result of Operations

	For the Years Ended December, 31
	2021	2020
Revenues
-Outsourced Medical Equipment Management Service	$9,549,767	$8,032,639
-Sales of Medical Equipment	100,538	61,651
Total revenues	9,650,305	8,094,290
Cost of revenues
-Outsourced Medical Equipment Management Service	7,282,361	6,847,488
-Sales of Medical Equipment	67,888	38,509
Total cost of revenues	7,350,249	6,885,997
Gross profit	2,300,056	1,208,293
Operating expenses
Sales and marketing expenses	63,330	31,099
General and administrative expenses	914,515	911,453
Total operating expenses	977,845	942,552
Income from operations	1,322,211	265,741

Other income/ (expense)
Interest income	4,825	6,734
Interest expense	(90,957)	(259,943)
Foreign currency exchange (loss) gain	(534)
Others, net	2,817	-
Total other expense	(83,849)	(253,209)
Income before income taxes	1,238,362	12,532

Income tax expense	(302,538)	(4,789)

Net income	$935,824	$7,743

Revenues

Currently, all of our revenues are generated in the PRC and our entire workforce is located there. Our business and operating results are affected by general factors affecting the medical equipment repair and maintenance industry in China, including China’s overall economic growth, the growth in China’s total health expenditure, the increase in the total number of hospitals in China and potential surges in demand for equipment necessary for patient care. Unfavorable changes in any of these general factors could affect the demand for services we provide and could materially and adversely affect our results of operations.

Our results of operations are also affected by factors affecting our ability to maintain existing contracts or contract terms or enter into new contracts with customers. Fuzhou Yukai’s revenue and growth depend, in part, on continuing contracts with its customers. Fuzhou Yukai has been able to maintain and renew the majority of such contracts and expand the solutions it offers under such contracts. If Fuzhou Yukai is unable to maintain its contracts, or if the existing and potential customers seek to lower the contract prices or adjust other terms, Fuzhou Yukai may lose a portion or all of the existing or potential business with, or revenue from, such existing or potential customers.

During the year ended December 31, 2021, we experienced a meaningful increase in our sales and profitability, primarily driven by increased demand for equipment necessary for patient care since the outbreak of the COVID-19 pandemic in early 2020. Moreover, hospitals are restricted by capital and operating budgets while facing the increasing costs and complexity of medical equipment, which necessitates more recordkeeping and more communications with third-party maintenance providers in the use of such equipment. As a result, our revenue increased by approximately $1.56 million during the year ended December 31, 2021, with the majority of growth coming from new contracts signed during the year ended December 31, 2020 for medical equipment maintenance services

We recognize revenue evenly by month according to the signed contracts. Our total revenue grew from approximately $8.09 million for the year ended December 31, 2020, to approximately $9.65 million for the year ended December 31, 2021, an increase of 19.22%.

The increase in revenue of $1.5 million in 2021 compared to 2020 is mainly due to the following:

•	The contracts Fuzhou Yukai entered into with its customers during the year ended December 31, 2020 have an aggregated contract price of approximately $14 million (VAT excluded). For those contracts, the revenue is recognized over a certain period of time, generally 1-3 years, and the Company recognized revenue of approximately $5.82 million and $2.44 million during the year ended December 31, 2021 and 2020, respectively, resulting in an increase in revenue of $3.39 million in the year ended December 31, 2021 compared to the year ended December 31, 2020;

•	For contracts expired during the year ended December 31, 2020, the Company recognizes revenue of approximately $2.5 million during the year ended December 31, 2020, and $850,000 during the year ended December 31, 2021, resulting in a decrease in revenue of $2.4 million in the year ended December 31, 2021, compared to the year ended December 31, 2020; and

•	For the contracts entered in the year ended December 31, 2021, the Company recognized revenue of approximately $0.8 million in 2021, resulting in an increase in the Company's revenue of $0.8 million in the year ended December 31, 2021 compared to the year ended December 31, 2020.

Cost of Revenues and Gross Margin

Cost of revenues increased by $0.46 million from $6.89 million for the year ended December 31, 2020, to $7.35 million for the year ended December 31, 2021, an increase of 6.74%, and correspondingly, gross profit margin increased to approximately 24% for the year ended December 31, 2021 from approximately 15% for the year ended December 31, 2020. The increase of gross profit margin in such period is primarily attributed to employee turnover. During the year ended December 31, 2020, we hired some new technicians, including apprentices. During the year ended December 31, 2021, some of the apprentices and technicians voluntarily left our company and we did not hire new technicians to replace them.

The employee turnover in 2021 resulted in an average net reduction of approximately 36 of Fuzhou Yukai’s technicians and a reduction of approximately $248,065 in labor cost in costs of revenue. For the year ended December 31, 2021, labor cost in the cost of revenue account for approximately 13.4% of the total revenue, a decrease of 5.6% from approximately 19.0% during the year ended December 31, 2020.

The Company's materials cost in costs of revenue increased by approximately $712,269 during the year ended December 31, 2021 compared to the year ended December 31, 2020, due to the increased volume of maintenance operations. As for the year ended December 31, 2021, materials cost in costs of revenue account for approximately 63.0% of the total revenue, a decrease of 3.1% from approximately1 66.1% during the year ended December 31, 2020. There was no particular business reason for the decrease in materials cost as a percentage of revenue. Demand for materials is different monthly, depending upon the service life and failure probability of the medical machines and equipment, while the revenue was recognized evenly by month, for which materials cost fluctuated.

Compare to the year ended December 31, 2020, the Company's total revenues increased by approximately $1.56 million, the materials cost and labor cost in costs of revenue increased by an aggregated of $0.46 million, resulting in an increase of $1.10 million in gross profit during the year ended December 31, 2021. Materials cost as a percentage of revenue and labor cost as a percentage of revenue decreased by approximately 5.6% and 3.1%, respectively, leading to the decrease of approximately 8.7% in gross profit margin.

Sales and marketing expenses

Sales and marketing expenses are primarily comprised of certain salaries of employees in the marketing department, transportation fees, fees associated with trade shows and similar exhibitions and other marketing expenses. Sales and marketing expenses were $0.06 million for the year ended December 31, 2021, an increase of $0.03 million as compared to the same period in 2020.

General and administrative expenses

General and administrative expenses are incurred in the day-to-day operations of a business and may not be directly tied to a specific function or department within the company, such as manufacturing, production, or sales. General and administrative expenses are primarily comprised of rental fees, utilities, insurance, legal fees, certain salaries and operational overhead expenses that impact the entire business. We record equipment, vehicles and appliances at cost and calculate depreciation using the straight-line method over the estimated useful lives of our assets, which generally range from three to five years. General and administrative expenses were $0.91 million for the year ended December 31, 2021, remaining almost the same as that for the year ended December 31, 2020.

Income from operations

Income from operations increased from approximately $0.27 million for the year ended December 31, 2020 to approximately $1.32 million for the year ended December 31, 2021, an increase of approximately $1.06 million.

Total other income (expenses), net

For the year ended December 31, 2021, total other expense (net of other income) was $83,849, compared to total other expense (net of other income) of $253,209 for the year ended December 31, 2020, with a decrease of $169,360. The decrease of other expenses was primarily attributable to the decrease of interest expense incurred from short term loans.

Net income attributable to company shareholders

As a result of the factors described above, our net income for the year ended December 31, 2021 was $0.94 million, compared to net income of $7,743 for the year ended December, 2020, an increase in net income of $0.93 million.

Foreign currency translation

The accompanying consolidated financial statements are presented in the United States dollars. The functional currency of YUKAI established pursuant to the laws of the Cayman Islands are the United States dollar. The functional currency of Fujian Yukai and Fuzhou Yukai are established pursuant to the laws of China, are RMB. For the subsidiaries whose functional currencies are RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates.

The Consolidated Balance Sheet balances, with the exception of equity at December 31, 2021 and December 31, 2020, were translated at RMB6.3757 and RMB 6.5249 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to the consolidated statements of operations and comprehensive income and the consolidated statements of cash flows for the years ended December 31, 2021 and 2020 were RMB 6.4474 and RMB 6.8941 to $1.00, respectively.

Net gains and losses resulting from foreign exchange translations are included in the comprehensive income and the consolidated statements of operations. As a result of foreign currency translations, which are a non-cash adjustment, we reported a foreign currency translation income of $13,478 for the year ended December 31, 2021. We reported a foreign currency translation loss of $7,326 for the year ended December 31, 2020. This non-cash income/loss had the effect of decreasing/increasing our reported comprehensive income or loss.

Liquidity and Capital Resources

Liquidity

As of December 31, 2021, we had cash and cash equivalents of $1.21 million. To date, we have financed our operations primarily through net cash flow from operations, proceeds from short-term bank loans and proceeds of funds borrowed from related parties. We expect to finance our operations and working capital needs in the near future from part of our net proceeds of this offering, proceeds from bank loans and cash generated through operations.

Subsequent to the fiscal year ended December 31, 2021, Fuzhou Yukai entered into loan agreements with multiple banks in the PRC for an aggregate amount of $4,109,353 and repaid an aggregate amount of $1,095,999. As of the date of this prospectus, the outstanding principal amount of bank loans was $3,693,479. Fuzhou Yukai also entered into several factoring contracts with rights of recourse to borrow an aggregate amount of up to $1,764,513 from the commercial factoring enterprises in the PRC through assignments of accounts receivable claims and repaid an aggregate borrowing amount of $ 470,537, and the outstanding principal amount of the borrowings as of the date of this prospectus is $1,293,976.

Net cash provided by operating activities of continuing operations was approximately $3.09 million for the year ended December 31, 2021 and we expect to keep positive operating cash flow in the next 12 months. We believe that our current cash and cash equivalents of $1.21 million, our credit facilities with multiple banks in the PRC, and our anticipated cash flows generated from operations, based on the level of operating performance in 2021, will be sufficient to meet our cash requirements and other financial obligations for the next 12 months.

We may, however, in the future require additional cash resources, due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

	December 31, 2021	December 31, 2020	Change	Percentage Change
Working capital:
Total current assets	$3,344,216	$6,540,895	$(3,196,679)	-48.87%
Total current liabilities	2,145,050	7,660,628	(5,515,578)	-72.00%
Working capital	$1,199,166	$(1,119,733)	$2,318,899	>100%

Because the exchange rate conversion is different for the consolidated balance sheets and the consolidated statements of cash flows, the changes in assets and liabilities reflected on the consolidated statements of cash flows are not necessarily identical with the comparable changes reflected on the consolidated balance sheets.

Cash Flow Summary

The following table sets forth a summary of our cash flows for the periods presented:

	As of December 31,
	2021	2020
Net cash provided by (used in) operating activities	$3,087,585	$(1,069,389)
Net cash (used in) provided by investing activities	(327,748)	7,863
Net cash (used in) provided by financing activities	(2,152,963)	1,058,914
Effects of currency translation	13,593	44,660
Net change in cash and cash equivalents	620,467	42,048
Cash and cash equivalents, beginning of the year	593,522	551,474
Cash and cash equivalents, end of the year	$1,213,989	$593,522

Operating Activities:

Net cash provided by operating activities of continuing operations was approximately $3.09 million for the year ended December 31, 2021, primarily due to a net income of approximately $0.94 million adjusted by non-cash working capital. The adjustments for changes in assets and liabilities primarily included (i) a decrease of approximately $2.11 million of accounts receivable, (ii) a decrease of approximately $1.36 million of advances to suppliers, deposits and other current assets, and (iii) a decrease of accounts payable by approximately $2.13 million.

Net cash used in operating activities of continuing operations was approximately $1.07 million for the year ended December 31, 2020, primarily due to a net income of approximately $7,743 adjusted by non-cash working capital. The adjustments for changes in assets and liabilities primarily included (i) a decrease of $1.36 million of advances to suppliers, deposits and other current assets, (ii) a decrease of approximately $1.02 million of account payable, and (iii) a decrease of advances from customers by approximately $1.15 million.

Investing Activities:

Net cash used in investing activities of continuing operations was $0.33 million for the year ended December 31, 2021, which is due to an amount spent on the purchase of a piece of software copyright and a net advance provided to related parties.

Net cash provided in investing activities of continuing operations was $7,863 for the year ended December 31, 2020, which is due to net a repayment received from related parties.

Financing Activities:

Net cash used in financing activities of continuing operations was $2.15 million for the year ended December 31, 2021. It was mainly attributable to (i) a net repayment of $1.53 million to the related parties, and (ii) a net repayment of $1.87 million short-term loans. Net cash provided by financing activities was for continuing operations of $1.06 million for the year ended December 31, 2020. It was primarily attributable to net proceeds of $1.53 million from short-term loans.

We expect to incur additional costs associated with becoming a public company in the United States, primarily due to increased expenses related to accounting and tax services, legal expenses and investor and shareholder-related expenses. These additional long-term expenses may require us to seek other sources of financing, such as additional borrowings or public or private equity or debt capital. The availability of these other sources of financing will depend upon our financial condition and results of operations as well as prevailing market conditions and may not be available on terms reasonably acceptable to us or at all.

Capital Resources

	December 31, 2021	December 31, 2020	Change	Percentage Change
Cash and cash equivalents	$1,213,989	$593,522	$620,467	104.54%
Accounts receivables, net	1,934,150	3,975,604	(2,041,454)	-51.35%
Amounts due from related parties	44,309	42,269	2,040	4.83%
Inventory	54,257	484,572	(430,315)	-88.80%
Advances to suppliers, deposits and other current assets	97,511	1,444,928	(1,347,417)	-93.25%
Total current assets	$3,344,216	$6,540,895	$(3,196,679)	-48.87%
Equipment, vehicles, and appliances, net	436,822	651,739	(214,917)	-32.98%
Intangible assets, net	313,863	-	313,863	>100.00%
Operating Lease Right-of-use assets, net	59,037	108,211	(49,174)	-45.44%
Deferred tax assets	114,997	411,310	(296,313)	-72.04%
Total non-current assets	$924,719	$1,171,260	$(246,541)	-21.05%
Short-term loans	423,483	2,260,696	(1,837,213)	-81.27%
Account payable	482,787	2,573,789	(2,091,002)	-81.24%
Advances from customer	131,929	116,049	15,880	13.68%
Taxes payable	134,169	41,939	92,230	219.91%
Amounts due to related parties	356,072	1,859,067	(1,502,995)	-80.85%
Accrued expenses and other current liabilities	349,448	622,562	(273,114)	-43.87%
Current maturities of lease liabilities	49,790	48,948	842	1.72%
Current maturities of long-term bank loans	217,372	137,578	79,794	58.00%
Total current liabilities	$2,145,050	$7,660,628	$(5,515,578)	-72.00%
Long-term portion of long-term loans	39,270	114,649	(75,379)	-65.75%
Long-term portion of lease liabilities	6,961	55,454	(48,493)	-87.45%
Total non-current liabilities	$46,231	$170,103	$(123,872)	-72.82%

Cash

As of December 31, 2021, we had a total of $1.21 million in cash and cash equivalents, wholly held inside the PRC and as of December 31, 2020, we had a total of $0.60 million in cash and cash equivalents, which amount was wholly held inside the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

	As of December 31,
	2021	2020
Cash on hand	$2,404	$2,965
Deposit on bank	1,211,585	590,557
Total cash and cash equivalent	$1,213,989	$593,522

Advances to suppliers, deposits and other current assets

As of December 31, 2021, balances of advances to suppliers, deposits and other current assets were $97,511, a decrease of $1.35 million, compared to $1.44 million as of December 31, 2020. The decrease was primarily due to a decrease in advances to suppliers.

	As of December 31,
	2021	2020
Advances to suppliers	$39,408	$1,246,929
Other receivables	57,497	197,999
Short-term deferred expenses	606	-
Total advances to suppliers, deposits and other current assets	$97,511	$1,444,928

Current assets

Current assets as of December 31, 2021 totaled $3.34 million, a decrease of $3.20 million from our December 31, 2020 balance. The decrease primarily resulted from (i) a $0.6 million increase in cash and cash equivalents, (ii) a $2.0 million decrease in accounts receivables, and (iii) a $1.35 million decrease in advances to suppliers, deposits and other current assets.

The decrease in accounts receivable of $2.00 million and advances to suppliers and other receivables of $1.35 million resulted in an aggregated increase of approximately $3.35 million of cash flow generated from operating activities during the year ended December 31, 2021, which is expected to improve Company’s ability to meet its cash obligations and other financial obligations.

Current liabilities

Current liabilities as of December 31, 2021 were $2.15 million, a decrease of $5.51 million, compared to $7.66 million as of December 31, 2020.

Credit Facility

During the year ended December 31, 2021, we entered into a mortgage loan agreement with CIB China's Industrial Bank for a short-term bank loan in the principal amount of $418,776. The term of the loan was for one-year with a fixed annual interest rate of 4.85%. During the year ended December 31, 2020, we entered into credit facility agreements with multiple banks in the PRC for a total of short-term bank loans in the aggregate principal amount of $2,857,516. The terms of loans were of one-year term with fixed annual interest rates that ranged from 5% to 10%. Subsequent to the fiscal year ended December 31, 2021, Fuzhou Yukai entered into loan agreements with multiple banks in the PRC for an aggregate amount of $4,109,353, with the terms ranging from 6 to 12 months and interest rates ranging from 3.20%-5.95%, and also entered into several factoring contracts with rights of recourse to borrow an aggregate amount of up to $1,764,513 from the commercial factoring enterprises in the PRC through assignments of accounts receivable claims, with borrowing terms ranging from 4 to 12 months and interest rates ranging from 7.00% to 24.00%.

We also partially finance our operations through loan borrowed from shareholders. During the year ended December 31, 2021, we obtained a loan in the principal amount of $913,552 for daily operations from our shareholder, Mr. Zhenyu Zheng, free of interest. As of December 31, 2021, the Company had a $256,067 outstanding loan payable to Mr. Zhenyu Zheng considering the exchange rate fluctuation $122,821. During the year ended December 31, 2020, the Company obtained loans in the principal amounts of $437,330 and $446,759 for daily operations from our shareholders, Mr. Zhenyu Zheng and Fujian Yukai Medical Technology Group Co., Ltd., Fuzhou Yukai’s then shareholder before the Re-organization (“Yukai Medical”), respectively, free of interest. As of December 31, 2020, the Company had a $1,859,067 outstanding loan payable to Mr. Zhenyu Zheng considering the exchange rate fluctuation of $25,205.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these audited consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate our estimates on an ongoing basis, including those related to revenue recognition and income taxes. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making the judgments we make about the carrying values of our assets and liabilities that are not readily apparent from other sources. Because these estimates can vary depending on the situation, actual results may differ from the estimates.

The critical accounting policies summarized in this section are discussed in further detail in the notes to the audited consolidated financial statements appearing elsewhere in this annual report. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Revenue Recognition

We adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all years presented. The core principle of this new revenue standard is that a company should recognize revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle by us in determination of revenue recognition:

●	Step 1: Identify the contract(s) with the customer;

●	Step 2: Identify the performance obligations in the contract;

●	Step 3: Determine the transaction price;

●	Step 4: Allocate the transaction price to the performance obligations in the contract; and

●	Step 5: Recognize revenue when or as the Company satisfies a performance obligation.

Our main business is to provide outsourced medical equipment maintenance services for hospitals; specifically, the Company provides comprehensive machine maintenance services for the medical equipment in hospitals, which services and related details are usually listed in the revenue contract or bidding document of each hospital.

The performance obligation was to provide medical equipment maintenance services over the contracted period. The performance obligation was distinct, as (i) the customer can benefit from the service on its own; and (ii) no other performance obligation was identified in the agreement, that is, the performance obligation was separately identifiable.

The transaction price in the contract was usually reflected as a flat fee for the whole contract period, and after signing the contract, we did not expect the contract to be cancelled, renewed or modified. Furthermore, the Company did not identify any other types of consideration, other than the flat fee per the contract, in exchange for providing the repair and maintenance services.

Fuzhou Yukai was a principal for this performance obligation. There was only one performance obligation in each of the contracts and there was no need for allocation. The performance obligation is fulfilled once the Company has provided repair and maintenance services over the agreed upon contract period.

Fuzhou Yukai agrees in each contract to provide medical equipment maintenance services during a certain period. As the work may be delivered on a recurring basis, the customers (usually hospitals) can simultaneously receive and consume the benefits when Fuzhou Yukai provides relevant services. No asset that the customer controls is created or enhanced during the performance. Fuzhou Yukai has enforceable rights to payment for performance obligations completed as identified in the contracts. If the contracts are terminated by the customer or another party for reasons other than the Company’s failure to perform as promised. Based on the above analysis, the works are substantially the same and that have the same pattern of transfer to the customer over a time period and the medical equipment repair and maintenance services should be recognized over time. The Company recognizes revenue evenly each month according to the terms of each contract for services.

In addition, Fuzhou Yukai also sells Class II medical devices or medical materials, although, the revenue received for such sales accounted for a small proportion, only 1.0% and 0.8% for the year ended December 31, 2021 and the year ended December 31, 2020, respectively. For this kind of revenue, the revenue should be recognized upon fulfillment of the performance obligation, after the customer has checked and accepted the goods, which is at a point in time.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions of future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Significant estimates and assumptions by management include, among others, the valuation of accounts receivable, advances to suppliers, and other receivables, useful lives and impairment of long-lived assets, allowance for doubtful accounts, income taxes including the valuation allowance for deferred tax assets. While we believe that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

Fair Value of Financial Instruments

We follow the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”). It clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, advances to suppliers, deposits and other current assets, short-term loans, accounts payable, other current liabilities, amounts due to related parties and income tax payable approximate their fair value based on the short-term maturity of these instruments.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board(“FASB“) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This amends guidelines on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current U.S. GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which amended the effective date of ASU 2016-13. Early adoption is permitted. Although the Company adopted the guidance, there was no impact on the consolidated financial statements for the Company’s two fiscal years ended on December 31, 2021 and 2020, since the Company did not have any assets held at amortized cost basis or available-for-sale debt securities as of December 31, 2021 and 2020.

In August 2017, the FASB amended the existing accounting guidance for hedge accounting. The amendments require expanded hedge accounting for both non-financial and financial risk components and refine the measurement of hedge results to better reflect an entity’s hedging strategies. The new guidance also amends the presentation and disclosure requirements and changes how entities assess hedge effectiveness. The new guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018 with early adoption permitted. The new guidance must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date. We adopted the amendment on January 1, 2020 by using the modified retrospective method. The adoption had no impact on the Company’s financial position, the results of operations and statement of cash flows for the years ended December31, 2021 and 2020.

In March 2018, the FASB issued ASU 2018-05, “Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118,” which amends the FASB ASC and XBRL Taxonomy based on the Tax Cuts and Jobs Act, or the Act, that was signed into law on December 22, 2017 and Staff Accounting Bulletin No. 118 that was released by the SEC. The Act changes numerous provisions that impact U.S. corporate tax rates, business-related exclusions, and deductions and credits and may additionally have international tax consequences for many companies that operate internationally. We adopted the amendment on January 1, 2020 by using the modified retrospective method. The adoption had no impact on the Company’s financial position, the results of operations and statement of cash flows for the years ended December31, 2021 and 2020.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on our consolidated results of operations or financial position. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. We do not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to our consolidated financial condition, results of operations, cash flows, or disclosures.

INDUSTRY

All the information and data presented in this section have been derived from the industry report of Haiqiao Zhiku (Xiamen) Cultural Development Co., Ltd. (the “Haiqiao Zhiku”), commissioned by us in April 2022 entitled “Analysis of After-sales Service Market of Medical Devices in China” (the “Haiqiao Zhiku Report”), unless otherwise noted. Haiqiao Zhiku has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of Medical Equipment Repair and Maintenance Industry

Growing Demands Boost Industry Expansion

According to the National Health Commission of China, China's medical equipment sector witnessed robust growth in the past five years, with the market size reaching 840 billion RMB (about $131.81 billion) in 2020.

Prospects of the Medical Equipment Maintenance Industry

Healthcare investment continues to increase: According to the National Bureau of Statistics of China, China’s total health expenditure (the “THE”) increased from approximately 2 trillion RMB in 2011 to 7.2 trillion RMB in 2020, with a compound annual growth rate of 13.67%. China’s government health expenditure (the “GHE”) also increased from 746.4 billion RMB in 2011 to 2,194.1 billion RMB in 2020, with a compound annual growth rate of 11.39%.

* Data source: National Bureau of Statistics, interpreted by Haiqiao Zhiku (Xiamen)

Year-on-year increase in medical institutions: As a result of China’s increasing investment in the healthcare sector, the total number of hospitals in China has increased significantly over the last decade from roughly 21,000 in 2011 to about 37,000 hospitals in 2021.

2011-2021 Number of hospitals in China's mainland

* Data source: National Bureau of Statistics, interpreted by Haiqiao zhiku (Xiamen)

Industry overview for Fujian province: According to Haiqiao Zhiku’s report, the total number of healthcare institutions in Fujian province was 28,105 in 2021, of which 1,072 were hospitals, as compared with 789 healthcare institutions in 2011, of which 789 were hospitals.

* Data source: National Bureau of Statistics, interpreted by Haiqiao zhiku (Xiamen)	* Data source: National Bureau of Statistics, interpreted by Haiqiao zhiku (Xiamen)

New opportunities arising from new medical infrastructure: On March 22, 2022, the General Office of the People’s Government of Fujian province released the “Implementation Plan for Promoting the High-Quality Development of Public Hospitals in Fujian” (the “Fujian Implementation Plan”). According to the requirements of the Fujian Implementation Plan, the average number of beds in medical institutions per 1,000 people in Fujian province will reach 6.10 by 2025; and the number of beds in public hospitals per 1,000 people will be 3.6 by 2025. There will be at least one tertiary hospital in each district and each county with a population of more than 300,000 should have at least one secondary hospital.

Hospital equipment maintenance market size in Fujian province: According to official data from the Fujian Provincial Health Commission, Fujian province had 87 tertiary hospitals in 2020, representing an increase of 23 tertiary hospitals as compared with the number in 2016, with new beds growing by more than 25%.

* Data source: Fujian Provincial Health Commission, interpreted by Haiqiao Zhiku (Xiamen)

Analysis of Competition Pattern and Market Share of Fujian Province

The most significant medical device equipment maintenance service companies in Fujian province currently include Shanghai Kedu Healthcare Technology Co., Ltd. (“Shanghai Kedu”), Shanghai Kunya Medical Apparatus Co., Ltd. (“Shanghai Kunya”) and Fuzhou Yukai Trading Co., Ltd. (“Fuzhou Yukai”). According to Fujian Province government procurement website http://www.ccgp-fujian.gov.cn/, from January 2018 to March 2022, a total of 49 hospital service tenders were made in Fujian province. Shanghai Ked, Shanghai Kunya and Fuzhou Yukai represented the three top providers of medical equipment maintenance services in market share for this period, based on the amounts and percentages of their respective winning bids.

Service Providers	Number of Bids Won	Percentage of Bids Won	Amount of the Winning Bids (by million RMB)	Percentage of Amount of the Winning Bids
Fuzhou Yukai	32	63.5%	238	62.9%
Shanghai Kedu	7	14.2%	51.17	13.5%
Shanghai Kunya	1	2%	7.95	2.1%
Others	9	20.3%	80.88	21.5%
Total	49	100%	378	100%

BUSINESS

Our Mission

Through our PRC subsidiaries, mainly Fuzhou Yukai, we provide solutions to the PRC healthcare industry to support efficient, safe and sustainable medical equipment maintenance systems. We endeavor to ensure that healthcare providers, especially hospitals, have the critical medical equipment to care for patients, and we offer them services that lower costs, reduce waste, and maintain a high standard of medical device management in the healthcare industry.

Our mission is to maintain the medical equipment that protects the health of the Chinese and to make a difference for the customers, patients and communities we serve.

Overview

We are an exempted company with limited liability incorporated in the Cayman Islands on October 19, 2021. We are a holding company that has no operations ourselves. We operate business through our two subsidiaries in China: Fujian Yukai and Fuzhou Yukai. Fujian Yukai, currently with no business operations, is our wholly foreign-owned subsidiary formed on December 29, 2021 in Fuzhou city, Fujian province. Fujian Yukai holds 100% of the equity interests in Fuzhou Yukai, which was formed on September 28, 2005 in Fuzhou city, Fujian province. As of the date of this prospectus, substantially all of our business is conducted by Fuzhou Yukai.

Fuzhou Yukai used to only sell Class II and Class III medical devices and served as a distributor for many medical device manufacturers in Fujian province, such as Toshiba, RadioMeter, and GE Healthcare China. In 2016, Fuzhou Yukai’s management decided to adjust its development strategy, take advantage of its medical equipment selling experience, and enter the outsourced medical equipment maintenance market. In providing medical maintenance services to its customers, Fuzhou Yukai received requests to purchase medical equipment from its customers. Accordingly, Fuzhou Yukai also decided to keep its Class II medical devices resale business to meet the requirement of its customers, although the medical equipment resale business was not the Company’s main business and main source of income since 2016.

We believe we and Fuzhou Yukai are experts in managing and maintaining mission-critical, regulated, reusable medical devices. Through Fuzhou Yukai, we offer healthcare providers comprehensive medical equipment services that reduce capital and operating expenses, optimize medical equipment utilization, reduce waste, enhance staff productivity and bolster patient safety.

Our professional services enable healthcare providers to have high-quality, expertly maintained equipment to serve their patients. Our strong connections in Fujian province enable us to reach customers across the healthcare system in Fujian province. Our ability to rapidly repair equipment during peak times and emergencies makes us a service provider of choice for many county, city, and provincial hospitals in Fujian province.

Fuzhou Yukai’s customer base includes 1) hospital customers and 2) business partner customers. Fuzhou Yukai obtain its hospital customers through the public bidding process. Fuzhou Yukai enters into contracts directly with its hospital customers after winning the bids. In addition to bidding, Fuzhou Yukai also wins business by cooperating with its business partners. Such cooperation with the business partners includes two different models: a) a joint bidding model, and b) a subcontracting model. In the joint bidding model, Fuzhou Yukai submits bidding documents together with its business partner. After winning the bids, Fuzhou Yukai, its business partner, and the hospital will enter into a tripartite agreement which, among other things, will stipulate that the hospital will pay the business partner directly. Fuzhou Yukai and the business partner will also enter into a separate agreement which, among other things, will provide that Fuzhou Yukai receives payment from its business partner. The subcontracting model works in two steps: first, the business partners obtain hospital customers through the bidding process or their sales teams; and second, after business partners win contracts from hospital customers, they then subcontract the projects to Fuzhou Yukai. In these cooperation models, Fuzhou Yukai provides maintenance services to the hospitals and receive compensation from its business partners. In both the joint bidding model and the subcontracting model, Fuzhou Yukai receives payments for its performance from the business partners. Accordingly, Fuzhou Yukai and we believe that we can identify the business partners as Fuzhou Yukai’s customers.

Through Fuzhou Yukai, we provide medical device remediation and repair services to hospitals. Fuzhou Yukai has 13 service centers and deliver 24/7 services through these service centers to the hospital customers.

As of December 31, 2021, we employ a team of more than 68 specialized repair technicians and engineers, and among them, (i) approximately 60 are field-based technicians who work onsite within customers’ hospital facilities, and (ii) approximately 8 technicians work in the Company headquarters and can be dispatched to different hospitals as required. Approximately 24 employees are management personnel, including bidding managers and account managers. Our fees are paid directly by our customers according to the payment terms in the contracts. As of the date of this prospectus, we estimate all of our debts are receivable.

Development Trends

We believe that the following trends characterize the essential nature of our work:

Improved patient safety and outcomes. Hospitals across Fujian province and China focus on improving patient safety and outcomes. Fuzhou Yukai assists the hospitals in maintaining their equipment to ensure such equipment is available when and where it is needed for patient care, thereby improving patient safety and optimizing patient outcomes.

Increased capital and operating expense pressures. Hospitals are restricted by capital and operating budgets while facing the increasing costs and complexity of medical equipment. The increasing complexity of medical equipment necessitates more recordkeeping and more communications with third-party maintenance providers in the use of such equipment. Fuzhou Yukai provides outsourced maintenance services to hospitals to save their capital and operating expenses and improve their operational efficiencies.

Our Services

Through Fuzhou Yukai, we provide comprehensive outsourced maintenance services to our hospital customers to optimize the usage of reusable medical equipment. The integrated nature of our services maximizes value to our customers as we address various aspects of the equipment lifecycle continuum.

Outsourced Medical Equipment Management Service

Our outsourcing services include maintenance and the provision of spare equipment during maintenance. We generally maintain all of our customers’ medical equipment, including life-supporting medical devices, diagnostic equipment, basic treatment equipment, and supporting equipment, in accordance with relevant contract terms.

Maintenance Service

Equipment maintenance involves ensuring adequate service and limiting down time of medical devices in the hospitals. We divide our maintenance services into two parts: 1) preventive maintenance and 2) corrective maintenance.

Preventive maintenance (“PM”) is a scheduled event. PMs are scheduled according to the risk ranking of a particular medical equipment. Risk ranking is a unitless number derived from a formula that mainly incorporates two factors: (1) the relative maintenance frequency and (2) the effect on patient care if the device fails.

Our engineers, who are well versed in PMs, have developed a work log system for PMs based on the aforementioned two factors. The work log system requires onsite engineers to inspect medical devices according to regular schedules and fill out work logs during or after such inspections. Daily inspections are conducted on life-supporting medical devices, including ventilators, anesthesia machines, heart-lung machines, defibrillators and paddles, and breathing frequency monitors. Weekly inspections are conducted on diagnostic equipment, including computed tomography scanner (CT scanner), X-ray diagnostic equipment, and ultrasonic diagnostic equipment. Monthly inspections are conducted on basic treatment equipment and supporting equipment, including beds, carts, and blood pressure monitors. During such inspections, onsite engineers conduct performance and safety tests. They also stand by and provide 24/7 support when any issue arises.

Corrective Maintenance (“CM”) involve all of the medical equipment repair services, including repairs performed by a hospital’s in-house personnel, by equipment manufacturers, and by third parties, such as Fuzhou Yukai. A hospital’s in-house personnel may handle basic issues on their own. They may also notify our onsite engineers about reported issues. When a medical device exceeds its warranty period, we will repair such device. When a medical device is within its warranty period, a hospital’s in-house personnel will directly contact the device manufacturer to repair such device.

We bear all of the repairing expenses, including repair expenses incurred from hazard notifications and user errors, as required by the outsourced medical maintenance service agreements.

Equipment Solutions

We provide spare equipment to our customers while their equipment is under repair. We are able to provide some common medical equipment, such as mobile C-arm X-ray machines, ultrasound imaging diagnostic equipment, ECG monitors, defibrillators. Some of our contracts require us to provide certain spare equipment, as needed. As of December 31, 2021, through Fuzhou Yukai, we own in total eight types of spare equipment, which include: ECG monitors, portable DRs, defibrillators, anesthesia machines, mobile C-arm X-ray machines, portable color ultrasound machines transdermal detectors, and medical blue light lamps.

This provision of spare equipment is included in our outsourcing services. Accordingly, our customers do not need to pay separate fees.

Outsourced medical equipment maintenance service is our major service. Revenue attributable to such service for the years ended December 31, 2021 and 2020 represented 99.0% and 99.2% of the total revenue, respectively.

Sales of Medical Equipment

Fuzhou Yukai formerly sold Class III medical devices, however, it has adjusted its business operations to primarily provide outsourcing services to hospitals since 2016. Although Fuzhou Yukai has shifted its business focus, it has retained relationships with some Class III medical devices manufactures. Fuzhou Yukai sold a very limited number of Class III medical devices to its customers during fiscal years ended December 31, 2021 and 2020.

Class I, II, and III medical devices are defined by the National Medical Products Administration of China according to their risk levels under the Regulation on the Supervision and Administration of Medical Devices (2021 Revision), Article 6 of which sets out as follows:

●	“Class I medical devices” means the medical devices with low risks, whose safety and effectiveness can be ensured through routine administration. For example, scalpels are Class I medical devices. As of the date of this prospectus, we and Fuzhou Yukai do not sell Class I medical devices.

●	“Class II medical devices” means the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and effectiveness. For example, the infusion pumps and nutrition pumps that Fuzhou Yukai currently may sell are Class II medical devices. Fuzhou Yukai, since June 1, 2021, only sells Class II medical devices.

●	“Class III medical devices” means the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and effectiveness. For example, the ultrasound diagnostic instruments Fuzhou Yukai sold in January 2021 are Class III medical devices. Since June 1, 2021, Fuzhou Yukai ceased selling Class III medical equipment. Fuzhou Yukai has no current intention of selling Class III medical in the future.

Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the operation of Class II medical devices are subject to filing administration and will receive a Class II Medical Device Selling Record Certificate upon satisfaction of filing requirement and no pre-approval of authorities is needed. Operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will receive a Class III Medical Device Operation License upon the authorities’ approval. A Class III Medical Device Operation License is valid for five years and may be renewed six months prior to its expiration date. A Class II Medical Device Selling Record Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. Fuzhou Yukai has only sold Class II medical devices since June 1, 2021.

Our subsidiary, Fuzhou Yukai, obtained a medical device operation license for selling Class III medical devices, and such license expired on June 1, 2021. Since June 1, 2021, Fuzhou Yukai ceased selling Class III medical equipment. Fuzhou Yukai has no current intention of selling Class III medical devices in the future. Fuzhou Yukai obtained a Class II Medical Device Selling Record Certificate on May 13, 2014. Such Class II Medical Device Selling Record Certificate will remain effective for the long term, i.e., until Fuzhou Yukai is inspected by the local medical administration department and has been determined by such department to have failed to ensure the safety and effective of the medical devices it sells. Although as of the date of this prospectus, no event which could cause this Class II Medical Device Selling Record Certificate to be revoked has occurred, we cannot assure you that such Class II Medical Device Selling Record Certificate will not be revoked in the future. See “Risk Factors — Risks Related to Our Business and Industry — If Fujian Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business license, it could adversely affect our reputation, financial conditions and results of operations.”

Revenue attributable to the sales of medical equipment for the years ended December 31, 2021 and 2020 was $100,538 and $61,651, respectively, representing 1.0% and 0.8% of the total revenue, respectively.

Quality Control Systems

We are committed to providing high-quality services to our customers. We implement comprehensive quality control systems based on the internationally recognized quality standard for medical devices: ISO 13485:2016. Our quality control systems consist of an equipment maintenance system, an onsite engineer management system, a medical equipment inspection system, a measurement management system, an adverse event monitoring system, a maintenance management system, an all-level position responsibility system, a quality assessment, and contingency plan for emergency events. We also provide trainings regarding these quality control systems from time to time to our employees. We are committed to ensuring our customers have access to equipment which has been maintained and repaired up to a high industry standard. We provide technical support and educational in-servicing for equipment in clinical departments, including emergency rooms, operating rooms, intensive care, rehabilitation and general patient care areas, and we believe we have consistently achieved high customer satisfaction. On April 25, 2021, Fuzhou Yukai received a “Five Star” certificate issued by Yicheng Certification Ltd., certifying that Fuzhou Yukai provides Five Stars service in medical device repair and maintenance according to the after-sales service management system GB/T 27922-2011 standard. This GB/T 27922-2011 is a Chinese standard issued by the Ministry of Commerce of PRC. This standard specifies the basic elements that constitute the evaluation system of after-sales service of goods/services, including the principles, indicators and methods.

Customers

Our customer base includes hospital customers and business partner customers. As of December 31, 2021, and 2020, we had a total of 19 and 23 customers, respectively. Among the 19 customers, as of December 31, 2021, (i) 12 customers were hospitals with which Fuzhou Yukai directly entered into medical equipment maintenance service agreements, (ii) one of which was a hospital customer to which Fuzhou Yukai only sells Class II medical devices, and (iii) six of which were business partners. Through such six business partners, Fuzhou Yukai provides medical equipment maintenance services to eight hospitals. Among the 23 customers, as of December 31, 2020, (i) 20 customers were hospitals with which Fuzhou Yukai directly entered into medical equipment maintenance service agreements, and (ii) three of which were business partners. Through such three business partners, Fuzhou Yukai provided medical equipment maintenance services to five hospitals. Fuzhou Yukai also sold Class II medical devices to some of those business partners during such periods.

Public Hospital Bidding

We obtain our public hospital customers through the public bidding process. Fuzhou Yukai has one staff member dedicated to searching for bidding opportunities and preparing related documents. Fuzhou Yukai’s sales personnel and senior engineers are also involved in the bidding process, which is illustrated below:

Step 1 Find Tender Information:	The bidding team searches for hospital tenders. Fuzhou Yukai’s sales team will inform the bidding team when they receive tender information from other channels.

Step 2 Evaluate Tender:	We evaluate the tender before submitting our bidding documents. We evaluate whether we can meet the maintenance requirements of the tendering hospital and what the outcome and revenue likely will be if we win the tender. Fuzhou Yukai’s MEMS System facilitates such evaluation. The MEMS System analyzes the value and usage of the tendering hospital’s medical equipment. Our senior engineers also provide their opinions to the bidding team. The evaluation is based on the following factors:

1) the total value of the hospital’s medical equipment;

2) the list of the medical equipment to be outsourced;

3) the medical equipment usage, including age, frequency of use, etc.; 4) the specific requirements of the hospital, and

5) the bidding prices.

Step 3 Submit Bidding Documents:	Once deciding to participate in the bid, the bidding team will prepare and submit bidding documents according to the bidding requirements. In general, such bidding documents include a quoted price, Fuzhou Yukai’s business licenses, requested ISO certificates, spare medical device list, and a commitment letter.

Step 4 Win the Bid and Step 5 Award Contract:	The hospitals will notify Fuzhou Yukai about the bidding result. If Fuzhou Yukai wins the bid, it will enter into service contracts with the tendering hospitals.

Contracts with Hospitals

Fuzhou Yukai enters into contracts directly with its hospital customers after winning the bids. In general, such contracts are based on the Government Procurement Contract template and include standard provisions, such as the parties’ information, the project information, payment details, term, service scope, service requirements, force majeure provisions, and choice of law/venue. Fuzhou Yukai has little bargaining power over the contract provisions.

Contracts with Business Partners

In addition to bidding, Fuzhou Yukai also wins business by cooperating with its business partners. Such cooperation with Fuzhou Yukai’s business partners includes two different models: a) the joint bidding model and b) the subcontracting model. In the joint bidding model, Fuzhou Yukai submits bidding documents together with its business partner. After winning the bids, Fuzhou Yukai, the business partner, and the hospital will enter into a tripartite agreement which, among other things, will stipulate that the hospital will pay directly to the business partner. Fuzhou Yukai and the business partner will also enter into a separate agreement which, among other things, will provide that Fuzhou Yukai receives payment from its business partner. The subcontracting model works in two steps: first, the business partners obtain hospital customers through the bidding process or their sales teams; and second, after business partners win contracts from hospital customers, they then subcontract the projects to Fuzhou Yukai. In these cooperation models, Fuzhou Yukai provides maintenance services to the hospitals and receive compensation from its business partners. In both the joint bidding model and the subcontracting model, Fuzhou Yukai receives payments for its performance from the business partners. Accordingly, Fuzhou Yukai and we believe that we can identify the business partners as Fuzhou Yukai’s customers.

Through Fuzhou Yukai, we normally do not maintain long-term contractual relationships with our customers. Our contractual terms are usually three years. Some contracts include an annual review clause that give the hospital customers a right to terminate the contracts based on annual evaluation of our work performance. As of the date of this prospectus, no such evaluation has resulted in any contract termination.

The top three customers for the fiscal year ended December 31, 2021 included Xiamen C&D Hitek Co., Ltd., Fuzhou No. 2 Hospital, and China Resources (Fuzhou) Medical Equipment Co., Ltd., which collectively accounted for 66.8% of our total revenue for that period. Xiamen C&D Hitek Co., Ltd. accounted for 28.8% of our total revenue for the fiscal year ended December 31, 2021. Our top four customers for the fiscal year ended December 31, 2020 included China Resources (Fuzhou) Medical Equipment Co., Ltd, Fuzhou No. 2 Hospital, Xiamen C&D Hitek Co., Ltd. and Xiamen No. 5 Hospital, which collectively accounted for 58.2% of our total revenue for that period. China Resources (Fuzhou) Medical Equipment Co., Ltd accounted for 25.6% of our total revenue for the fiscal year ended December 31, 2020. As of December 31, 2021, Fuzhou Yukai had two unexpired contracts for medical equipment maintenance services with its main customer, Xiamen C&D Hitek Co., Ltd., and remaining term of such contracts are approximately 21 and 22 months, respectively. As of December 31, 2021, Fuzhou Yukai has an unexpired contract for medical equipment maintenance services with its second largest customer, Fuzhou No. 2 Hospital, which has a remaining service term of approximately 17 months. As of December 31, 2021, Fuzhou Yukai has two unexpired contracts for medical equipment maintenance services with its third largest customer, China Resources (Fuzhou) Medical Equipment Co., Ltd, and the remaining terms of such contracts are approximately two and three months, respectively. As of the date of this prospectus, these two contracts with China Resources (Fuzhou) Medical Equipment Co., Ltd have expired and Fuzhou Yukai did not renew these two contracts.

Our Suppliers

We have two types of suppliers: 1) medical equipment repair parts suppliers and 2) technical support service suppliers. We purchase medical equipment repair parts based on specific maintenance requirements on an as-needed basis. We also store some basic parts at our service centers as backup. We contact our technical support service suppliers when we encounter issues that are beyond our ability to solve. We promise 24/7 quick response to our customers; accordingly, we also request our suppliers to respond within 24 hours. If a supplier fails to do so, we will switch to other suppliers where feasible.

When choosing our suppliers, we consider their qualification and reputation, their response speed in general, and the proposed pricing. We believe our supply has been very stable and easily sourced for the fiscal years ended December 31, 2020 and 2021. We do not have long-term written purchase agreements with our suppliers. We do not consider any of our suppliers to be material to our business. As of December 31, 2021, we have a total number of 136 suppliers, and among them, 130 medical equipment repair parts suppliers and six technical support suppliers. We can select any supplier at our sole discretion, and we believe that we have established stable relationships with our significant suppliers through years of cooperation.

These significant suppliers, in the aggregate, accounted for over 68.7% and 53.3% of our purchases for the fiscal years ended December 31, 2021 and 2020, respectively. For the fiscal year ended December 31, 2021, the top three suppliers were Guangzhou Zhiheng Medical Devices Repairing Service Co., Ltd., Shanghai Yingtai Medical Equipment Co., Ltd., and Fuzhou Tengjian Medical Instrument Co., Ltd., representing 42.4%, 26.3%, and 4.7% of our total purchase, respectively. For the year ended December 31, 2020, the top three suppliers were Fuzhou Tengjian Medical Instrument Co., Ltd., Shanghai Bangyuan Medical Technology Service Center, and Shanghai Yingtai Medical Equipment Co., Ltd., representing 36.7%, 16.6%, and 9.7% of our total purchase, respectively. There are no minimum purchase requirements with any of the suppliers. Each supplier order is typically governed by a brief purchase-order-based purchase agreement. The key terms of the medical equipment parts supplier purchase-order-based purchase agreement (including those agreements with our significant suppliers) include 1) the product’s name, type, quantity, and price; 2) quality terms with reference to national or industry standards; 3) the delivery method and payment terms; 4) the warranty period; and 5) breach of contract terms, including refund and return of products provisions and compensatory damages. The key terms of the technical support service agreement (including those agreements with our significant suppliers) include 1) the service scope; 2) both parties’ respective rights and obligations, including the supplier’s responsibility to provide 24 hours quick response and technical support and maintenance solutions; 3) the warranty period; and 4) the payment terms.

Our Engineers

We believe our strength and sustainability depend on our engaged and empowered team. We are committed to investing in our team’s training and development, encouraging open communications, and promoting equity and inclusion in our workplace. As of December 31, 2021, we had in total 68 technicians, and among them, 54 received college and bachelor’s degree, representing 79% of the total technicians.

Training

To remain competitive, we endeavor to improve our services. Accordingly, we provide training to our technicians. Such training consists of external and internal training. External training is mainly provided by medical equipment manufacturers, such as Toshiba, to the personnel who use and maintain their medical equipment. External training is also provided by healthcare industry associations to their practitioners. We support our technicians to participate in external training by paying for their training, travel and accommodation expenses.

We believe that medical equipment maintenance requires field practice. We arrange skilled engineers to conduct onsite teaching for our new employees. In addition, senior engineers at our headquarters also respond to the questions from our onsite technicians.

Internal Assessment and Promotion

We offer job promotion opportunities to our technicians. In our service centers, we offer positions, including engineers, team leaders, deputy supervisors, and supervisors. We assess, evaluate and review work performance from time to time. Our evaluation focuses on the following factors:

•	hospital satisfaction with maintenance;

•	equipment maintenance technology, including the complexity and type of equipment;

•	ability to train and teach trainees;

•	organization, coordination and leadership skills;

•	attendance;

•	work conduct;

•	working years;

•	skills and qualification certificates;

•	cost control; and

•	major contributions or disciplinary violations.

Based on the evaluation, we promote excellent employees to better positions and increase their salary to match their new roles.

Localized Service Teams

We provide 24/7, year-round services to our hospital customers through our local service teams. We recruit and train local technicians to ensure prompt services to be provided to our customers.

Competitive Strengths

We believe our high-quality maintenance service differentiates us in the marketplace. We believe our industry experience, together with and Fujian Yukai’s well trained technician teams, and reputation will enable Fujian Yukai to main its position as a market leader in Fujian province. Compared with the competitors, we believe that we have the following advantages:

24/7 Quick Response. Fuzhou Yukai’s 13 service centers provide 24/7, year-round services, which we believe enables Fuzhou Yukai to compete effectively and grow its business regionally and locally. We and Fuzhou Yukai plan to gradually expand the operations to surrounding areas and the whole PRC market.

Strong Management and Professional Team. Our senior management team, led by our chief executive officer and chairman Mr. Zhenyu Zheng, is comprised of highly skilled and dedicated professionals with significant experience in the healthcare industry. Fuzhou Yukai also employs a number of technical specialists. As of December 31, 2021, Fuzhou Yukai had 68 technicians comprised of 60 field-based technicians and 8 technicians in company headquarters. We believe that our management and professional teams provide a unique competitive advantage.

Commitment to quality control.  Independent third-party service providers like Fuzhou Yukai are not required to register with the NMPA. However, we and Fuzhou Yukai are committed to managing quality based on the internationally recognized quality standard for medical devices: ISO 13485:2016. Central China International Certification and Inspection Group, a third-party certification agency approved and recognized by the Citification and Accreditation Administration of the PRC (“Central China International”) has certified Fuzhou Yukai to have met the standards of ISO 13485:2016, environmental management system certification ISO 14001:2015, occupational health and safety management system certification ISO 45001:2018, and Quality Management System Certification ISO 9001:2015. We believe that Fuzhou Yukai’s commitment to quality control sets it apart from those who may use less stringent quality practices.

Superior customer service. We believe Fuzhou Yukai has a long-standing reputation among its customers for outstanding services. This reputation is largely attributable to Fuzhou Yukai’s focus on customer service and Fuzhou Yukai’s investments in hiring and training employees. We believe that Fuzhou Yukai’s focus on customer service helps Fuzhou Yukai achieve high customer satisfaction ratings, as evidenced by the “Five Star” certificate certified by Yicheng Certification Ltd., according to the after-sales service management system GB/T 27922-2011 standard.

Growth Strategies

Growing our customer base among customers that presently outsource. We believe there is a significant opportunity to grow our business by winning new contracts from customers that outsource medical equipment maintenance in Fujian province. We believe we are poised to grow our customer base among customers that outsource.

Growing our serviceable market by contracting with those that presently insource. We believe there is a significant opportunity to grow our customer base by converting potential customers that currently insource. As of December 31, 2021, we estimate that in Fujian province, there are approximately 661 hospitals in which medical equipment maintenance is done in-house. We believe we can demonstrate the value of our services to potential customers that insource medical equipment maintenance and contract with them. As of the date of this prospectus, seven customers that insource medical equipment maintenance have been converted to customers of Fuzhou Yukai.

Expanding beyond Fujian province by investing in joint ventures or through acquisitions. We recognize a vast market for outsourced medical equipment maintenance services in the PRC and the demand for local technical personnel. We believe that we could expand beyond Fujian province by investing in joint ventures or through acquiring targets that fit our strategic objectives, although we have not identified or engaged in any such discussions as of the date of this prospectus. In the event that we invest in or acquire such business, the local company may hire and manage local technicians and we expect to provide the training and technical support.

The COVID-19 Update

Since late December 2019, the outbreak of a novel strain of coronavirus, later named COVID-19, first emerged in the PRC and has spread globally. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a “Public Health Emergency of International Concern (PHEIC),” and later on March 11, 2020 a global pandemic. The COVID-19 outbreak has led governments across the globe to impose measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From 2020 to the middle of 2021, COVID-19 vaccinations were promoted around the globe.

The COVID-19 pandemic has placed us in uncharted waters. We have evaluated the impact of the pandemic on our business operations, revenue, publicity and the need for our solutions and expect that more customers may be preparing for potential surges in demand for equipment necessary for patient care. We have concluded that, as of the date of this prospectus, the pandemic has not materially adversely affected our business based on the following factors:

•	our customers are hospitals in Fujian province; hospitals in Fujian province are currently operating normally despite some lockdown measures taken by certain local governments;

•	we receive fixed payments from hospitals for our outsourced medical equipment maintenance services;

•	the logistics in Fujian province are smooth; we have not yet experienced parts shortage or logistical issues;

•	the repair parts we may need are not difficult to source;

•	we generally do not require our technical support suppliers to provide onsite support; most technical problems can be solved by telephone or video communications; and

•	our local technicians are in close proximity to our hospital customers; accordingly, the travel restrictions imposed by the local governments have not seriously impacted our operations.

However, if our technicians become infected or there are logistical issues that may prevent us from obtaining the parts we need, our operations could be affected and our business, financial condition and results of operations may be materially and adversely affected.

The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to pursue our business objectives may be materially adversely affected. In addition, our ability to raise equity and debt financing may be adversely impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

Any future impact on the results of operations will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our control. Given the general slowdown in economic conditions globally and the volatility in the capital markets, we cannot assure you that we will be able to maintain the growth rate we have experienced or projected. We will continue to closely monitor the situation throughout 2022 and beyond.

Business Operations

Service Centers in Hospital Facilities

As of December 31, 2021, we collectively operated 13 service centers in each of the hospital facilities we serve. Such service centers are staffed by one to five local technicians, depending on the size of the hospital and the amount of medical equipment. Depending on the needs of our customers, we may establish more service centers in the future.

Some service centers maintain equipment and parts to accommodate the needs of the hospitals. We maintain some common medical equipment, such as mobile C-arm X-ray machines, ultrasound imaging diagnostic equipment, ECG monitors, defibrillators, etc. Should additional parts be required by one of our customers, a service center can draw upon the resources of other service centers. As of December 31, 2021, Fuzhou Yukai owned spare equipment totaling 231 items, comprised of eight types, which include: ECG monitors, portable DRs, defibrillators, anesthesia machines, mobile C-arm X-ray machines, portable color ultrasound machines transdermal detectors, and medical blue light lamps.

Centralized Functions

To maximize operational efficiencies and service consistency, we standardize key elements of our services, including internal technical support, contract administration, bidding, marketing, purchasing, pricing, accounting, and information technology.

Working Process

Our technicians do not work directly with doctors and nurses. Typically, the hospitals’ in-house personnel report issues to our technicians at the service centers. When these technicians are unable to solve the issues, they will report the issues to the senior technicians at our headquarters. When the senior technicians are unable to solve the issues, they will seek assistance from technical support suppliers. When the technology suppliers are unable to solve the issues, our technicians will report to the hospital and recommend replacing the equipment.

The following diagram shows our working process:

Employees

As of December 31, 2021, 2020, and 2019, we had 92, 155, and 150 employees, respectively. The following table sets forth the number of our employees by each function as of December 31, 2021:

	Number of Employees	% of Total
Management	3	3%
Finance	5	5%
Technical support	68	75%
Human resource	1	1%
Marketing (bidding team) and Sales	4	4%
IT	1	1%
Purchasing	2	2%
Operations	8	9%
Total	92	100%

Generally, we enter into standard employment contracts with our officers, managers, technician, and other employees. According to these contracts, all of our employees are prohibited from engaging in any other employment during their employment with us. The employment contracts with officers, managers and employees are subject to renewal in three years and, if renewed, will last another three years before becoming at-will employment contracts.

We believe our PRC subsidiaries maintain good relationships with their employees. None of their employees are represented by labor unions.

Intellectual Property

Our business is dependent on a combination of trademarks, copyrights, domain names, trade names, trade secrets, and other proprietary rights in order to protect our intellectual property rights. As of the date of this prospectus, we have two (2) registered trademarks, one (1) domain name, and seven (7) copyrights in the PRC. We do not own any patents. Our PRC subsidiaries do not have any applications pending with the China National Intellectual Property Administration (the “CNIPA”).

Fuzhou Yukai has registrations with the CNIPA for the following two trademarks:

Country	Trademark	Trademark Registration No.	Trademark Name	Trademark Classes	Trademark Owner	Trademark Term	Trademark Status
China		26811950	Yukai	37	Fuzhou Yukai	12/ 28/ 2018 to 12/27/2028	Registered
China		47562546	Yukai	42	Fuzhou Yukai	04/14/ 2021 to 04/01/2031	Registered

Our PRC subsidiaries have a domain name registration for yukaigroup.cn, which serves as our main website. We have developed a software program, MEMS System, and acquired six systems, including an intelligent medical operation and maintenance system, medical equipment asset management system, medical information service file system, intelligent medical heavy asset operation and maintenance ERP system, medical device adverse event management system, and medical equipment maintenance management system, to support our operations. Fuzhou Yukai is currently integrating and modifying these systems and expects to operate the New Managing Systems by the end of September 2022.

Marketing

We obtain our hospital customers through the public bidding process. Fuzhou Yukai maintains an in-house bidding team consisting of one employee, who is mainly responsible for searching for bidding information, preparing bidding documents, and contract administration. We did not and do not intend to solicit customers by advertising our services. Our sales team is staffed with three employees who are mainly responsible for performance feedback and quality control.

We believe that our bidding and sales personnel are hard-working, passionate, and responsive, and we offer them training in bidding, marketing and management.

Seasonality

Our business is not subject to seasonality.

Insurance

As required by regulations in China, our PRC subsidiaries participate in various employee social security plans that are organized by municipal and provincial governments for their full-time employees, including pension, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance, and housing fund. The PRC subsidiaries are required under the PRC law to make contributions from time to time to employee benefit plans for their full-time employees at specified percentages of the salaries, bonuses, and certain allowances of such employees, up to a maximum amount specified by the local governments in China. We and the PRC subsidiaries do not maintain other property insurance, business interruption insurance, or general third-party liability insurance. We believe the insurance coverage the PRC subsidiaries maintain is in line with the industry practice.

Legal Proceedings

From time to time, our PRC subsidiaries may become a party to various legal or administrative proceedings arising in the ordinary course of their business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims. In addition, although our PRC subsidiaries do not manufacture any medical equipment, their business entails the risk of claims related to the outsourcing, sale and service of medical equipment.

Neither we nor any of our PRC subsidiaries are currently a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

Facilities

Our principal executive offices are located in Fuzhou city, Fujian province, China, one of which is leased by Fuzhou Yukai from an independent third party with an area of approximately 2,107 square feet. The lease term commenced from May 1, 2021 to May 31, 2023 and the monthly rent is RMB9,000 (approximately $1,395.91). The lease requires Fuzhou Yukai to provide at least two months’ notice to renew the lease.

Fuzhou Yukai leases another office in Fuzhou from an independent third party with an area of approximately 3,799.66 square feet. The lease term extends from August 17, 2021 to August 16, 2022, and the monthly rent is RMB 29,000 (approximately $4,498). Fuzhou Yukai is required to provide at least one month’ notice to renew the lease. Fuzhou Yukai currently intends to renew this lease and will notify the landlord in July 2022. Fujian Yukai, our WFOE, currently has no operations and it shares this office space with Fuzhou Yukai. Fuzhou Yukai allows Fujian Yukai to use the offices rent-free.

Fuzhou Yukai also leases a storehouse in Fuzhou from an independent third party with an area of approximately 12,916.69 square feet. The lease term goes from December 1, 2020 to November 30, 2022 and the annual rent is RMB240,000 (approximately $37,224.31). Fuzhou Yukai is required to provide at least three months’ notice to renew the lease.

The service centers are located in the hospital facilities and the hospitals allow our technicians to use them for free.

We lease all of our facilities. We believe that the offices our PRC subsidiaries currently leased facilities are adequate to meet our current and foreseeable needs.

Fuzhou Yukai leases real properties from third parties primarily for its offices in China, and such lease agreements for these properties have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, the PRC subsidiaries may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, Fuzhou Yukai may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for each lease agreement that has not been registered with the relevant PRC governmental authorities. See “Regulation — Regulations Relating to Leasing.”

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version), or the 2021 Negative List, promulgated by the National Development and Reform Commission and the Ministry of Commerce, or the MOFCOM, on December 27, 2021 and took effect on January 1, 2022, and the Encouraged Industry Catalogue for Foreign Investment (2020 version), or the 2020 Encouraged Industry Catalogue, promulgated by the MOFCOM on December 27, 2020 and took effect on January 27, 2021. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws. The medical equipment repair and maintenance industry is not on the Negative List and therefore we are not subject to any restriction or limitation on foreign ownership.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the national enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information forwarded by the administration for market regulation and inter-departmentally shared information in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

As confirmed by our PRC counsel, both Fujian Yukai, our WFOE, and Fuzhou Yukai are required to comply with the information reporting requirements under the Foreign Investment Law the Implementing Rules and the Information Reporting Measures for Foreign Investment and are in full compliance.

In addition, according to our PRC legal counsel, as of the date of this prospectus, neither we nor any of our PRC subsidiaries has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC Company Law or foreign investment laws.

Regulations on Dividend Distributions

The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as statutory reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reach 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Medical Equipment Tendering and Procurement

According to the Government Procurement Law of the People’s Republic of China (the “Government Procurement Law”) promulgated by SCNPC on June 29, 2002 and last amended on August 31, 2014 and the Regulations for Implementation of the Government Procurement Law of the People’s Republic of China (the “Implementation Regulations”) promulgated by State Council on January 30, 2015 and came into effect on March 1, 2015, the term “government procurement” means the use of fiscal funds by all levels of State authorities, institutions and social organizations to procure goods, projects and services that fall within the catalogue for centralized procurement formulated in accordance with the law or that are above the procurement limits. Government procurement shall combine centralized and decentralized procurement. The scope of centralized procurement shall be defined by the catalogue for centralized procurement promulgated by the people’s governments at provincial level and above. The catalogue for centralized procurement for government procurement items that fall within the central government budget shall be determined and promulgated by the State Council. The catalogue for centralized procurement for government procurement items that fall within the local government budget shall be determined and promulgated by the people's government or its authorized institution of provinces, autonomous regions and municipalities directly under the central government. Government procurement items that are included in the catalogue for centralized procurement shall be subject to centralized procurement. The limits for government procurement for government procurement items that fall within the central government budget shall be determined and promulgated by the State Council. The limits for government procurement for government procurement items that fall within local government budgets shall be determined and promulgated by the people's government or its authorized institution of provinces, autonomous regions and municipalities directly under the central government. Government procurement contracts shall be in writing. A supplier may sub-contract certain parts of its obligations under the government procurement contract but is prohibited from sub-contracting the obligations in their entirety. Any supplier acting in violation of the prohibition shall be prosecuted for legal liability.

In the event that buyers procure goods or services items whose budget amount more than the standard of public bidding amount, the public bidding must be adopted. The standard for the amount of public bidding at the provincial level is 3 million RMB, and that at the city and county level is 2 million RMB.

According to our PRC legal counsel, our outsourced medical equipment maintenance service is governed by the Government Procurement Law. As of the date of this prospectus, we believe we have been in full compliance with such law when we have participated the bidding procedures and have not received any notifications of any non-incompliance of the related rules.

Regulations on Outsourced Medical Equipment Maintenance Service

Pursuant to the Administrative Measures for Quality Supervision on the Use of Medical Devices promulgated on October 21, 2015, effective on February 1, 2016, a medical device user may entrust qualified and competent maintenance service providers to provide medical equipment maintenance and repair services. Where a piece of medical equipment is maintained and repaired by a maintenance service provider, the contract shall clarify quality requirements, maintenance requirements and other relevant matters. The food and drug administration department shall conduct supervision inspections on the establishment and implementation of the quality management systems of medical device use by medical device users. During a supervision inspection of a medical device user, the food and drug administration department may conduct extended inspections on relevant medical device maintenance service providers. Medical device maintenance service providers shall cooperate with food and drug administration departments in supervision inspections, and provide true information and documents, and shall not refuse cooperation or conceal information. For medical device maintenance service providers that refuse to cooperate with food and drug administration departments in supervision inspection, or conceal or refuse to provide, or fail to truthfully provide relevant information and documents, the food and drug administration departments at or above the county level shall order them to make rectification, and give them a warning, and may impose a fine of not more than 20,000 RMB.

According to our PRC legal counsel, our outsourced medical equipment maintenance service is supervised by the local food and drug administration departments. As of the date of this prospectus, we are in full compliance and have not received any notifications of any non-compliance from the local food and drug administration departments.

Regulation and Classification of Medical Devices

Pursuant to the Regulations on the Supervision and Administration of Medical Devices promulgated on January 4, 2000 and came into effect on April 1, 2000 (the “Supervision and Administration of Medical Devices”), which was latest amended on February 9, 2021 and came into effect on June 1, 2021, the National Medical Products Administration shall be responsible for the national administration and supervision of medical devices and its local counterparts are responsible for the local administration and supervision of medical devices.

Under this regulation, medical devices have been classified into three categories based on the degree of risk. Class I medical devices shall refer to those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration. Class II medical devices shall refer to those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness. Class III medical devices shall refer to those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

Operation of Medical Devices

Pursuant to the Supervision and Administration of Medical Devices, and the Administrative Measures on the Operation Supervision of Medical Devices, promulgated on July 30, 2014, and came into effect on October 1, 2014, then amended on March 10, 2022, and came into effect on May 1, 2022, filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the operation of Class II medical devices are subject to filing administration and will receive a Class II Medical Device Selling Record Certificate upon satisfaction of filing requirement and no pre-approval of the authorities is needed. In addition, the operators are required to guarantee the safety and effectiveness of Class II medical devices, or the record-filing shall be cancelled, and an announcement shall be made. While operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will receive a Class III Medical Device Operation License upon the authorities’ approval. A Class III Medical Device Operation License is valid for five years and may be renewed six months prior to its expiration date. A Class II Medical Device Selling Record Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. Fuzhou Yukai has only sold Class II medical devices since June 1, 2021.

To engage in business operations of medical devices, the following requirements shall be met (a qualifying enterprise must have):

•	A quality control institution or staff corresponding to the business scope and scale, and the staff shall have relevant education or professional titles certified by the state.

•	An operation and storage premise corresponding to the business scope and scale.

•	Storage conditions corresponding to the business scope and scale; warehouses are not required if all storage is commissioned to other operators of medical devices.

•	A quality control system corresponding to the medical devices concerned.

•	Capability for professional guidance, technical training and after-sale service corresponding to the medical devices it operates; or it has come into an agreement on technical support with a relevant institution.

An enterprise to be engaged in business operations of Class III medical devices shall also have a computerized information management system compliant with quality standards to ensure traceability of products. An enterprise to be engaged in business operations of Class I or Class II medical devices is encouraged to set up such a system.

As confirmed by our PRC counsel, our subsidiary, Fuzhou Yukai obtained its Class II Medical Device Selling Record Certificate on May 13, 2014, which certificate will remain in effect unless and until Fuzhou Yukai is inspected by the local medical administration department and determined by such department to have failed to ensure the safety and effective of the medical devices it sells. In addition, Fuzhou Yukai obtained a Class III Medical Device Operation License, and such license expired on June 1, 2021. Since June 1, 2021, Fuzhou Yukai has not sold any Class III medical devices and Fuzhou Yukai has no current intention of selling Class III medical devices in the future. In addition, through Fuzhou Yukai, we provide very limited sales service to our customers. We sell certain Class II medical devices, as may be needed, by conducting our outsourced medical equipment service and selling certain Class II medical devices to some third-party medical device dealers. Although as of the date of this prospectus, no event which could cause the Class II Medical Device Selling Record Certificate to be revoked has occurred, we cannot assure you that such Class II Medical Device Selling Record Certificate will not be revoked in the future See “Risk Factors — Risks Related to Our Business and Industry — If Fujian Yukai fails to maintain an effective Class II Medical Device Selling Record Certificate or if the PRC subsidiaries fail to maintain their business license, it could adversely affect our reputation, financial conditions and results of operations.”

Advertisements of Medical Devices

Pursuant to the Regulations on Tentative Measures for the Censorship of Advertisement for Drugs, Medical Devices, Dietary Supplements, Food Formula for Special Medical Purpose promulgated by SAMR on December 24, 2019 and came into effect on March 1, 2020, the State Administration for Market Regulation is responsible for organizing and guiding the review of advertisements for drugs, medical devices, health foods and formula foods for special medical purposes. The administrations for market regulation and drug administrations of all provinces, autonomous regions and centrally administered municipalities shall be responsible for the review of advertisements for drugs, medical devices, health food and formula food for special medical purposes, and may entrust other administrative authorities to implement review of advertisements pursuant to the law.

The validity period of the advertisement approval number for drugs, medical devices, health food and formula food for special medical purposes shall be consistent with the shortest validity period of the product registration certificate, filing certificate or production license. If no valid period is prescribed in the product registration certificate, filing certificate or production license, the valid period of the advertisement approval number shall be two years.

Advertisements for drugs, medical devices, health food and formula food for special medical purposes shall be true and legitimate and shall not contain any false or misleading contents. Advertisers shall be responsible for the veracity and legitimacy of the contents of advertisements for drugs, medical devices, health food and formula food for special medical purposes.

As of the date of this prospectus, neither we nor our PRC subsidiaries have engaged in any advertising. We have no intention of engaging in any advertising in the future.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties.

According to the Civil Code of the PRC, which was enacted by the NPC in May 2020 and took effect on January 1, 2021, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. Where the third party causes any damage to the premises, the lessee should be liable for such damage. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises within the period when the lessee is entitled to possess in accordance with the lease contract, the lease contract between the lessee and the lessor will still remain valid. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of the PRC subsidiaries leased properties without obtaining proper ownership proof.

Pursuant to the Administrative Measures for Commodity Housing Tenancy issued by the Ministry of Housing and Urban-Rural Development on December 1, 2010 and in effect as of February 1, 2011, the parties to a housing tenancy shall go through the housing tenancy registration formalities with the competent construction (real estate) departments of the municipalities directly under the central government, cities and counties where the housing is located within 30 days after the housing tenancy contract is signed. Our PRC subsidiaries lease real properties from third parties primarily for their offices in China, and such lease agreements for these properties have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in and of itself invalidate the leases, the PRC subsidiaries may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, our PRC subsidiaries may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for each lease agreement that has not been registered with the relevant PRC governmental authorities.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001 and February 26, 2010, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984, latest amended on October 17, 2020 and came into effect on June 1, 2021, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001, as revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions”, “utility models” and “designs”. Invention patents are valid for twenty years, utility model patents are valid for ten years, and design patents are valid for fifteen years, in each category measured from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Consent or a proper license from the patent owner must be obtained by a non-patent holder to use patented material. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On August 24, 2017, the Ministry of Industry and Information Technology promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which took effect on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The China Internet Network Information Center, or the CNNIC, issued the Implementation Rules for Country Code Top-Level Domain Name Registration, which sets forth detailed rules for registration of domain names, and Country Code Top-Level Dispute Resolutions Rules on June 18, 2019, pursuant to which domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

Our business is dependent on a combination of trademarks, copy rights, domain names, trade names, trade secrets and other proprietary rights in order to protect our intellectual property rights. As of the date of this prospectus, we have two (2) registered trademarks, one (1) domain name and seven (7) copyrights in the PRC. We do not own any patents. Our PRC subsidiaries do not have any applications pending with the CNIPA.

As of the date of this prospectus, to the best of our knowledge, we have legally obtained adequate copyrights, trademarks and domains names to support our operations and, as our business develops, we may need to apply for or obtain more intellectual rights. To the best of our knowledge, neither we, nor any of our PRC subsidiaries have infringed, nor have we received any notice of infringement or been subject to any disputes regarding the intellectual property of others since our inception. See “Risk Factors — Risks Related to Our Business and Industry — If our PRC subsidiaries fail to maintain their reputation, including by adequately protecting their intellectual property, their sales and operating results may decline.” and “Risk Factors — Risks Related to Our Business and Industry — We and our PRC subsidiaries may from time to time be subject to litigation, which may be extremely costly to defend, could result in a substantial judgment or settlement costs or subject us to other remedies.”

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation, which was promulgated by the State Council on January 29, 1996, which took effect on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the People’s Bank of China, or the PBOC, on June 20, 1996 and took effect on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Foreign Exchange Administration of the People’s Republic of China, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. Foreign-invested enterprises, or the FIEs, are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, which took effect on June 1, 2015. According to SAFE Circular 19, the foreign currency capital contribution to a FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Accounts, or the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank’s principal-secured products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents, or Circular 21, on May 10, 2013, which took effect on May 13, 2013 and was partially revised on December 30, 2019. Circular 21 specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Private Lending

The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, or the Provisions on Private Lending Cases, which was issued by the Supreme People’s Court of the People’s Republic of China, or the People’s Court, on August 25, 2015 and amended on August 19, 2020 and December 29, 2020, respectively, to regulate the private lending activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases do not apply to the disputes arising from relevant financial services such as loan disbursement by financial institutions and their branches established upon approval by the financial regulatory authorities to engage in lending business.

The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal activities; (v) the lending is in violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations.

In addition, the Provisions on Private Lending Cases set forth that the People's Court shall support the interest rates not exceeding four times of the market interest rate quoted for one-year loan at the time the private lending contracts were entered into.

Regulations Relating to Taxation

Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated on March 16, 2007, took effect as from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which took effect on December 1, 2017. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc. of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

According to our PRC counsel, the applicable EIT rate of our PRC subsidiaries is 25%. As of the date of this prospectus, we believe that we fully comply with the EIT Law in China, and we have not received any notifications of any non-compliance from the tax authorities.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, took effect from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax, or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 took effect on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, took effect on May 1, 2016 and amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which took effect on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

According to our PRC counsel, the applicable VAT rate of our PRC subsidiaries are 6% for our outsourced medical equipment maintenance service and 13% for our sales of medical devices. As of the date of this prospectus, we have not received any notifications of any non-compliance from the tax authorities.

Regulations Relating to Employment

The Labor Contract Law of the People’s Republic of China, or the Labor Contract Law, and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law and Interim Regulation on the Collection and Payment of Social Insurance Premiums, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and relevant management in charge or other directly responsible personnel may be fined from RMB1,000 to RMB10,000 for the non-compliance. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it be may be subject to a fine ranging from RMB10,000 or RMB50,000 and an application may be made to a local court for compulsory enforcement.

According to our PRC legal counsel, the PRC subsidiaries have signed labor contracts with all of their employees. However, our PRC subsidiaries did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. As of the date of this prospectus, no administrative actions, fines or penalties have been imposed by the relevant PRC government authorities with respect to such non-compliance, nor has any order been received by our PRC subsidiaries to settle the outstanding amount of social insurance contributions and housing provident fund contributions.

On December 28, 2012, the Labor Contract Law was amended to impose more stringent requirements on labor dispatch which took effect on July 1, 2013. Pursuant to the amended Labor Contract Law, the outsourced contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of outsourced contract workers so that they do not exceed certain percentage of total number of employees. “Temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with an outsourced contract worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to the Interim Provisions on Labor Dispatch, promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which took effect on March 1, 2014, outsourced workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use outsourced workers for temporary, auxiliary or substitutive positions, and the number of outsourced workers may not exceed 10% of the total number of employees. Any labor dispatching entity or employer in violation of the Labor Dispatch Provisions shall be ordered by the labor administrative authorities to rectify the noncompliance within a prescribed time limit; and if such entity or employer fails to do so within the prescribed time limit, it may be subject to a fine from RMB5,000 to RMB10,000 for each noncompliance outsourced worker, and the labor dispatching entity is subject to revocation of its license for engaging in the labor dispatch business. Where the employer causes any damage to the outsourced worker, the labor dispatch entity and the employer shall assume joint and several liabilities.

Pursuant to the PRC Civil Code, which was promulgated by the National People’s Congress on May 28, 2020 and took effect on January 1, 2021, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use outsourced labor shall bear tortious liability for any injury or damage caused to other people by outsourced personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

Regulations Relating to Ownership of Companies Limited by Shares

Pursuant to the Company Law of the PRC, directors, supervisors and senior management members of a company limited by shares are required to report their shareholding in the company and changes in such shareholding to the company; and shall not transfer more than 25% of their shareholding in the company during their term of service or transfer their shares within one year from the date on which the shares of the company are listed on a stock exchange. The directors, supervisors and senior management members are also prohibited from transferring their shares of the company within half a year after termination of their services.

Regulations Relating to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which took effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules, the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. According to our PRC legal counsel, as of the date of this prospectus, we have not received any notifications of any non-compliance of the M&A Rules.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which took effect 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which took effect on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the State Council and General Office of the CPC Central Committee issued the Illegal Securities Opinions. The Illegal Securities Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to address the risks and incidents faced by China-based overseas-listed companies. See “Risk Factors —Risks Relating to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.”

On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which had a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing provide the filing regulation arrangements for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three business days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing shall include but are not limited to, record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus. In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspected criminal offenses, or are under investigation for suspected major violations; and (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our executive officers, directors and director nominees as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Xinya Building 909, 910, and 911, 121 Dongjie Road, Gulou District, Fuzhou, Fujian Province, China 350001.

Name	Age	Position with our Company
Zhenyu Zheng	47	Chairman of the Board of Directors and Chief Executive Officer
Liping Ni	44	Chief Financial Officer and Director
Shenghao Zeng	51	Independent Director nominee
George Xu	57	Independent Director nominee
Yuan Yuan	46	Independent Director nominee

Zhenyu Zheng, has served as our director since inception, our chairman of the board of directors and Chief Executive Officer since May 30, 2022 and the general manager of Fuzhou Yukai since September 2005. Relying on his medical background, Mr. Zheng has extensive experience in the medical equipment industry. Mr. Zheng founded Fuzhou Yukai in 2005. Under Mr. Zheng’s leadership, Fuzhou Yukai has grown to be a leading provider of medical equipment outsourcing in Fujian province. Mr. Zheng started his career working as a doctor from July 1999 to April 2000 at Fujian Medical University Affiliated Union Hospital. From May 2000 to May 2002, Mr. Zheng worked for Fujian Minwei Medical Equipment Company. Mr. Zheng also has served as the executive vice president of Fujian Medical Equipment Chamber of Commerce since October 2020 and was a vice president from October 2014 to September 2020. Mr. Zheng received his Bachelor’s degree in medicine from Fujian Medical University in July 1999.

Liping Ni, has served as our director and Chief Financial Officer since May 30, 2022, and the chief financial officer of Fuzhou Yukai since December 2010. Ms. Ni has extensive experience of more than twenty years in financial accounting, financial reporting and audit. Since December 2010, Ms. Ni has served as the chief financial officer of Fuzhou Yukai. From July 2008 to December 2010, Ms. Ni served as the financial manager of Fuzhou Wangbo Telecommunications Co., Ltd. From July 2001 to July 2008, Ms. Ni served as a financial manager of Fuzhou Huifeng Lighting Co., Ltd. Ms. Ni received her vocational degree in financial accounting and audit from Wuyi College (previous name: Nanping Teacher’s College) in June 2001.

Shenghao Zeng, will serve as our director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Zeng has extensive experience of more than twenty years in the legal area. Mr. Zeng has worked at Fujian Minrong Law Firm since April 2006 and has served as a director at FMM Brothers Pty. Ltd., an Australian company, since June 2022. From November 1998 to May 2003, Mr. Zeng worked at Fujian Minrong Law Firm. Mr. Zeng received his Bachelor’s degree in Economics from Xiamen University in 1991. Mr. Zeng passed the Chinese Bar exam in 1998 and has been a lawyer in the PRC since 1999. From 1999 to 2000, Mr. Zeng studied law at Huaqiao University. In 2005, Mr. Zeng received his MBA degree in accounting from the University of Technology Sydney in Australia.

George Xu, will serve as our director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Xu has over 25 year of experience in the accounting and financial industry in the U.S. Mr. Xu started his public accounting practice in 1994 and has served as the principal officer of George Xu, C.P.A., P.C. since 2016. Mr. Xu leads a team of ten professionals providing services in taxation, accounting, auditing, financial planning, and business consulting for various U.S. and international individuals and companies. Mr. Xu earned a Bachelor's degree in 1986 from Shanghai University of Engineering Science and a Master's degree in taxation from the State University of New York at Albany in 1992. Mr. Xu is a board-certified public accountant licensed in the State of New York.

Yuan Yuan, will serve as our director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. From August 2002 to October 2007, Ms. Yuan served as a staff accountant of Department of Interior Bureau of Land Management of the federal government. From September 2001 to July 2002, Ms. Yuan served as an auditor of PricewaterhouseCoopers. From June 2000 to May 2001, Ms. Yuan served as a staff finance accountant of Quest Company. Ms. Yuan received her Bachelor’s degree in accounting and finance from the University of Colorado Denver in May 2001.

Board of Directors and Committees

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, our board of directors will consist of five directors, including two executive directors and three independent directors. We will also establish an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee

Shenghao Zeng and Yuan Yuan will serve as members of our Audit Committee with George Xu serving as the chairman of the Audit Committee. Each of our Audit Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors have determined that George Xu possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee will perform several functions, including:

●	evaluating the independence and performance of, and assessing the qualifications of, our independent auditor, and engaging such independent auditor;
●	approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;
●	monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;
●	reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;
●	overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;
●	reviewing and approving in advance any proposed related-party transactions and report to the full board of directors on any approved transactions; and
●	providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Shenghao Zeng and George Xu will serve as members of our Compensation Committee with Yuan Yuan serving as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules. Our Compensation Committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Yuan Yuan and George Xu will serve as members of our Nominating and Corporate Governance Committee, with Shenghao Zeng serving as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members will satisfy the “independence” requirements of the Nasdaq listing rules. Our Nominating and Corporate Governance Committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
(iii)	directors should not properly fetter the exercise of future discretion;
(iv)	duty to exercise powers fairly as between different sections of shareholders;
(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board of directors evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the appointment of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of three years and is subject to successive, automatic three-years extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

The executive officers are entitled to a fixed salary and to participate in our equity incentive plans, if any, and other company benefits, each as determined by the board of directors from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his/her right to all other benefits will terminate, except as required by any applicable law. We may also terminate the executive officer’s employment without cause immediately and without prior written notice upon the removal of the executive officer pursuant to the exercise of any power contained in the amended and restated memorandum and articles of association of the Company or upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: a payment of one month of base salary as of the date of such termination.

The executive officer may terminate his or her employment at any time with 30 days’ advance written notice if there is any significant change in his or her duties and responsibilities or a material reduction in his or annual salary.

During the year ended December 31, 2021, we paid an aggregate of RMB172,300 (US$226,724) to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, director nominees and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

As of the date of this prospectus, we had no ordinary shares outstanding that were held by record holders in the United States. Other than disclosed above, none of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares (2)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares (3)
5% or Greater Shareholders
ZhenYu Investment Holdings Limited (4)	6,360,000	53.00%	6,360,000	39.75%
ZWY Investment Ltd (5)	780,000	6.50%	780,000	4.88%
ChenJi Investment Group Limited (6)	780,000	6.50%	780,000	4.88%
CMX Investment Group Limited (7)	780,000	6.50%	780,000	4.88%
ZTCHEN Investment Limited (8)	780,000	6.50%	780,000	4.88%
Super Wise International Holdings Limited (9)	780,000	6.50%	780,000	4.88%
QiuRan Medical Investment Co., Ltd (10)	660,000	5.50%	660,000	4.13%
CXYI Medical Investment Co., Ltd (11)	600,000	5.00%	600,000	3.75%
Executive Officers, Directors and Director Nominees
Zhenyu Zheng (4)	6,360,000	53.00%	6,360,000	39.75%
Liping Ni	-	-%	-	-%
Shenghao Zeng	-	-%	-	-%
George Xu	-	-%	-	-%
Yuan Yuan	-	-%	-	-%
All directors, director nominees and executive officers as a group (five individuals)	6,360,000	53.00%	6,360,000	39.75%

(1)	Except as otherwise indicated below, the business address of our directors and executive officers is Xinya Building 909, 910, and 911, 121 Dongjie Road, Gulou District, Fuzhou, Fujian Province, China 350001.
(2)	Based on 12,000,000 ordinary shares issued and outstanding as of the date of this prospectus.
(3)	Based on 16,000,000 ordinary shares issued and outstanding immediately after the offering, assuming no exercise of the underwriters’ over-allotment option.
(4)	The number of ordinary shares beneficially owned prior to this offering represents 6,360,000 ordinary shares held by, ZhenYu Investment Holdings Limited, a British Virgin Islands company, which is 100% owned by Mr. Zhenyu Zheng, our chairman of board of directors. The registered address of ZhenYu Investment Holdings Limited is 2/F, Palm Grove House, P.O. Box 3340 Road Town, Tortola, British Virgin Islands.

(5)	The number of ordinary shares beneficially owned prior to this offering represents 780,000 ordinary shares held by ZWY Investment Ltd, a British Virgin Islands company, which is 100% owned by Wuyuan Zhang. The registered address of ZWY Investment Ltd is 2/F, Palm Grove House, P.O. Box 3340 Road Town, Tortola, British Virgin Islands.
(6)	The number of ordinary shares beneficially owned prior to this offering represents 780,000 ordinary shares held by ChenJi Investment Group Limited, a British Virgin Islands company, which is 100% owned by Ji Chen. The registered address of ChenJi Investment Group Limited is 2/F, Palm Grove House, P.O. Box 3340 Road Town, Tortola, British Virgin Islands.
(7)	The number of ordinary shares beneficially owned prior to this offering represents 780,000 ordinary shares held by CMX Investment Group Limited, a British Virgin Islands company, which is 100% owned by Mingxin Chen. The registered address of CMX Investment Group Limited is 2/F, Palm Grove House, P.O. Box 3340 Road Town, Tortola, British Virgin Islands.
(8)	The number of ordinary shares beneficially owned prior to this offering represents 780,000 ordinary shares held by ZTCHEN Investment Limited, a British Virgin Islands company, which is 100% owned by Zhangtao Cheng. The registered address of ZTCHEN Investment Limited is 2/F, Palm Grove House, P.O. Box 3340 Road Town, Tortola, British Virgin Islands.
(9)	The number of ordinary shares beneficially owned prior to this offering represents 780,000 ordinary shares held by Super Wise International Holdings Limited, a British Virgin Islands company, which is 100% owned by Benzheng Liu. The registered address of Super Wise International Holdings Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(10)	The number of ordinary shares beneficially owned prior to this offering represents 660,000 ordinary shares held by QiuRan Medical Investment Co., Ltd, a British Virgin Islands company, which is 100% owned by Qiuran Song. The registered address of QiuRan Medical Investment Co., Ltd is 2/F, Palm Grove House, P.O. Box 3340 Road Town, Tortola, British Virgin Islands.
(11)	The number of ordinary shares beneficially owned prior to this offering represents 660,000 ordinary shares held by CXYI Medical Investment Co., Ltd, a British Virgin Islands company, which is 100% owned by Chenxiang Yi. The registered address of CXYI Medical Investment Co., Ltd is 2/F, Palm Grove House, P.O. Box 3340 Road Town, Tortola, British Virgin Islands.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are the related party transactions of our company that occurred during the past three fiscal years up to the date of this prospectus.

Mr. Zhenyu Zheng, our Chief Executive Officer, chairman of the board of directors and shareholder, made unsecured, interest-free and due-on-demand loans to us for working capital purposes during the fiscal years ended December 31, 2021, 2020 and, 2019, and Fuzhou Yukai made repayments to Mr. Zhenyu Zheng periodically. During the fiscal years ended December 31, 2021, 2020, and 2019, we borrowed an aggregate of $913,552, $437,330, and $207,850 from Mr. Zheng, respectively. During the fiscal years ended December 31, 2021, 2020, and 2019, we repaid an aggregate of $2,541,757, $ 654,468, and $1,568,200 to Mr. Zheng, respectively. As of December 31, 2021, 2020, and 2019, we had outstanding loans of $256,067, $1,859,067, and $1,953,384, after considering the exchange rate fluctuation of $25,205, $122,821 and $ (38,347), respectively, payable to Mr. Zheng. As of May 31, 2022, we had an outstanding loan of $572 payable to Mr. Zheng.

During the fiscal year ended December 31, 2021, Fuzhou Yukai provided an unsecured, interest-free and due-on-demand advance of $21,513 to Yukai Medical, a former shareholder of Fuzhou Yukai before the Re-organization, and Fuzhou Yukai received repayment of $776 from Yukai Medical. As of December 31, 2021, Fuzhou Yukai had outstanding amounts of $20,970 due from Yukai Medical after considering the exchange rate fluctuation of $233. During the fiscal years ended December 31, 2020, Fuzhou Yukai obtained an unsecured, interest-free and due-on-demand loan of $446,759 from Yukai Medical for daily operation purposes and made repayment of $446,759 to Yukai Medical. As of December 31, 2020, Fuzhou Yukai had no outstanding amount due to Yukai Medical. During the fiscal year ended December 31, 2019, Fuzhou Yukai did not provide loans to or obtain loans from Yukai Medical and had no outstanding amount due to or due from Yukai Medical as of year ended December 31, 2019.

During the fiscal year ended December 31, 2021, Fuzhou Yukai provided an unsecured, interest-free and due-on-demand advance of $23,079 to Yukai Medical Equipment Co., Ltd, a company subject to common control or significant influence with Fujian Yukai before the Re-organization (“Yukai Medical Equipment”). During the fiscal years ended December 31, 2020, and 2019, Fuzhou Yukai did not enter into any current transactions with Yukai Medical Equipment. As of December 31, 2021, 2020 and 2019, Fuzhou Yukai had outstanding amounts of $23,339, $0 and $0 due from Yukai Medical Equipment after considering the exchange rate fluctuation of $260, $0 and $0, respectively.

During the fiscal years ended December 31, 2021 and 2020, Fuzhou Yukai provided unsecured, interest-free and due-on-demand advances of $103,003 and $ 41,920 to Fujian Yukai Medical Equipment Co., Ltd., a company subject to common control or significant influence with Fuzhou Yukai before the Re-organization (“Fujian Yukai Medical Equipment”), respectively. During the fiscal years ended December 31, 2021 and 2020, Fuzhou Yukai received repayment of $145,781 and $1,915 from Fujian Yukai Medical Equipment. As of the years ended December 31, 2021 and 2020 Fuzhou Yukai had $0 and $42,269 outstanding amounts due from Fujian Yukai Medical Equipment, after considering the exchange rate fluctuation of $509 and $2,264, respectively. During the fiscal years ended December 31, 2021, Fuzhou Yukai borrowed an unsecured, interest-free and due-on-demand advance of $98,893 from Fujian Yukai Medical Equipment for daily operation purpose. As of December 31, 2021, Fuzhou Yukai had outstanding amounts of $100,005, due to Fujian Yukai Medical Equipment after considering the exchange rate fluctuation of $1,112. As of December 31, 2019, Fuzhou Yukai had no outstanding amounts due from or to Fujian Yukai Medical Equipment.

As of the fiscal year ended December 31, 2019, Fuzhou Yukai had $47,305 due from Fujian Yukai Medical Investment Management Co., Ltd., a company subject to common control or significant influence with Fujian Yukai before the Re-organization (“Fujian Yukai Medical Investment”). During the fiscal year ended December 31, 2020, Fuzhou Yukai provided an unsecured, interest-free and due-on-demand advance of $42,649 to Fujian Yukai Medical Investment and received repayment of $90,517 from Fujian Yukai Medical Investment. As of December 31, 2020, Fuzhou Yukai had no outstanding amounts due from Fujian Yukai Medical Investment after considering the exchange rate fluctuation of $563. During the fiscal year ended December 31, 2021, Fujian Yukai did not enter into any current transactions with Fujian Yukai Medical Investment and as of December 31, 2021, Fujian Yukai had no outstanding amounts due from Fujian Yukai Medical Investment.

Share Issuances

See “Description of Share Capital—History of Share Issuances.”

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act below.

We intend to adopt an amended and restated memorandum and articles of association (which we refer to as the Articles below) immediately prior to the completion of this offering and will replace our current memorandum and articles of association in its entirety.

Upon adoption of the Articles, our authorized share capital consists of 100,000,000 ordinary shares, par value $0.0005 per share. As of the date of this prospectus, 12,000,000 ordinary shares were issued and outstanding.

We were incorporated as an exempted company with limited liability under the Companies Act on October 19, 2021. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;
●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);
●	does not have to hold an annual general meeting;
●	does not have to make its register of members open to inspection by shareholders of that company;
●	may obtain an undertaking against the imposition of any future taxation;
●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	may register as a limited duration company; and
●	may register as a segregated portfolio company.

The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary Shares

Dividends. Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

●	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and
●	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights. Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. On a show of hands, every shareholder shall have one vote. On a poll a shareholder shall have one vote for each share he holds, unless any share carries special voting rights. A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on, the declaration of the result of the show of hands, a poll is duly demanded.

An ordinary resolution requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company; and a special resolution requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company. Actions that may be taken at a general meeting also may be taken by a resolution in writing by simple majority of the shareholders in writing entitled to vote in respect of an ordinary resolution, or a unanimous resolution of all the shareholders in writing in respect of a special resolution.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association or changing the name, require the approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent documents of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of a property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as our directors may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the share premium account, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and, immediately following the date on which the payment out of capital is proposed to be made, it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders to the extent authorized but unissued.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
●	an exempted company’s register of members is not open to inspection;
●	an exempted company does not have to hold an annual general meeting;
●	an exempted company may issue shares with no par value;
●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	an exempted company may register as a limited duration company; and
●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preference Shares

The board of directors is empowered to designate and issue from time to time to the extent authorized but unissued one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation’’ means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by a Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;
●	the shareholders have been fairly represented at the meeting in question;
●	the arrangement is such as an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares within four months of the offer, the offeror may, within a two-month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, the dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;
●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association permit, in the absence of fraud or willful default, indemnification of officers and directors for costs, losses, damages and expenses, which such director or officers in any way in or about the execution of his duties incurred in connection with legal, administrative or investigative proceedings incurred in their capacities as such.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a general meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than 10% of all voting power of our share capital in issue to requisition a general meeting. Other than this right to requisition a general meeting, our amended and restated articles of association do not provide our shareholders other rights to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Anti-Money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures. Pursuant to those procedures, we reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection – Cayman Islands

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The company is committed to processing personal data in accordance with the DPA. In its use of personal data, the company will be characterized under the DPA as a ‘data controller’, whilst certain of the company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the company and certain of the company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified. Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Securities Issuances

In October 2021, we issued an aggregate of 50,000 ordinary shares of par value $1 each at $1 per share to nine investors.

In May 2022, each of our authorized and issued ordinary shares of par value $1 each was subdivided into 2,000 ordinary shares of par value $0.0005 each (the “Subdivision”), and following the Subdivision, we had an aggregate of 100,000,000 ordinary shares with a par value of $0.0005 authorized and outstanding. Following the Subdivision, the shareholders surrendered a total of 88,000,000 ordinary shares for no consideration (the “Surrender”), with the shareholding ratio among the shareholders remaining unchanged. After the Surrender, and as of the date of this prospectus, we have an aggregate of 12,000,000 ordinary shares with a par value of $0.0005 issued and outstanding.

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “YKAI.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Transhare Corporation. The transfer agent and registrar’s address is Bayside Center 1, 17755 North US Highway 19, Suite # 140 Clearwater FL 33764.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 16,000,000 ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Lock-up Agreements

We have agreed not to, for a period of six months from the commencement of the Company’s first day of trading on the Nasdaq Capital Market, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and shareholders of 5% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of six months from the effective date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares which will equal 160,000 ordinary shares, assuming the underwriters do not exercise their over-allotment option; or
●	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of AllBright Law Offices (Fuzhou), our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Hunter Taubman Fischer & Li LLC.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the ordinary shares, or Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the Shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities. Pursuant to Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we intend to apply for, and expect to obtain, an undertaking from the Financial Secretary of the Cayman Islands:

(a)	that no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and
(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of our company; or
(ii)	by way of the withholding in whole or part, of any relevant payment as defined the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the date of the undertaking.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises perform their duties mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that YUKAI Health Group Limited is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, YUKAI Health Group Limited may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which took effect on January 1, 2008. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which took effect on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or the Administrative Measures, which took effect in November 2015, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, YUKAI Health Group Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the Code. This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any of the United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or
●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;
●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and
●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our ordinary shares), or in the case of estates and trusts, on their net investment income that is not distributed. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

We intend to enter into an underwriting agreement with Univest Securities, LLC, as representative of the several underwriters in this offering (the “Representative”), with respect to the ordinary shares to be sold in this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of ordinary shares provided below opposite their respective names.

Underwriters	Number of ordinary shares
Univest Securities, LLC

Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares if any such ordinary shares are taken. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 600,000 ordinary shares (15% of the number of ordinary shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase ordinary shares covered by the option at the public offering price per ordinary share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $            and the total net proceeds, before expenses, to us will be $            .

Underwriting Discounts and Expenses

The underwriters have advised us that they propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per ordinary share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $      per ordinary share to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The ordinary shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Ordinary Shares	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Initial public offering price	$	$	$
Underwriting discounts (1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)

 Represents an underwriting discount equal to (i) 7.5% per ordinary share, which is the underwriting discount we have agreed to pay for sales to investors in this offering introduced by the underwriters and (ii) 4% per ordinary share, which is the underwriting discount we have agreed to pay for sales to investors in this offering introduced by us. The fees do not include the Representative’s Warrants or expense reimbursement provisions described below.

We have agreed to reimburse the underwriters for certain out-of-pocket expenses incurred by them up to an aggregate of $250,000 (including the Advance), including fees and disbursements of their counsel, with respect to this offering. We have paid an expense deposit of $160,000 (the “Advance”) to the underwriters, which will be applied against the out-of-pocket accountable expenses that will be reimbursed by us in connection with this offering. Any portion of the Advance will be returned to us in the event it is not actually incurred.

We will also pay to the underwriters by deducting from the net proceeds of the offering contemplated herein a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and underwriter expense reimbursement, will be approximately $[ ].

Representative’s Warrants

We have also agreed to issue to the Representative warrants to purchase a number of ordinary shares equal to 5% of the total number of ordinary shares sold in this offering.

The Representative’s Warrants will have an exercise price per ordinary share equal to 110% of the public offering price per ordinary share in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable beginning from six months after the date of issuance and for a period of five years after the date of commencement of sales of the offering. During such time as the Representative’s Warrants are outstanding, the Company will agree not to merge, reorganize, or take any action which would terminate the Representative’s Warrants without first making adequate provisions for the Representative’s Warrant. The Representative’s Warrants and the ordinary shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under FINRA Rule 5110(e)(1)) may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the ordinary shares underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying ordinary shares for a period of 180 days beginning on the commencement of sales in the offering, except as permitted by FINRA Rule 5110(e)(2).

Observer Rights

For a period of one year from the effective date of this prospectus, the Representative shall have the right to send a representative to observe each meeting of our board of directors; provided, that (i) such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the Representative and its counsel; and (ii) we may exclude such representative from meetings where, in the reasonable opinion of our counsel, such representative’s presence would compromise an attorney-client privilege. We are not obligated to reimburse the representative of the Representative for his or her out-of-pocket expenses incurred in connection with attendance at any meeting, including but not limited to, food, lodging and transportation, as well as fees and compensation.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

All of our senior management, directors, and certain of our shareholders owning more than 5% of the outstanding ordinary shares (or securities convertible into our ordinary shares) have agreed, for a period of six months from the date of this prospectus, or the lock-up period, subject to certain limited exceptions described below, they will not, directly or indirectly, sell, offer for sale, transfer, distribute, grant any option, right or warrant to purchase, pledge, hypothecate, or otherwise dispose of, directly or indirectly, any of the ordinary shares, and securities that are substantially similar to our ordinary shares, without the prior written consent of the Representative. Certain limited transfers are permitted during the lock-up period if the transferee agrees to the lock-up restrictions. The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

We have applied to list the ordinary shares on the Nasdaq Capital Market under the symbol “YKAI.”

Price Stabilization, Short Positions, and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying ordinary shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ordinary shares while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of ordinary shares in excess of the number of ordinary shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that it may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriters may close out any covered short position by either exercising an over-allotment option and/or purchasing ordinary shares in the open market.

●	Syndicates covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors. The underwriters may agree to allocate a number of ordinary shares for sale to its online brokerage account holders.

Determination of the Public Offering Price

Prior to this offering, there has not been a public market for the ordinary shares. The public offering price of the ordinary shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the ordinary shares were:

●	Our history and our prospects;

●	Our financial information and historical performance;

●	The industry in which we operate;

●	The status and development prospects for our services;

●	The experience and skills of our senior management; and

●	The general condition of the securities markets at the time of this offering.

We offer no assurances that the public offering price will correspond to the price at which the ordinary shares will trade in the public market subsequent to this offering or that an active trading market for the ordinary shares will develop and continue after this offering.

Selling Restrictions Outside the United States

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Notice to Investors

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ordinary shares in Taiwan.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$2,681
Nasdaq Listing Fee	24,000
FINRA Filing Fee	3,425
Legal Fees and Expenses	591,057
Accounting Fees and Expenses	300,000
Printing and Engraving Expenses	21,000
Transfer Agent Fee	3,000
Non-Accountable Expense Allowance	200,000
Underwriter expense reimbursement	250,000
Miscellaneous Expenses	50,000
Total	$1,445,163

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Sullivan & Worcester LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by AllBright Law Offices (Fuzhou). Hunter Taubman Fischer & Li LLC may rely upon Ogier with respect to matters governed by Cayman Islands law and AllBright Law Offices (Fuzhou) with respect to matters governed by PRC law. Sullivan & Worcester LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of December 31, 2021 and 2020, and for each of the fiscal years in the period then ended included in this prospectus have been so included in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of TPS Thayer, LLC are located at 1600 Hwy. 6, Suite 100, Sugar Land, TX 77478.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing to us at Xinya Building 909, 910, and 911, 121 Dongjie Road, Gulou District, Fuzhou, Fujian Province, China 350001, or call us at +86-0591-87517665. We also maintain a website at yukaigroup.cn at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

 YUKAI HEALTH GROUP LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

YUKAI Health Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of YUKAI Health Group Limited and subsidiaries (collectively, the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and other comprehensive income, changes in shareholders’ equity and cash flows for the two year period then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its consolidated cash flows for the two year period ended December 31, 2021 and 2020 in conformity with U.S generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

TPS Thayer, LLC

We have served as the Company's auditor since 2022

Sugar Land, Texas

September 16, 2022

F-1

YUKAI HEALTH GROUP LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2021 AND 2020

YUKAI Health Group Limited

Consolidated Balance Sheets

As of December 31, 2021, and 2020

(Amounts in US$, except for number of shares)

	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$1,213,989	$593,522
Accounts receivable, net	1,934,150	3,975,604
Amounts due from related parties	44,309	42,269
Inventories	54,257	484,572
Advances to suppliers, deposits and other current assets	97,511	1,444,928
Total current assets	3,344,216	6,540,895
Non-current assets
Equipment, vehicles and appliances, net	436,822	651,739
Intangible assets, net	313,863	-
Operating Lease Right-of-use assets, net	59,037	108,211
Deferred tax assets	114,997	411,310
Total non-current assets	924,719	1,171,260
TOTAL ASSETS	$4,268,935	$7,712,155

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$423,483	$2,260,696
Accounts payable	482,787	2,573,789
Advances from customers	131,929	116,049
Taxes payable	134,169	41,939
Amounts due to related parties	356,072	1,859,067
Accrued expenses and other current liabilities	349,448	622,562
Current maturities of lease liabilities	49,790	48,948
Current maturities of long-term bank loans	217,372	137,578
Total current liabilities	2,145,050	7,660,628
Long-term portion of long-term bank loans	39,270	114,649
Long-term portion of lease liabilities	6,961	55,454
TOTAL LIABILITIES	2,191,281	7,830,731

Commitments and contingencies	-	-

SHAREHOLDERS’ EQUITY
Ordinary shares, $ 0.0005 par value, 100,000,000 shares authorized; 12,000,000 shares issued and outstanding as of December 31, 2021 and 2020	6,000	6,000
Additional paid-in capital	3,012,120	1,765,192
Accumulated deficit	(1,090,736)	(2,026,560)
Accumulated other comprehensive income	150,270	136,792
Total equity attributable to YUKAI shareholders	2,077,654	(118,576)
TOTAL SHAREHOLDERS’ EQUITY	2,077,654	(118,576)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,268,935	$7,712,155

The accompanying notes are an integral part of these consolidated financial statements.

F-2

YUKAI Health Group Limited

Consolidated Statements of Operations and Other Comprehensive Income

For the Years Ended December 31, 2021 and 2020

(Amounts in US$, except for number of shares)

	2021	2020
Revenues
Outsourced Medical Equipment Management Service	$9,549,767	$8,032,639
Medical Equipment Selling	100,538	61,651
Total revenues	9,650,305	8,094,290
Cost of revenues
Outsourced Medical Equipment Management Service	7,282,361	6,847,488
Medical Equipment Selling	67,888	38,509
Total cost of revenues	7,350,249	6,885,997
Gross profit	2,300,056	1,208,293
Operating expenses
Sales and marketing expenses	63,330	31,099
General and administrative expenses	914,515	911,453
Total operating expenses	977,845	942,552
Income from operations	1,322,211	265,741
Other (expense) income
Interest income	4,825	6,734
Interest expense	(90,957)	(259,943)
Foreign currency exchange (loss) gain	(534)
Others, net	2,817	-
Total other (expense) income	(83,849)	(253,209)
Income before income taxes	1,238,362	12,532
Income tax expense	(302,538)	(4,789)
Net income	$935,824	$7,743
Net income attributable to shareholders	935,824	7,743
Net income	$935,824	$7,743
Other comprehensive income (loss)
Foreign currency translation adjustment, net of nil tax	13,478	(7,326)
Total comprehensive income	$949,302	$417

Net income per ordinary share - basic and diluted	$0.0780	$0.0006
Weighted average number of ordinary shares outstanding—basic and diluted	12,000,000	12,000,000

The accompanying notes are an integral part of these consolidated financial statements.

F-3

YUKAI HEALTH GROUP LIMITED

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2021 and 2020

(Amounts in US$, except for number of shares)

	Number of Shares	Paid-in capital	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Equity attributable to the Company’s shareholders	Total equity
Balance as of December 31, 2019	12,000,000	6,000	1,547,518	(2,034,303)	144,118	(336,667)	(336,667)
Net income				7,743		7,743	7,743
Additional contributions in capital			217,674			217,674	217,674
Foreign currency translation adjustment	-	-	-	-	(7,326)	(7,326)	(7,326)
Balance as of December 31, 2020	12,000,000	6,000	1,765,192	(2,026,560)	136,792	(118,576)	(118,576)
Net income				935,824		935,824	935,824
Additional contributions in capital			1,246,928	-	-	1,246,928	1,246,928
Foreign currency translation adjustment	-	-	-	-	13,478	13,478	13,478
Balance as of December 31, 2021	12,000,000	6,000	3,012,120	(1,090,736)	150,270	2,077,654	2,077,654

The accompanying notes are an integral part of these consolidated financial statements.

F-4

YUKAI Health Group Limited

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

(Amounts in US$, except for number of shares)

	2021	2020
Cash flows from operating activities:
Net income	$935,824	$7,743
Adjustments to reconcile net income to net cash provided by (used in) activities:
Deferred tax benefit	302,538	4,789
Foreign currency exchange loss	534
Depreciation of equipment, vehicles and appliances	227,610	342,450
Amortization of intangible asset	16,335	-
Lease expenses of right-of-use assets	55,571	107,235
Changes in operating assets and liabilities
Accounts receivable	2,110,765	(757,450)
Advances to suppliers, deposits and other current assets	1,364,193	1,357,677
Inventories	436,746	(145,850)
Accounts payable	(2,127,322)	(1,024,108)
Advances from customer	13,018	(1,145,482)
Taxes payable	90,234	6,378
Accrued expenses and other current liabilities	(284,485)	283,407
Operating lease liability	(53,976)	(106,178)
Net cash provided by (used in) operating activities	3,087,585	(1,069,389)
Cash flows from investing activities:
Amounts provided to related party	(147,595)	(84,569)
Repayment from related party	146,557	92,432
Purchase of intangible assets	(326,710)	-
Net cash (used in) provided by investing activities	(327,748)	7,863
Cash flows from financing activities:
Increase in paid-in-capital	1,246,928	217,674
Proceeds from related party	1,012,445	884,089
Repayment to related party	(2,541,757)	(1,101,227)
Proceeds from short-term bank loans	418,776	2,857,516
Proceeds from long-term bank loans	197,858	260,421
Payment of short-term bank loans	(2,287,885)	(1,327,104)
Payment of long-term bank loans	(199,328)	(21,702)
Payment of long-term loans due to supplies		(710,753)
Net cash (used in) provided by financing activities	(2,152,963)	1,058,914
Effects of foreign currency translation	13,593	44,660
Net increase in cash and cash equivalents	620,467	42,048
Cash and cash equivalents at beginning of year	593,522	551,474
Cash and cash equivalents at end of year	$1,213,989	$593,522

SUPPLEMENTAL DISCLOSURES
Interest paid	$(90,956)	$(259,942)

NON-CASH TRANSACTIONS
Addition of right-of-use assets	-	66,064

The accompanying notes are an integral part of these consolidated financial statements.

F-5

YUKAI Health Group Limited

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

YUKAI Health Group Limited (the “YUKAI”) was incorporated as an exempted holding company under the laws of the Cayman Islands on October 19, 2021. YUKAI does not conduct any substantive operations on its own, but instead conducts its business operations through its a wholly-owned subsidiary in the People’s Republic of China (the “PRC”) and the subsidiary of such entity. YUKAI and its subsidiaries are hereinafter collectively referred to as “the Company.” The Company is primarily engaged in offering comprehensive medical equipment management services to healthcare providers, mainly hospitals in the PRC, through its indirectly wholly owned subsidiary, Fuzhou Yukai. As described below, YUKAI, through a series of transactions which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of its subsidiaries. Accordingly, these consolidated financial statements reflect the historical operations of the Company as if the current organization structure had been in existence throughout the periods presented.

Reorganization

The Reorganization of the Company’s legal structure was completed on April 24, 2022. The Reorganization involved (i) the incorporation of YUKAI in the Cayman Islands as a holding company; (ii) the establishment of Fujian Yukai Health Technology Co., Ltd. (“Fujian Yukai”) as a wholly-owned subsidiary of YUKAI in the PRC; (iii) the establishment of Fuzhou Yukai Trading Co., Ltd. (“Fuzhou Yukai”), as a wholly-owned subsidiary of Fujian Yukai in the PRC.

YUKAI is a holding company and had not commenced operations until the Reorganization was complete.

During the years presented in these consolidated financial statements, the control of the entities has never changed (always under the control of the PRC Shareholders). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

YUKAI’s consolidated subsidiaries:

Name	Date of Organization	Place of Organization	% of Ownership
Fujian Yukai Health Technology Co., Ltd.	December 29, 2021	PRC	100%
Fuzhou Yukai Trading Co., Ltd.	September 28, 2005	PRC	100%

Fujian Yukai, currently with no business operations, was incorporated as a limited company under the laws of the PRC on December 29, 2021 and is a holding company of 100% of the equity interests in Fuzhou Yukai.

Fuzhou Yukai was incorporated as a limited company under the law of the PRC on September 28, 2005. Fuzhou Yukai is principally engaged in offering comprehensive medical equipment management services to healthcare providers; mainly hospitals in the PRC.

The accompanying consolidated financial statements include the financial statements of YUKAI and its subsidiaries.

The Company’s business has been directly operated by Fuzhou Yukai. For the years ended December 31, 2021 and 2020, Fuzhou Yukai contributed 100% and 100% of the Company’s consolidated revenues, respectively. As of December 31, 2021, and 2020, Fuzhou Yukai accounted for an aggregate of 100% and 100%, respectively, of the consolidated total assets, and 100% and 100%, respectively, of the consolidated total liabilities. The following financial statement balances and amounts of YUKAI’s subsidiaries were included in the accompanying consolidated financial statements:

F-6

	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$1,213,989	$593,522
Accounts receivable, net	1,934,150	3,975,604
Amounts due from related parties	44,309	42,269
Inventories	54,257	484,572
Advances to suppliers, deposits and other current assets	97,511	1,444,928
Total current assets	3,344,216	6,540,895
Non-current assets
Equipment, vehicles and appliances, net	436,822	651,739
Intangible assets, net	313,863	-
Operating Lease Right-of-use assets, net	59,037	108,211
Deferred tax assets	114,997	411,310
Total non-current assets	924,719	1,171,260
TOTAL ASSETS	$4,268,935	$7,712,155

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$423,483	$2,260,696
Accounts payable	482,787	2,573,789
Advances from customers	131,929	116,049
Taxes payable	134,169	41,939
Amounts due to related parties	356,072	1,859,067
Accrued expenses and other current liabilities	349,448	622,562
Current maturities of lease liabilities	49,790	48,948
Current maturities of long-term bank loans	217,372	137,578
Total current liabilities	2,145,050	7,660,628
Long-term portion of long-term bank loans	39,270	114,649
Long-term portion of lease liabilities	6,961	55,454
TOTAL LIABILITIES	2,191,281	7,830,731

Commitments and contingencies	-	-

SHAREHOLDERS’ EQUITY
Ordinary shares, $ 0.0005 par value, 100,000,000 shares authorized; 12,000,000 shares issued and outstanding as of December 31, 2021 and 2020	6,000	6,000
Additional paid-in capital	3,012,120	1,765,192
Accumulated deficit	(1,090,736)	(2,026,560)
Accumulated other comprehensive income	150,270	136,792
Total equity attributable to YUKAI shareholders	2,077,654	(118,576)
TOTAL SHAREHOLDERS’ EQUITY	2,077,654	(118,576)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,268,935	$7,712,155

	2021	2020
Total revenues	9,650,305	8,094,290
Net income	$935,824	$7,743

F-7

	2021	2020
Net cash provided by (used in) operating activities	3,087,585	(1,069,389)
Net cash used in investing activities	(327,748)	7,863
Net cash (used in) provided by financing activities	(2,152,963)	1,058,914
Effects of foreign currency translation	13,593	44,660
Net increase (decrease) in cash and cash equivalents	620,467	42,048

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of YUKAI and its subsidiaries, for which YUKAI is the ultimate primary beneficiary.

Subsidiaries are those entities in which YUKAI, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meetings of directors.

All significant transactions and balances among YUKAI and its subsidiaries have been eliminated upon consolidation.

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, advances to suppliers, and other receivables, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets and provision necessary for contingent liabilities. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts. The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains most of the bank accounts in the PRC. Cash balances in bank accounts in the PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts.

The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on an aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income.

The accounts receivable balances for the year ended December 31, 2021 and 2020 were from long-term recurring customers, and, thus the Company did not record an allowance for doubtful accounts for the years ended December 31, 2021 and 2020, respectively. For the year ended December 31, 2021, the aging of the accounts receivable balance was less than one year, and, thus, the Company expected to collect back most of the accounts receivable balance as of December 31, 2021, while the Company collected all accounts of the receivable balance as of December 31, 2020 during the year of 2021.

F-8

As of December 31, 2021 and 2020, the Company determined that all accounts receivable were collectible and thus the allowance for doubtful accounts were $0 and $0, respectively.

Inventories

Inventories are primarily spare parts of medical equipment and maintenance tools. Inventories are stated at the lower of cost or net realizable value. The cost value of inventories primarily depends on the purchase price. The net realizable value represents the anticipated selling price, net of distribution cost, less estimated costs to completion for work in progress. The Company uses the weighted average cost method.

Equipment, vehicles and appliances, net

Equipment, vehicles and appliances are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Depreciation is provided on the straight-line method based on the estimated useful lives of the assets as follows:

Useful Lives
Electronic Equipment	3 Years
Appliances	5 Years
Medical Equipment	5 Years
Motor Vehicles	5 Years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterment which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible assets, net

The Company has purchased a software copyright used for operation management during the year ended December 31, 2021. This software copyright was initially recorded at cost and amortized on a straight-line basis over an estimated economic useful life of ten years.

Useful Lives
Software copyright	10 Years

Leases

Leases are classified at lease commencement date as either a finance lease or an operating lease. A lease is a finance lease if it meets any of the following criteria: (a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term. (b) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (c) the lease term is for the major part of the remaining economic life of the underlying asset, (d) the present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset or (e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. When none of the foregoing criteria is met, the lease shall be classified as an operating lease.

For a lessee, a lease is recognized as a right-of-use asset with a corresponding liability at lease commencement date. The lease liability is calculated at the present value of the lease payments not yet paid by using the lease term and discount rate determined at lease commencement. The right-of-use asset is calculated as the lease liability, increased by any initial direct costs and prepaid lease payments, reduced by any lease incentives received before lease commencement. The right-of-use asset itself is amortized on a straight-line basis unless another systematic method better reflects how the underlying asset will be used by and benefits the lessee over the lease term.

F-9

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). The amendments in this ASU require an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. The Company adopted ASC 842, effective as of the beginning of the first period presented, by using a modified retrospective transition approach in the accompanying financial statements of the Company. The adoption of this standard had an immaterial impact on the Company’s financial position, with no material impact on the results of operations and cash flows.

The Company’s accounting policy is to recognize lease payments as rental expense for short-term leases less than 12 months. During the fiscal years ended December 31, 2021 and 2020, the Company’s recognized rental expenses amounted $53,976 and $30,606, respectively, pertaining to short-term leases.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset’s carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charges equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation technique.

Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, time deposits, accounts receivable, other current assets, accounts payable, and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 820 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 –	Quoted prices in active markets for identical assets and liabilities.

Level 2 –	Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 –

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

F-10

The Company considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, amounts due from related parties, accounts payable, short-term bank loans, advances from customers, long-term bank loans and amounts due to related parties to approximate the fair value of the respective assets and liabilities as of December 31, 2021 and 2020 owing to their short-term or immediate nature.

Revenue Recognition

The Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers (ASC 606), beginning January 1, 2018, and elected to adopt ASC 606 under the modified retrospective method. This guidance was applied retrospectively to the most current period presented in the Company’s consolidated financial statements. The adoption of ASC 606 did not have a material impact on the consolidated financial statements of the Company.

The Company has two revenue streams. The first revenue stream is to provide medical equipment repair and maintenance services for hospitals, and it was approximately 99% of the total revenue for both the years ended December 31, 2021 and December 31, 2020. The second revenue stream is from the sale of medical devices, and it was approximately 1% of the total revenue for both the years ended December 31, 2021 and December 31, 2020. The revenue recognition is disclosed as following for the two revenue streams.

Medical equipment repair and maintenance services

The Company's main business is to provide medical equipment repair and maintenance services for hospitals. Specifically, the Company provides complete machine maintenance services for medical equipment in the hospital which are usually listed in the revenue contract or bidding document of the hospital.

The performance obligation is to provide medical equipment repair and maintenance services or other services over the contracted period. The performance obligation was distinct as (i) the customer can benefit from the sales of service on its own; and (ii) no other performance obligation was identified in the agreement, that is, the performance obligation separately identifiable.

The transaction price in the contract is usually reflected as a flat fee for the whole contract period, and after signing the contract, the Company did not expect the contract to be cancelled, re-newed or modified. The Company did not identify any other types of consideration other than the flat fee per the contract, in exchange for providing the repair and maintenance services.

The Company is a principal for this performance obligation. There is only one performance obligation in the contract and there is no need for allocation. The performance obligation is fulfilled once the Company has provided repair and maintenance services over the contracted period as agreed.

The Company promises to provide medical equipment repair and maintenance or other services over an agreed upon contractual period. As the work delivered is on a recurring basis, the customers (usually hospitals) can simultaneously receive and consume the benefits when the Company provides relevant services. No asset that the customer controls is created or enhanced during the Company's performance. The Company has enforceable rights to payment for performance completed to date is identified in the contracts. It is determined that work performed is substantially the same and has the same pattern of transfer to the customer over a contract period and should be recognized over time. The Company recognizes revenue evenly each month over the agreed upon period per signed revenue contract.

Medical Equipment Selling

In addition, the Company also sells medical equipment and this part of revenue accounts for a small portion, only 1% for both the years ended December 31, 2021 and December 31, 2020. The Company is a principal for this performance obligation. For this revenue stream, the revenue was recognized upon fulfillment of the performance obligation, after the customer has control of the goods, which is at a point of time.

F-11

The Company’s revenues are subject to value added tax (“VAT”). To record VAT payable, the Company uses the gross presentation method, which presents the taxable services and the available input VAT amount (at the rate applicable to the supplier). Revenues are recorded net of VAT in accordance with the ASC 606.

Contract balances

Fuzhou Yukai entered into contracts with customers that provide periodic payments (by quarter/half year/year) or entered into a non-cancellable contract that provides unconditional rights to payment for services that it has not yet completed or services that it will provide in the near future, for which Fuzhou Yukai’s right to consideration is conditional only on the passage of time if it has satisfied or partially satisfied a performance obligation, and thus Fuzhou Yukai has an “unconditional” right to consideration. As Fuzhou Yukai has the “unconditional” right to consideration, the Company recognizes such unconditional rights to consideration as receivables, and as of December 31, 2021 and 2020, account receivables accounted to be $1,934,150 and $ 3,975,604, respectively.

As ASC 606 does not prohibit an entity from using alternative descriptions in the statement of balance sheet for contract liabilities, the Company presented those considerations that have been received before satisfying a performance obligation or in excess of amounts allocated to a previously satisfied performance obligation as advances from customers and as of December 31, 2021 and 2020, amounts of advances from customers were $131,929 and $ 116,049, respectively.

Cost of revenues

Cost of revenues primarily consists of direct material and supplies consumed in the providing services, as well as labor, depreciation expense and direct overhead expenses necessary to complete the service. Corresponding cost is uncertain, and there will be different demand for materials of different methods regarding to the service life and failure probability etc. of the medical machines.

Sales and marketing expenses

Sales and marketing expenses are primarily comprised of certain salaries of employees in the marketing department, transportation fees, fees associated with trade shows and similar exhibitions and other marketing expenses. During the years ended December 31, 2021 and 2020, the Company recognized sales and marketing expenses of $63,330 and $31,099, respectively, in which periods no advertisement expenses were recognized.

General and administrative expenses

General and administrative expenses are incurred in the day-to-day operations of a business and may not be directly tied to a specific function or department within the company such as manufacturing, production, or sales. General and administrative expenses are primarily comprised of rental fees, utilities, insurance, legal fees, certain salaries and operational overhead expenses that impact the entire business. During the years ended December 31, 2021 and 2020, the Company recognized general and administrative expenses of $914,515 and $911,453, respectively.

Income taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any PRC tax paid by subsidiaries during the year is recorded. Deferred income taxes are recognized for all significant temporary differences at enacted rates and classified as current or non-current based upon the classification of the related asset or liability in the financial statements. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all, the deferred tax asset will not be realized.

Ordinary shares

The Company accounts for repurchased ordinary shares under the cost method and includes such treasury stock as a component of the common shareholders’ equity. Cancellation of treasury stock is recorded as a reduction of ordinary shares, additional paid-in capital and retained earnings, as applicable. An excess of purchase price over par value is allocated to additional paid-in capital first with any remaining excess recorded entirely to retained earnings.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There were no potentially dilutive ordinary shares during the fiscal years ended December 31, 2021 and 2020.

F-12

Comprehensive income/ (loss)

ASC Topic 220 establishes standards for reporting comprehensive income and its components. Comprehensive income or loss is defined as the change in equity during a period from transactions and other events from non-owner sources. During the fiscal years ended December 31, 2021 and 2020, foreign currency translation gain (loss) adjustments of $13,478 and $(7,326), respectively, were recognized as a component of accumulated other comprehensive income (loss), respectively.

Foreign currency translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using the RMB, the local currency, as the functional currency. The consolidated financial statements are reported using the U.S. Dollar. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments are included as a separate component of accumulated other comprehensive income (loss).

The value of the RMB against the U.S. Dollar may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the RMB may materially affect the Company’s consolidated financial condition in terms of U.S. Dollar reporting. The following table outlines the currency exchange rates that were used in the consolidated financial statements:

	December 31, 2021	December 31, 2020
Year-end spot rate	US$1= 6.3757 RMB	US$1=6.5249 RMB
Average rate	US$1= 6.4474 RMB	US$1=6.8941 RMB

Segment reporting

Operating segments, and the amounts of each segment item reported in the consolidated financial statements, are identified from the financial information provided regularly to the Company’s most senior executive management for the purposes of allocating resources to, and assessing the performance of, the Company’s various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria. The Company established only one segment for providing medical equipment repair and maintenance services for hospitals, as well as selling medical equipment or medical materials.

F-13

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. There are no known commitments or contingencies as of December 31, 2021 and 2020.

Concentration of risks

Exchange rate risks

The Company’s Chinese subsidiaries may be exposed to significant foreign currency risks from exchange rate fluctuations and the degree of volatility of foreign exchange rates between the U.S. Dollar and the RMB. As of December 31, 2021 and 2020, the RMB denominated cash and cash equivalents amounted to $1,213,989 and $593,522 respectively.

Currency convertibility risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of credit risks

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents and accounts receivable, the balances of which stated on the consolidated balance sheets represented the Company’s maximum exposure. The Company places its cash and cash equivalents in good credit quality financial institutions in the PRC.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The outbreak of COVID-19

On January 30, 2020, the World Health Organization declared the outbreak of the corona-virus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. COVID-19 has had a severe and negative impact on the Chinese and the global economy and such impact persists as of the date of this prospectus.

In fiscal year 2020, COVID-19 had limited impact on the Company’s business and results of operations since the Company’s main revenue stream is focusing on providing the repair and maintenance service for medical equipment that was relatively at stable demand from its customers. In fiscal year 2021, the full lockdown implemented by the government to control COVID-19 did not extend to Fujian province, where the Company’s major operations are located.

F-14

Whether the ongoing influence of COVID-19 will lead to a continued downturn in the economy is still unknown. With a high degree of uncertainty surrounding the future severity of COVID-19 and actions taken by governments, private companies and hospitals to contain it, the extent to which COVID-19 will continue to impact the Company’s businesses, sales and operating results will depend on future developments.

Revisions

The Company determined that previously issued consolidated financial statements for the years ended December 31, 2021 and 2020 contained in the Company’s registration statement on Form F-1 filed on July 1, 2022 should be amended to correctly include the disclosure of contract balances, the disclosure of advances from customers and the disclosure of restricted amounts of retained earnings and net income. These revisions had no impact on the Company’s net income or financial position.

The Company evaluated these revisions in compliance with ASC 250-10-20 (definition in glossary) and ASC 250-10-45-22 to 45-28 as well as SAB 99, and concluded that the error in previously issued financial statements was immaterial, both quantitatively and qualitatively. Correcting the immaterial error was referred as to as “revisions” of prior period financial statements. As the effect of the error corrections on the prior periods was immaterial, column headings of “restatements” were not required.

Revisions	Summary
1. Note 2 – Significant Accounting Policies: Contract Balances	Information for the contract balances is presented
2. Note 13 – Advances From Customers	The nature of the advances from customers is added
3. Note 17 – Equity	The restricted amounts of retained earnings and net income is clarified

Recent accounting pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This amends guidelines on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current U.S. GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which amended the effective date of ASU 2016-13. Early adoption is permitted. Although the Company adopted the guidance, there were no impacts on the consolidated financial statements for the Company’s two fiscal years ended on December 31, 2021 and 2020, since the Company did not have any assets held at amortized cost basis or available-for-sale debt securities, and the Company did not identify any past events, current economic conditions and reasonable forecasts of future economic conditions that would impair the collectability of accounts receivable, as of December 31, 2021 and 2020.

In August 2017, the FASB amended the existing accounting guidance for hedge accounting. The amendments require expanded hedge accounting for both non-financial and financial risk components and refine the measurement of hedge results to better reflect an entity’s hedging strategies. The new guidance also amends the presentation and disclosure requirements and changes how entities assess hedge effectiveness. The new guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018 with early adoption permitted. The new guidance must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date. The Company adopted the amendment on January 1, 2020 by using the modified retrospective method. The adoption had no impact on the Company’s financial position, the results of operations and statement of cash flows for the year ended December31, 2021 and 2020.

In March 2018, the FASB issued ASU 2018-05, “Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118,” which amends the FASB ASC and XBRL Taxonomy based on the Tax Cuts and Jobs Act, or the Act, that was signed into law on December 22, 2017 and Staff Accounting Bulletin No. 118 that was released by the SEC. The Act changes numerous provisions that impact U.S. corporate tax rates, business-related exclusions, and deductions and credits and may additionally have international tax consequences for many companies that operate internationally. The Company adopted the amendment on January 1, 2020 by using the modified retrospective method. The adoption had no impact on the Company’s financial position, the results of operations and statement of cash flows for the year ended December31, 2021 and 2020.

The Company does not believe other recently issued but not yet effective accounting statements, if adopted, would have a material effect on the Company’s consolidated balance sheets, statements of comprehensive income (loss) and statements of cash flows.

F-15

NOTE 3 – CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Cash on hand	$2,404	$2,965
Deposits with banks	1,211,585	590,557
Total cash and cash equivalents	$1,213,989	$593,522

As of December 31, 2021, we have a total of $1.21million in cash and cash equivalents, wholly held inside the PRC and as of December 31, 2020, we have a total of $0.60 million in cash and cash equivalents, which is wholly held inside China (Mainland). Cash balances in bank accounts in the PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

NOTE 4 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Accounts receivable, gross	$1,934,150	$3,975,604
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$1,934,150	$3,975,604

The aging of the account receivables balance of year ended December 31, 2021 is within one year. Since the balance that is within one year arose from the customers with long-term customers, management believes the balances of accounts receivable will be collected in full and the Company recorded no allowance for doubtful accounts as of December 31, 2021 and 2020.

The revenue contracts of the Company have been signed for a long time (generally 1-3 years), and the cooperative customers are basically hospitals and other institutions with good reputations for timely payment. Therefore, generally, the accounts receivable will be recovered within the contract period, and there have been no historical bad debts, so the Company has no bad debt allowance. As of December 31 2021, and 2020, the Company determined that all accounts receivable were collectible.

NOTE 5 – INVENTORIES

Inventories are primarily spare parts of the medical equipment and maintenance tools. Cost of inventories is based on purchase costs. Inventories are stated at the lower of cost or net realizable value. Net realizable value represents the anticipated selling price, net of distribution cost, less estimated costs to completion for work in progress.

Inventories as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Finished goods	$54,257	$484,572
Less: Provision for diminution in value of inventories	-	-
Total inventories, net	$54,257	$484,572

For the years ended December 31, 2021 and 2020, the Company recorded no impairment provision of inventories for lower of cost or net realizable value, respectively.

F-16

NOTE 6 – ADVANCES TO SUPPLIERS, DEPOSITS AND OTHER CURRENT ASSETS

Advances to suppliers, deposits and other current assets as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Advances to suppliers	$39,408	$1,246,929
Other receivables	57,497	197,999
Short-term deferred expenses	606	-
Total advances to suppliers, deposits and other current assets	$97,511	$1,444,928

NOTE 7 – EQUIPMENT, VEHICLES AND APPLIANCES, NET

Equipment, vehicles and appliances consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Total Equipment, vehicles and appliances, at cost	$2,731,889	$2,669,421
Less: accumulated depreciation	(2,295,067)	(2,017,682)
Equipment, vehicles and appliances, net	$436,822	$651,739

As of December 31, 2021 and 2020, there was not any pledged equipment, vehicles or appliances. The Company recorded depreciation expense of $227,610 and $342,450 during the years ended December 31, 2021 and 2020, respectively. For the years ended December 31, 2021 and 2020, the Company recorded no impairment losses for equipment, vehicles or appliances. For the years ended December 31, 2021 and 2020, the Company recorded no disposal of equipment, vehicles or appliances.

NOTE 8 – INTANGIBLE ASSETS, NET

Intangible assets consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Software copyright	$330,382	$-
Less: accumulated amortization	(16,519)	-
Intangible assets, net	$313,863	$-

The Company purchased a software copyright used for operation management during the year ended December 31, 2021. The software copyright was initially recorded at cost and amortized on a straight-line basis over the estimated economic useful life of ten years.

As of December 31, 2021, and 2020, there were no any pledged intangible assets to secure bank loans. The Company recorded amortization expense against intangible assets of $16,519 during the fiscal years ended December 31, 2021. For the years ended December 31, 2021 and 2020, the Company recorded no impairment losses for intangible assets. For the years ended December 31, 2021 and 2020, the Company recorded no disposal of intangible assets.

Estimated future Intangible amortization expense is as follows as of December 31, 2021:

As of December 31, 2021
2022	$32,671
2023	32,671
2024	32,671
2025	32,671
2026	32,671
Beyond 2026	150,508

F-17

NOTE 9 – OPERATING LEASE RIGHT-OF-USE ASSETS, NET

Operating lease right-of-use assets, net was as follows as of December 31, 2021 and 2020:

	As of December 31, 2020	Increase	(Decrease)	Exchange Rate Translation	As of December 31, 2021
Office	$74,998	$-	$-	$1,755	$76,753
Warehouse	69,802	-	-	1,634	71,436
Total right-of-use assets, at cost	144,800	-	-	3,389	148,189
Less: accumulated amortization	(36,589)	(51,132)	-	(1,431)	(89,152)
Right-of-use assets, net	$108,211	$(51,132)	$-	$1,958	$59,037

	As of December 31, 2019	Increase	(Decrease)	Exchange Rate Translation	As of December 31, 2020
Office	$181,133	$-	$(110,987)	$4,852	$74,998
Warehouse	107,723	66,064	(107,723)	3,738	69,802
Total right-of-use assets, at cost	288,856	66,064	(218,710)	8,590	144,800
Less: accumulated amortization	(151,232)	(102,911)	221,315	(3,761)	(36,589)
Right-of-use assets, net	$137,624	$(36,847)	$2,605	$4,829	$108,211

The Company recognized amortization for the Office Operating Lease Right-of-Use Assets of $16,629 and $48,842 as of December 31, 2021 and 2020. The Company recognized amortization for the Warehouse Operating Lease Right-of-Use Assets of $34,503 and $54,069 as of December 31, 2021 and 2020.

NOTE 10 – SHORT-TERM BANK LOANS

	2021	2020
Short-term bank loans	$423,483	$2,260,696
Total	$423,483	$2,260,696

Short-term loans represent the principal to be collected on loans provided by banks in the PRC to the company.

During the year ended December 31, 2020, the Company fully repaid the outstanding bank loans in the principal of $609,217 of the year ended December 31, 2019 and entered into credit facility agreements with multiple banks in PRC and a mortgage loan agreement with China's Industrial Bank, for a total of short-term bank loans in the aggregate principal amount of $2,857,516. The terms of loans were for one-year and with fixed annual interest rates ranging from 5% to 10%. Among the bank loans that arose during the year ended December 31, 2020, the principal amount of $717,887 was repaid and the principal amount of $2,260,696 was outstanding.

F-18

During the year ended December 31, 2021, the Company partly repaid the outstanding bank loans in the principal amount of $2,287,885 of the year ended December 31, 2020, and entered into a mortgage loan agreement with China's Industrial Bank for a short-term bank loan in the principal amount of $418,776. The term of the loan is of one-year with an annual interest rate of 4.85%. Among the bank loans that arose during the year ended December 31, 2021, principal amount of $423,483 was outstanding.

The mortgage loans with China's Industrial Bank arose during the years ending December 31, 2021 and 2020 were both secured by property owned by Mr. Zhenyu Zheng, which property is located in Taijiang District, Fuzhou Fujian and the property is valued at RMB6.6 million (approximately $1.03million) as of December 31, 2021.

NOTE 11 – LONG-TERM BANK LOANS

During the year ended December 31, 2020, Fuzhou Yukai entered into an agreement with WeBank for a credit facility of up to RMB1.9 million (approximately $298,006) for daily operation purposes with a floating interest rate determined based on the latest one-year loan prime rate (LPR) published by the National Interbank Funding Centre one working day before the signing of such agreement ranging approximately between 7%-11%. During the year ended December 31, 2020, $260,421 was drawn down from this facility and as of December 31, 2020, an aggregated principal of $252,227 was outstanding, among which, $137,578 matured in the year end December 31, 2021.

During the year ended December 31, 2021, Fuzhou Yukai increased its credit limit of the WeBank credit facility agreement from RMB1.9 million to RMB2.16 million (approximately $338,786). During the year ended December 31, 2021, and $197,858 was drawn down from such facility and as of December 31, 2021, an aggregate in principal of $256,642 was outstanding, among which $217,372 will mature in the year end December 31, 2022

	2021	2020
Current maturities of long-term bank loans	$217,372	$137,578
Long-term portion of long-term bank loans	39,270	114,649
Total long-term bank loans	$256,642	$252,227

NOTE 12 – ACCOUNTS PAYABLE

Accounts payable were as follows as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Account payable to the suppliers	$482,787	$2,573,789
Total accounts payable	$482,787	$2,573,789

NOTE 13 – ADVANCES FROM CUSTOMERS

Advances from customers were as follows as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Advances from customers	$131,929	$116,049
Total Advances from customers	$131,929	$116,049

Advances from customers refer to the consideration that has been received from customers before satisfying a performance obligation or in excess of amounts allocated to a previously satisfied performance obligation.

F-19

NOTE 14 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following is a summary of accrued expenses and other current liabilities as of December 31, 2021 and 2020:

	2021	2020
Salary and welfare payables	$103,891	$146,824
Other payables	245,285	475,207
Other current liabilities	272	531
Total	$349,448	$622,562

Other payables are primarily comprised of outstanding amounts arising from operating funds support from suppliers with whom the Company has a good relationship.

NOTE 15 – OPERATING LEASE LIABILITIES

Operating lease liabilities as of December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Operating lease liabilities - Office	$23,028	$37,356
Operating lease liabilities - Warehouse	33,723	67,046
Total operating lease liabilities	$56,751	$104,402

Analyzed for reporting purposes as:

	December 31, 2021	December 31, 2020
Long-term portion of operating lease liabilities	$6,961	$55,454
Current maturities of operating lease liabilities	49,790	48,948
Total operating lease liabilities	$56,751	$104,402

The operating lease liabilities are the net present value of the remaining lease payments as of December 31, 2021 and 2020.

The incremental borrowing rate used for operating leases - Office and operating leases - Warehouse were both 5.54%. The weighted average remaining lease terms for operating leases was 1.13 years and 2.11 years as of December 31, 2021 and 2020.

For the years ended December 31, 2021 and 2020, the lease expenses for the Operating Lease Right-of-Use Assets were $55,571 and $107,235, respectively.

i.	The Office contains Office-1 and Office-2. The lease agreement for Office-1 was entered into on October 1, 2018, and will expire on May 31, 2023. The lease installments were paid monthly and the remaining lease payments were discounted using the incremental borrowing rate of 5.54%. As of December 31, 2021, the Company has paid $62,581 to the lessor.

ii.	The lease agreement of Office-2 was entered into on Aug 17, 2018 and expired on Aug 17, 2020.

iii.	The Warehouse contains Warehouse -1 and Warehouse -2. The lease agreement for Warehouse-1 was entered on December 1, 2020, and will expire on November 30, 2022. The lease installments were paid monthly and the remaining lease payments were discounted using the incremental borrowing rate of 5.54%. As of December 31, 2021, the Company has paid $40,780 to the lessor.

F-20

iv.	The lease agreement of Factory -2 was entered into on December 1, 2018, and expired on November 30, 2020.

Maturity analysis of operating lease liabilities as of December 31, 2021 is as follows:

As of December 31, 2021	Office-1	Factory-1	Total undiscounted cash flows
Rent term	1/10/2018-31/5/2023	1/12/2020-30/11/2022
remaining lease terms (years)	1.41	0.92
Discounting Rate(%)	5.54	5.54
One year	$16,939	$34,506	$51,445
Two years	7,058		7,058
Three years			-
Four years
Five years		-	-
Beyond five years			-
Total undiscounted cash flows	$23,997	$34,506	$58,503
Total financing lease liabilities	23,028	33,723	56,751
Difference between undiscounted cash flows and discounted cash flows	969	783	1,752

NOTE 16 – TAXES

YUKAI is registered in the Cayman Islands. YUKAI generated substantially all of its income/ (loss) from its PRC operations for the years ended December 31, 2021 and 2020.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

PRC

Income Tax

On March 16, 2007, the National People’s Congress of PRC enacted an Enterprise Income Tax Law (“EIT Law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax (“EIT”) at a uniform rate of 25%. The EIT Law became effective on January 1, 2008. 25% tax rates apply to all the PRC operation subsidiaries in the Company.

The provision for income tax for the years ended December 31, 2021 and 2020, consisted of the following:

	2021	2020
Current income tax provision	$-	$-
Deferred income tax provision	302,538	4,789
Total	$302,538	$4,789

F-21

The following table sets forth reconciliation between the statutory EIT rate and the effective tax for the years ended December 31, 2021 and 2020, respectively:

	2021	2020
Provision for income taxes at statutory tax rate in the PRC	$300,978	$3,397
Effect of income for which no income tax is chargeable	-	-
Effect of expense for which no income tax is deductible	1,560	1,392
Reversal of deficit
Effective tax	$302,538	$4,789

The significant components of deferred tax assets as of December 31, 2021 and 2020 were as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets	$114,997	$411,310
Total	$114,997	$411,310

Value Added Tax (“VAT”)

Business tax changed to VAT in China since May 1, 2016. The Company’s service revenue is subject to a VAT rate of 6% and revenue of selling or importing goods is subject to a VAT 13% and 9% since April 1, 2019 respectively.

When the Company recognizes revenue every month, the output tax will be estimated and accrued at the same time and credited to the output tax account to be transferred. When the Company issues an actual invoice, the output tax to be transferred will be transferred to the credit of output tax.

Taxes payable

The Company’s taxes payable as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Income tax payable	$-	$-
VAT payable	117,533	37,577
Other tax payables	16,636	4,362
Total	$134,169	$41,939

NOTE 17 - EQUITY

Ordinary Shares and Additional Paid In Capital

Upon the Reorganization event described in Note 1, YUKAI issued 50,000 ordinary shares with par value of $1 to exchange for the ownership in Fuzhou Yukai from the former shareholders to Fujian Yukai.

During the years ended December 31, 2021 and 2020, Fuzhou Yukai received capital contributions of $1,246,928 and $217,674, respectively, from its shareholders, which were recorded as additional paid in capital as a result of business combination under common control, and thus, for the years ended December 31, 2021 and 2020, the Company's additional paid-in capital increased by $1,246,928 and $217,674, respectively, at consolidated level.

In May 2022, YUKAI subdivided its 50,000 ordinary shares into 100,000,000 ordinary shares. The authorized ordinary shares became 100,000,000 shares and the par value changed from US$1 to US$0.0005. On the same day, the shareholders surrendered a total of 88,000,000 shares to YUKAI for no consideration after completion of the share subdivision. As a result of the foregoing, YUKAI has 12,000,000 ordinary shares issued and outstanding as of the date of the prospectus.

F-22

The Reorganization has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the accompanying financial statements of the Company.

Statutory Reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Net income after taxation can be made up for the cumulative prior years’ losses, if any before allocated to the “Statutory reserve”. Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the board of directors of the Company. As of December 31, 2021 and 2020, no amount of retained earnings or net income were restricted, as no net income after taxation was allocated to the Statutory reserve, due to the cumulative prior years’ losses.

Dividends

Dividends declared by the Company are based on the distributable profits as reported in its statutory financial statements reported in accordance with PRC GAAP, which may differ from the results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP. The Company’s ability to pay dividends is primarily from cash received from its operating activities in the PRC. For the years ended December 31, 2021 and 2020, there was no Company dividend declared.

NOTE 18 – OPERATING EXPENSES

Operating expenses consisted of the following:

	December 31, 2021	December 31, 2021
Sales and marketing expenses
Employee benefit expenses	$45,072	$29,062
Transportation fees	13,561	2,037
Business promotion fees	4,697	-
	$63,330	$31,099
General and administrative expenses
Employee benefit expenses	$170,325	$156,984
Employee welfare expenses	3,337	4,245
Staff training expenses	2,856	2,651
Labor union expenditure	149	139
Security Fund for the disabled	7,338	6,770
Housing Provident Fund	25,049	30,243
Rental expenses of short-term operating leases	53,976	30,606
Lease expenses of the operating lease right-of-use assets	55,571	107,235
Depreciation expenses	227,610	342,450
Property management fee and energy charge	13,899	13,847
Business tax expense	77,479	58,285
Insurance fees	113,955	56,921
Amortization expenses of intangible assets	16,335	-
Business trips expense	24,361	35,595
Vehicle fees	26,608	18,908
Daily expenses	17,191	6,009
Entertainment expense	15,598	13,922
Consulting fees	58,933	-
Other	3,945	26,643
	$914,515	$911,453

F-23

NOTE 19 – SEGMENT INFORMATION

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Because the Company’s operating facilities and long-lived assets are all substantially located in the PRC, and the Company’s two streams of revenue are all substantially generated in the PRC, although the Company sells its products across different geographic regions, based on management’s assessment, the Company has determined that it has only one operating segment as defined by ASC 280.

NOTE 20 – CUSTOMER AND SUPPLIER CONCENTRATION

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchase.

The Company’s sales are made to customers that are located primarily in China. For the years ended December 31, 2021 and 2020, individual customer or supplier accounted for more than 10% of the Company’s total revenues or purchases were as follows:

Significant customers	As for December 31, 2021
	Amount	%
Xiamen C&D Hitek Co., Ltd.	$2,776,762	28.8
Fuzhou No. 2 Hospital	1,898,979	19.7
China Resources (Fuzhou) Medical Equipment Co., Ltd.	1,763,958	18.3

Significant suppliers	As for December 31, 2021
	Amount	%
Guangzhou Zhiheng Medical Devices Repairing Service Co., Ltd.	$2,386,323	42.4
Shanghai Yingtai Medical Equipment Co., Ltd.	1,481,672	26.3

Significant customers	As for December 31, 2020
	Amount	%
China Resources (Fuzhou) Medical Equipment Co., Ltd.	$2,070,558	25.6
Fuzhou No. 2 Hospital	1,128,401	13.9
Xiamen C&D Hitek Co., Ltd.	805,717	10.0

F-24

Significant suppliers	As for December 31, 2020
	Amount	%
Fuzhou Tengjian Medical Instrument Co., Ltd.	$2,014,349	36.7
Shanghai Bangyuan Medical Technology Service Center.	913,825	16.6

As of December 31, 2021, and 2020, individual customers or suppliers accounted for more than 10% of the total outstanding accounts receivable or accounts payable balances were as follows:

Significant outstanding accounts receivables	As for December 31, 2021
	Amount	%
Customer A	$1,105,049	57.1
Customer B	301,949	15.6

Significant outstanding accounts payables	As for December 31, 2021
	Amount	%
Supplier A	$144,285	29.9
Supplier B	67,412	14.0
Supplier C	62,346	12.9

Significant outstanding accounts receivables	As for December 31, 2020
	Amount	%
Customer C	$1,020,149	25.7
Customer D	488,017	12.3
Customer E	476,253	12.0
Customer A	416,692	10.5

Significant outstanding accounts payables	As for December 31, 2020
	Amount	%
Supplier D	$1,337,109	52.0
Supplier E	505,218	19.6

NOTE 21 – RELATED PARTY BALANCES AND TRANSACTIONS

During the fiscal years ended December 31, 2021 and 2020, the Company obtained loans from its shareholders and entered into daily current transactions with related parties, providing working capital to or receiving working capital from them.

Details of related party transactions and balances during the years ended December 31, 2021 and 2020 are as follows:

	December 31, 2020	Provided	Received Repayment	Exchange Rate Translation	December 31, 2021
Amounts due from related parties
Yukai Medical	$-	$21,513	$(776)	$233	$20,970
Yukai Medical Equipment	-	23,079	-	260	23,339
Fujian Yukai Medical Equipment	42,269	103,003	(145,781)	509	-
Total amounts due from related parties	$42,269	$147,595	$(146,557)	$1,002	$44,309

	December 31, 2019	Provided	Received Repayment	Exchange Rate Translation	December 31, 2020
Amounts due from related parties
Fujian Yukai Medical Equipment	$-	$41,920	$(1,915)	$2,264	$42,269
Fujian Yukai Medica lnvestment	47,305	42,649	(90,517)	563	-
Total amounts due from related parties	$47,305	$84,569	$(92,432)	$2,827	$42,269

During the fiscal year ended December 31, 2021, Fuzhou Yukai provided an unsecured, interest-free and due-on-demand advance of $ 21,513 to Yukai Medical, a former shareholder of Fuzhou Yukai before the reorganization and Fuzhou Yukai received repayment of $776 from Yukai Medical. As of December 31, 2021, Fuzhou Yukai had outstanding amounts of $20,970 due from Yukai Medical after considering the exchange rate fluctuation of $233.

During the fiscal year ended December 31, 2021, Fuzhou Yukai provided an unsecured, interest-free and due-on-demand advance of $23,079 to Yukai Medical Equipment. During the fiscal year ended December 31, 2020, Fuzhou Yukai did not enter into any current transactions with Yukai Medical Equipment. As of December 31, 2021 and 2020, Fuzhou Yukai had outstanding amounts of $23,339 and $0 due from Yukai Medical Equipment after considering the exchange rate fluctuation of $260 and $0, respectively.

During the fiscal years ended December 31, 2021 and 2020, Fuzhou Yukai provided unsecured, interest-free and due-on-demand advances of $103,003 and $41,920, respectively, to Fujian Yukai Medical Equipment. During the fiscal years ended December 31, 2021 and 2020, Fuzhou Yukai received repayment of $145,781 and $1,915, respectively, from Fujian Yukai Medical Equipment. As of the years ended December 31, 2021 and 2020 Fuzhou Yukai had $0 and $42,269 outstanding amounts due from Fujian Yukai Medical Equipment, after considering the exchange rate fluctuation of $509 and $2,264, respectively.

As of the fiscal year ended December 31, 2019, Fuzhou Yukai had $47,305 due from Fujian Yukai Medical Investment. During the fiscal year ended December 31, 2020, Fuzhou Yukai provided a unsecured, interest-free and due-on-demand advance of $42,649 to Fujian Yukai Medical Investment and received repayment of $90,517 from Fujian Yukai Medical Investment. As of December 31, 2020, Fuzhou Yukai had no outstanding amounts due from Fujian Yukai Medical Investment after considering the exchange rate fluctuation of $563. During the fiscal year ended December 31, 2021, Fujian Yukai did not enter into any current transactions with Fujian Yukai Medical Investment and as of December 31, 2021, Fujian Yukai had no outstanding amounts due from Fujian Yukai Medical Investment.

	December 31, 2020	Borrowed	Repaid	Exchange Rate Translation	December 31, 2021
Amounts due to related parties
Zhenyu Zheng	$1,859,067	$913,552	$(2,541,757)	$25,205	$256,067
Fujian Yukai Medical Equipment	-	98,893		1,112	100,005
Total amounts due to related parties	$1,859,067	$1,012,445	$(2,541,757)	$26,317	$356,072

	December 31, 2019	Borrowed	Repaid	Exchange Rate Translation	December 31, 2020
Amounts due to related parties
Zhenyu Zheng	$1,953,384	$437,330	$(654,468)	$122,821	$1,859,067
Yukai Medical	-	446,759	(446,759)	-	-
Total amounts due to related parties	$1,953,384	$884,089	$(1,101,227)	$122,821	$1,859,067

Mr. Zhenyu Zheng, YUKAI’s Chief Executive Officer, chairman of the board of directors and shareholder, made unsecured, interest-free and due-on-demand loans to the Company for working capital purposes during the fiscal years ended December 31, 2021 and 2020 and the Company made repayments to Mr. Zhenyu Zheng periodically. During the fiscal years ended December 31, 2021 and 2020, the Company borrowed an aggregate of $913,552 and $437,330, from Mr. Zheng, respectively. During the fiscal years ended December 31, 2021 and 2020, the Company repaid an aggregate of $2,541,757 and $654,468 to Mr. Zheng, respectively. As of December 31, 2021, and 2020, the Company had $256,067 and $1,859,067 outstanding loans payable to Mr. Zheng after considering the exchange rate fluctuation of $25,205 and $122,821, respectively.

During the fiscal years ended December 31, 2020, Fuzhou Yukai obtained unsecured, interest-free and due-on-demand loan of $446,759 from Yukai Medical for daily operation purpose and made repayment of $446,759 to Yukai Medical. As of December 31, 2020, Fuzhou Yukai had no outstanding amount due to Yukai Medical.

During the fiscal years ended December 31, 2021, Fuzhou Yukai borrowed a unsecured, interest-free and due-on-demand advance of $98,893 from Fujian Yukai Medical Equipment for daily operation purpose. As of December 31, 2021, Fuzhou Yukai had outstanding amounts of $100,005, due to Fujian Yukai Medical Equipment after considering the exchange rate fluctuation of $1,112.

F-25

During the fiscal years ended December 31, 2021 and 2020, Yukai Medical, a former shareholder of Fuzhou Yukai before the reorganization, provided unsecured, interest-free and due-on-demand loans to us for working capital purposes and Fuzhou Yukai made repayments to Yukai Medical periodically. During the fiscal years ended December 31, 2021 and 2020, the Company borrowed an aggregate of $0 and $446,759 from Yukai Medical. As of December 31, 2021, and 2020, Fuzhou Yukai had no outstanding loans payable to Yukai Medical.

	December 31, 2020	Borrowed	Repaid	Exchange Rate Translation	December 31, 2021
Outstanding loans payable to shareholders - Zhenyu Zheng	$1,859,067	$913,552	$(2,541,757)	$25,205	$256,067

Outstanding loans payable to related party - Yukai Medical	-	$141,670	$(40,005)	$(1,660)	$100,005
Amount due to related parties	$1,859,067	$1,055,222	$2,581,762	$23,545	$356,072

	December 31, 2019	Borrowed	Repaid	Exchange Rate Translation	December 31, 2020
Outstanding loans payable to shareholders
- Zhenyu Zheng	$1,953,384	$437,330	$(654,468)	$122,821	$1,859,067
-Yukai Medical	-	446,759	(446,759)	-	-
Total outstanding loans payable shareholders	$1,953,384	$884,089	$(1,101,227)	$122,821	$1,859,067

Current transactions with related parties

During the fiscal years ended December 31, 2021 and 2020, Fuzhou Yukai provided working capital to or received working capital from Yukai Medical, Yukai Medical Equipment, Fujian Yukai Medical Equipment and Fujian Yukai Medical Investment as needed. These advances were unsecured, interest free and due upon demand.

During the fiscal year ended December 31, 2021, Fuzhou Yukai provided a net amount of $20,737 to Yukai Medical. During the fiscal years ended December 31, 2020, Fuzhou Yukai did not enter into any current transactions with Yukai Medical. As of December 31, 2021 and 2020, Fuzhou Yukai had outstanding amounts of $20,970 and $0 due from Yukai Medical, respectively.

During the fiscal year ended December 31, 2021, Fuzhou Yukai provided a net amount of $23,079 to Yukai Medical Equipment. During the fiscal years ended December 31, 2020, Fuzhou Yukai did not enter into any current transactions with Yukai Medical Equipment. As of December 31, 2021 and 2020, Fuzhou Yukai had outstanding amounts of $23,339 and $0 due from Yukai Medical Equipment, respectively.

During the fiscal years ended December 31, 2021, Fuzhou Yukai borrowed a net amount of $141,670 from, and provided a net amount of $40,005 to Fujian Yukai Medical Equipment. As of December 31, 2021, Fuzhou Yukai had outstanding amounts of $100,005, due to, and $42,269 due from, Fujian Yukai Medical Equipment.

As of the fiscal year ended December 31, 2019, Fuzhou Yukai had $47,305 due from Fujian Yukai Medical Investment. During the fiscal year ended December 31, 2020, Fuzhou Yukai received repayment of the outstanding amount of $47,305 due from Fujian Yukai Medical Investment, and, as of December 31, 2020, Fuzhou Yukai had no outstanding amounts due from Fujian Yukai Medical Investment. During the fiscal year ended December 31, 2021, Fujian Yukai did not enter into any current transactions with Fujian Yukai Medical Investment and as of December 31, 2021, Fujian Yukai had no outstanding amounts due from or to Fujian Yukai Medical Investment.

F-26

Amounts due from related parties

December 31, 2021 and 2020, amounts due from related parties amounted to $44,309 and $42,269, respectively.

	December 31, 2021	December 31, 2020
Amounts due from related parties
Yukai Medical	$20,970	$-
Yukai Medical Equipment	23,339	-
Fujian Yukai Medical Equipment	-	42,269
Total amounts due from related parties	$44,309	$42,269

Amounts due to related parties

As of December 31, 2021, and 2020, amounts due to related parties amounted to $356,072 and $1,859,067, respectively.

	December 31, 2021	December 31, 2020
Amounts due to related parties
- Zhenyu Zheng	$256,067	$1,859,067
-Fujian Yukai Medical Equipment	100,005	-
Total amounts due to related parties	$356,072	$1,859,067

NOTE 22 - SUBSEQUENT EVENTS

In May 2022, the Company subdivided its 50,000 ordinary shares into 100,000,000 ordinary shares. The authorized ordinary shares became 100,000,000 shares and the par value changed from US$1 to US$0.0005. On the same day, the existing shareholders surrendered a total of 88,000,000 ordinary shares to the Company for no consideration and the Company cancelled those 88,000,000 ordinary shares after completion of the share subdivision. As a result, YUKAI has 12,000,000 ordinary shares issued and outstanding as of the date of the prospectus. Accordingly, all share and per share information has been restated to retroactively show the effect of this recapitalization.

Subsequent to the fiscal year ended December 31, 2021, Fuzhou Yukai entered into loan agreements with multiple banks in the PRC for an aggregate amount of $4,109,353, with the terms ranging from 6 to 12 months and interest rates ranging from 3.20%-5.95%, and repaid an aggregate amount of $1,095,999. As of the date of this report, the outstanding principal amount of bank loans was $3,693,479.

Fuzhou Yukai also entered into several factoring contracts with rights of recourse to borrow an aggregate amount of up to $1,764,513 from the commercial factoring enterprises in the PRC through assignments of accounts receivable claims, with borrowing terms ranging from 4 to 12 months and interest rates ranging from 7.00% to 24.00%. As of the date of this report, Fuzhou Yukai repaid an aggregate borrowing amount of $470,537 and the outstanding principal amount of the borrowings as of the date of this report was $1,293,976.

Except as set forth above, the Company did not have any other subsequent events requiring recognition or disclosure in the consolidated financial statements.

NOTE 23 – CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The following is the condensed financial information of YUKAI on a parent company only basis.

F-27

YUKAI Health Group Limited

Condensed Balance Sheets

As of December 31, 2021 and 2020

	As of December 31,
	2021	2020
ASSETS
Prepayments, deposits and other current assets	$86,458	$50,000
Investment in subsidiaries	2,028,188	(168,576)
Total assets	$2,114,646	$(118,576)

LIABILITIES AND SHAREHOLDERS’ EQUITY

Amounts due to related parties	36,992	-
Total liabilities	$36,992	$-

SHAREHOLDERS’ EQUITY
Ordinary shares, $ 0.0005 par value, 100,000,000 shares authorized; 12,000,000 shares issued as of December 31, 2021	6,000	6,000
Additional paid-in capital	3,012,120	1,765,192
Retained earnings	(1,090,736)	(2,026,560)
Accumulated other comprehensive loss	150,270	136,792
Total equity of the Company’s shareholders	2,077,654	(118,576)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,114,646	$(118,576)

F-28

YUKAI Health Group Limited

Condensed Statements of Operations and Other Comprehensive Income

For the Years Ended December 31, 2021 and 2020

	As of December 31
	2021	2020
Share of net income of subsidiaries	$936,358	$7,743

Net income	$935,824	$7,743
Other comprehensive income (loss):
Foreign currency translation adjustment, net of nil tax	$13,478	$(7,326)

Total comprehensive income	$949,302	$417

(a) Basis of Presentation

Condensed financial information is used for the presentation of YUKAI, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries.

The parent company records its investment in its subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as “Investment in subsidiaries” and their respective profit or loss as “Share of profit in subsidiaries” on the condensed statements of income. Equity method accounting ceases when the carrying amount of the investment, including any additional financial support, in a subsidiary is reduced to zero unless the parent company has guaranteed obligations of the subsidiary or is otherwise committed to provide further financial support. If the subsidiary subsequently reports net income, the parent company shall resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

The parent company’s condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

F-29

4,000,000 Ordinary Shares

YUKAI Health Group Limited

PROSPECTUS

   , 2022

Until     , 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default, or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing secretary, or any of our officers in respect of any matter identified in above on condition that the secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser Ordinary Shares	Date of Issuance	Number of Securities	Consideration
ZhenYu Investment Holdings Limited	October 19, 2021	26,500	$26,500
ZWY Investment Ltd	October 19, 2021	3,250	$3,250
ChenJi Investment Group Limited	October 19, 2021	3,250	$3,250
CMX Investment Group Limited	October 19, 2021	3,250	$3,250
ZTCHEN Investment Limited	October 19, 2021	3,250	$3,250
Super Wise International Holdings Limited	October 19, 2021	3,250	$3,250
QiuRan Medical Investment Co., Ltd	October 19, 2021	2,750	$2,750
CXYI Medical Investment Co., Ltd	October 19, 2021	2,500	$2,500
XLING Investment Holdings Limited	October 19, 2021	2,000	$2,000

In May 2022, each of our authorized and issued ordinary shares of par value $1 each was subdivided into 2,000 ordinary shares of par value $0.0005 each (the “Subdivision”), and following the Subdivision, we had an aggregate of 100,000,000 ordinary shares with a par value of $0.0005 authorized and outstanding. Following the Subdivision, the shareholders surrendered a total of 88,000,000 ordinary shares for no consideration (the “Surrender”), with the shareholding ratio among the shareholders remaining unchanged. After the Surrender, we have an aggregate of 12,000,000 ordinary shares with a par value of $0.0005 issued and outstanding as of the date of this prospectus.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fuzhou, Fujian Province, PRC, on September 16, 2022.

YUKAI Health Group Limited

By:	/s/ Zhenyu Zheng
	Name:	Zhenyu Zheng
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhenyu Zheng	Chief Executive Officer and Chairman	September 16, 2022
Zhenyu Zheng	(principal executive officer)

/s/ Liping Ni	Chief Financial Officer	September 16, 2022
Liping Ni	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of YUKAI Health Group Limited, has signed this registration statement or amendment thereto in New York, NY on September 16, 2022.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.

YUKAI Health Group Limited

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant
3.2*	Articles of Association of the Registrant
3.3*	Amended and Restated Memorandum and Articles of Association of the Registrant
3.4*	Amended and Restated Articles of Association of the Registrant
4.1*	Registrant’s Specimen Certificate for Ordinary Shares
5.1*	Opinion of Ogier regarding the validity of the ordinary shares being registered
8.1*	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2***	Opinion of Hunter Taubman Fischer & Li LLC regarding certain U.S. Federal Income Taxation matters
10.1*	English translation of the Office Leasing Contract, dated May 1, 2021, by and between Fuzhou Yukai and certain individuals.
10.2*	English translation of the Warehouse Leasing Contract, dated November 27, 2020 by and between Fuzhou Yukai and an individual
10.3*	English translation of the Office Leasing Contract, dated July 18, by and between Fuzhou Yukai and an individual owner.
10.4*	English Translation of Loan Contract between Fuzhou Yukai and WeBank Co., Ltd., dated March 1, 2021
10.5*	English Translation of Loan Contract between Fuzhou Yukai and WeBank Co., Ltd., dated April 8, 2021
10.6*	English Translation of Loan Contract between Fuzhou Yukai and WeBank Co., Ltd., dated May 27, 2021
10.7*	English Translation of Loan Contract between Fuzhou Yukai and WeBank Co., Ltd., dated June 30, 2021
10.8 *	English Translation of Loan Contract between Fuzhou Yukai and WeBank Co., Ltd., dated July 30, 2021
10.9*	English Translation of Loan Contract between Fuzhou Yukai and WeBank Co., Ltd., dated August 30, 2021
10.10*	English Translation of Contract for Operating Fast Loans between Fuzhou Yukai and Industrial and Commercial Bank of China Limited (Fuzhou Branch), dated April 14, 2022
10.11*	English Translation of Contract for Operating Fast Loans between Fuzhou Yukai and Industrial and Commercial Bank of China Limited (Fuzhou Branch), dated April 14, 2022
10.12*	English Translation of Working Capital Loan Contract between Fuzhou Yukai and Industrial Bank Co., Ltd. dated March 22, 2022
10.13*	English Translation of Factoring Contract for Government Purchase between Fuzhou Yukai and Lvjin (Shenzhen) Commercial Factoring Co., Ltd. dated April 1, 2022
10.14*	English Translation of Contract between Fuzhou Yukai and Xiamen C&D Hitek Co., Ltd. for providing outsourced maintenance service to Mengchao Hepatobiliary Hospital of Fujian Medical University, dated September 1, 2020
10.15*	English Translation of Contract between Fuzhou Yukai and Xiamen C&D Hitek Co., Ltd. for providing outsourced maintenance service to Fuding Hospital, dated October 19, 2020

10.16*	English Translation of Contract between Fuzhou Yukai and Xiamen C&D Hitek Co., Ltd. for providing outsourced maintenance service to the Third Hospital of Xiamen, dated September 17, 2020
10.17*	English Translation of Contract between Fuzhou Yukai and Fuzhou No. 2 Hospital, dated May 13, 2021
10.18*	English Translation of Contract between Fuzhou Yukai and Fuzhou No. 2 Hospital, dated May, 2022
10.19*	English Translation of Contract between Fuzhou Yukai and China Resources (Fuzhou) Medical Equipment Co., Ltd. for providing outsourced maintenance service to Fuqing No.1 Hospital, dated November 13, 2019
10.20*	English Translation of Contract between Fuzhou Yukai and China Resources (Fuzhou) Medical Equipment Co., Ltd. for providing outsourced maintenance service to Longyan No.2 Hospital, dated March 13, 2019
10.21*	English Translation of Contract between Fuzhou Yukai and Xiamen No.5 Hospital, dated February 21, 2020
10.22*	Employment Agreement, by and between the Registrant and Zhenyu Zhang, dated June 29, 2022
10.23*	Employment Agreement, by and between the Registrant and Liping Ni, dated June 29, 2022
10.24**	English Translation of Working Capital Loan Contract between Fuzhou Yukai and Everbright Bank (Fuzhou Branch) dated August 15, 2022
10.25***	English Translation of Working Capital Loan Contract between Fuzhou Yukai and Rural Commercial Bank of Fuzhou dated June 8, 2022
10.26**	English Translation of Working Capital Loan Contract between Fuzhou Yukai and Rural Commercial Bank of Fuzhou dated June 30, 2022
10.27***	English Translation of Factoring Contract for Government Purchase between Fuzhou Yukai and Lvjin (Shenzhen) Commercial Factoring Co., Ltd. dated May 13, 2022
10.28***	English Translation of Factoring Contract for Government Purchase between Fuzhou Yukai and Lvjin (Shenzhen) Commercial Factoring Co., Ltd. dated May 13, 2022
10.29***	English Translation of Factoring Contract for Government Purchase between Fuzhou Yukai and Lvjin (Shenzhen) Commercial Factoring Co., Ltd. dated June 16, 2022
21.1*	List of Subsidiaries
23.1*	Consent of TPS Thayer, LLC
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of AllBright Law Offices (Fuzhou) (included in Exhibit 99.2)
23.4*	Consent of Haiqiao Zhiku (Xiamen) Cultural Development Co., Ltd.
23.5***	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 8.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Code of Business Conduct and Ethics
99.2***	Opinion of AllBright Law Offices (Fuzhou) regarding certain PRC law matters
99.3*	Consent of George Xu
99.4*	Consent of Yuan Yuan
99.5*	Consent of Shenghao Zeng
99.6*	Form of Audit Committee Charter
99.7*	Form of Compensation Committee Charter
99.8*	Form of Nominating and Corporate Governance Committee Charter
107*	Filling Fee Table

*	Previously Filed
**	To be filed by amendments
***	Filed here with